UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under 14a-12

BEAZER HOMES USA, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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Beazer Homes USA, Inc.
1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO THE STOCKHOLDERS OF BEAZER HOMES USA, INC.:
Notice is hereby given that the annual meeting of stockholders of Beazer Homes USA, Inc. will be held at 8:30 a.m., Eastern Time, on Thursday, February 6, 2014 at our principal executive office at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. At this meeting, stockholders will vote on:

1)	The election of the eight nominees to our Board of Directors named in the accompanying Proxy Statement;

2)
The ratification of the selection of Deloitte & Touche LLP by the Audit Committee of our Board of Directors as our independent registered public accounting firm for the fiscal year ending September 30, 2014;

3)	A non-binding advisory vote regarding the compensation paid to the Company's named executive officers, commonly referred to as a “Say on Pay” proposal;

4)	The approval of the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan; and

5)	Any other such business as may properly come before the meeting or any adjournments or postponements thereof.
Our Board of Directors has fixed the close of business on December 13, 2013 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A copy of our annual report to stockholders is being mailed to you together with this notice.
We encourage you to take part in our affairs by voting either in person by written ballot at the meeting or by telephone, Internet or written proxy.

By Order of the Board of Directors,

BRIAN C. BEAZER
Non-Executive Chairman of the Board of Directors
Dated: December 19, 2013

YOUR VOTE IS IMPORTANT.
WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE. YOU MAY ALSO VOTE BY INTERNET OR TELEPHONE BY FOLLOWING INSTRUCTIONS ON THE ENCLOSED PROXY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 6, 2014.
Our Proxy Statement for the 2014 annual meeting of stockholders and our annual report to stockholders for the fiscal year ended September 30, 2013 are available at www.proxyvote.com.
You will need the 12-digit Control Number included on your proxy card or voting instruction form to access these materials.
HOW TO VOTE
You can vote your shares in person by attending the meeting or by completing and returning a proxy by mail or by using the telephone or the Internet. Please refer to the proxy card or voting instruction form included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card. Please see pages 1 and 2 of the accompanying Proxy Statement for more information.
ANNUAL MEETING ADMISSION
Please note that attendance at the meeting is limited to our stockholders or their named representatives. Proof of ownership of our common stock as of the record date and photo identification will be required for admittance to the annual meeting. If you are a registered stockholder, the top portion of your proxy card may serve as proof of ownership. If you are attending on behalf of an entity that is a stockholder, evidence of your employment or association with that entity also will be required.
To obtain directions to attend the annual meeting, please contact our Investor Relations Department at (770) 829-3700.
ELECTRONIC DELIVERY OF PROXY MATERIALS
Instead of receiving copies of our Proxy Statement in the mail, stockholders may elect to receive only an email with a link to future proxy statements, proxy cards and annual reports on the Internet. Receiving your proxy materials online saves us the cost of producing and mailing documents to you and significantly reduces the environmental impact. Stockholders may enroll to receive proxy materials online as follows:
Stockholders of Record. If you are a registered stockholder, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.
Beneficial Holders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.
401(k) Plan Participants. If you are a participant in our 401(k) plan, you may request electronic delivery when voting for this meeting on the Internet at www.proxyvote.com.
HOUSEHOLDING
As permitted by the Securities and Exchange Commission, only one copy of this Proxy Statement and our Annual Report may be delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of our Proxy Statement or Annual Report. We will promptly deliver, upon oral or written request, a separate copy of the Annual Report or Proxy Statement, as applicable, to any stockholder residing at an address to which only one copy was mailed. Stockholders residing at the same address and currently receiving only one copy of our Proxy Statement or Annual Report may contact us to request multiple copies in the future. Stockholders residing at the same address and currently receiving multiple copies may contact us to request that only a single copy of the proxy statement and annual report be mailed in the future. Requests should be directed to our Investor Relations Department by phone at (770) 829-3700 or by mail to Beazer Homes USA, Inc., Attention: Investor Relations, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.

i

BEAZER HOMES USA, INC.
1000 Abernathy Road
Suite 260
Atlanta, Georgia 30328

PROXY STATEMENT

Purpose
This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Beazer Homes USA, Inc., a Delaware corporation (the “Company”), for use at our annual meeting of stockholders to be held on February 6, 2014 and at any adjournments or postponements thereof. Stockholders of record at the close of business on December 13, 2013 are entitled to notice of and to vote at the annual meeting. On December 13, 2013, we had 25,358,677 outstanding shares of common stock. Each share of common stock entitles the holder to one vote with respect to each matter to be considered. The common stock is our only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to stockholders, commencing on or about December 19, 2013, together with our Annual Report to stockholders (which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 (our “2013 Form 10-K”)).
Note Regarding Share-Related Numbers in this Proxy Statement
On October 11, 2012, we effected a 1-for-5 reverse stock split of our common stock (the “Reverse Stock Split”). All share amounts, per share amounts and share prices reflected throughout this Proxy Statement have been adjusted to reflect the Reverse Stock Split, unless otherwise noted.
Voting Instructions
General
Shares represented by a proxy will be voted in the manner directed by the stockholder. If no direction is made, except as discussed below regarding broker non-votes, the completed proxy will be voted:
1.    FOR the election of the eight nominees to our Board of Directors named in this Proxy Statement;
2.    FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2014;
3.    FOR the approval of the compensation paid to our named executive officers (the “Say on Pay” proposal);
4.    FOR the approval of the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan; and
5.    In accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the annual meeting.
We have not received notice of any matters to be brought before the meeting other than as specified in the attached notice of meeting.
If you are a stockholder of record as of the close of business on December 13, 2013, you can give a proxy to be voted at the meeting either:
1.    By mailing in the enclosed proxy card;
2.    By submitting a written ballot at the meeting;
3.    Over the telephone by calling a toll-free number; or
4.    By using the Internet.
The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to vote by telephone or by using the Internet, please refer to the instructions on the enclosed proxy card.
If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction form for you to use in directing the broker or nominee on how to vote your shares.
Signature Requirements
If shares are registered in the name of more than one person, each named person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation's name by a duly authorized officer. If a proxy is signed as a trustee, guardian, executor, administrator, under a power of attorney or in any other representative capacity, the signer's full title should be given.
Revocation
A stockholder giving the enclosed proxy may revoke it at any time before the vote is cast at the annual meeting by executing and returning to our Secretary (Kenneth F. Khoury) at our principal executive office or to the official tabulator (Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717) (“Broadridge”), either a written revocation or a proxy bearing a later date, prior to the annual meeting. Any stockholder who attends the annual meeting in person will not be considered to have revoked his or her proxy unless such stockholder affirmatively indicates at the annual meeting his or her intention to vote in person the shares represented by such proxy. In addition, a stockholder may revoke a proxy by submitting a subsequent proxy by Internet or telephone by following the instructions on the enclosed proxy.
Quorum
The presence, in person or represented by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting is required to constitute a quorum. Shares represented by proxies which indicate that the stockholders abstain as to the election of directors or to other proposals will be treated as being present for the purpose of determining the presence of a quorum. Holders of common stock will be entitled to one vote for each share they hold.
Broker Non-Votes
If a broker does not receive instructions from the beneficial owner of shares held in street name for certain types of proposals it must indicate on the proxy that it does not have authority to vote such shares (a “broker non-vote”) as to such proposals. Please note that, under the rules of the New York Stock Exchange (the “NYSE”) that guide how brokers vote your stock, if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to Proposal 1 (the election of directors), Proposal 3 (the advisory “Say on Pay” proposal) or Proposal 4 (the approval of our 2014 Long-Term Incentive Plan).
Accordingly, if your shares are held in street name, we strongly encourage you to provide your broker with voting instructions and exercise your right to vote for these important proposals.

Vote Requirements

Proposal	Vote Required	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of Directors (Proposal 1)	Votes cast FOR exceed votes cast AGAINST	FOR, AGAINST or ABSTAIN	No effect - not treated as a “vote cast”	No	No effect - not treated as a “vote cast”
Ratification of Auditor Appointment (Proposal 2)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable
Non-Binding Advisory Vote on Executive Compensation (Say on Pay) (Proposal 3)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect - not entitled to vote
Approval of 2014 Long-Term Incentive Plan (Proposal 4)	Majority of shares with voting power present in person or represented by proxy	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect - not entitled to vote
No cumulative voting rights are authorized, and dissenters' rights are not applicable to the matters being voted on.
Expenses of Solicitation
Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, our directors, officers and other employees may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. In addition, we have engaged Georgeson Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $20,000 plus costs and expenses incurred by Georgeson Inc. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for costs incurred in connection with this solicitation.

CORPORATE GOVERNANCE
Board of Directors Meetings and Committees
During fiscal year 2013, our Board of Directors had four standing committees: the Audit Committee, the Nominating/Corporate Governance Committee, the Compensation Committee and the Finance Committee. Directors are encouraged to attend the annual meeting of stockholders, but are not required to do so. At the last annual meeting of stockholders, held on February 1, 2013, all directors were in attendance. In fiscal year 2013, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and each committee on which he or she served.
Our Board of Directors held seven meetings during fiscal year 2013. The following table shows the current membership of each committee and the number of meetings held by each committee during fiscal year 2013:

Director	Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee	Finance Committee
Laurent Alpert			Chair	X
Elizabeth S. Acton	X*			Chair
Brian C. Beazer				X
Peter G. Leemputte		X		X
Norma A. Provencio	Chair*	X
Larry T. Solari		Chair	X
Stephen P. Zelnak, Jr.	X*		X
Number of Fiscal Year 2013 Meetings	7	7	3	7

*	Audit Committee Financial Expert as defined by Securities and Exchange Commission regulations.
Committee Responsibilities

•
Audit Committee - Our Audit Committee provides assistance to our Board of Directors in fulfilling its responsibilities related to corporate accounting, auditing and public reporting practices of the Company, the quality and integrity of our financial reports, and our internal controls regarding finance, accounting and financial reporting, legal compliance, risk management and ethics established by management and our Board of Directors. In fulfilling these functions, our Audit Committee reviews and makes recommendations to our Board of Directors with respect to certain financial and accounting matters. Our Audit Committee also engages and sets compensation for our independent auditors. Our Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•
Compensation Committee - Our Compensation Committee discharges our Board of Directors' responsibilities relating to the compensation of our executives and directors. More specifically, this Committee establishes and administers cash-based and equity-based compensation programs for directors and executive management, which includes our named executive officers. This Committee also reviews and recommends to our Board of Directors the inclusion of the Compensation Discussion and Analysis that begins on page 17 of this Proxy Statement.

•
Nominating/Corporate Governance Committee - Our Nominating/Corporate Governance Committee makes recommendations concerning the appropriate size and needs of our Board of Directors, including the annual nomination of directors and review of nominees for new directors. Our Nominating/Corporate Governance Committee also reviews and makes recommendations concerning corporate governance and other policies related to our Board of Directors as well as evaluating the performance of our Board of Directors and its committees.

•
Finance Committee - Our Finance Committee provides assistance to our Board of Directors by reviewing and recommending to the Board of Directors matters concerning corporate finance, including, without limitation, equity and debt financings, acquisitions and divestitures, share repurchases and dividend policy. Our Board of Directors has delegated certain limited authority with respect to these matters to this Committee.

Committee Charters
Our Board of Directors has adopted charters for our Audit, Compensation and Nominating/Corporate Governance Committees designed to comply with the requirements of the listing standards of the NYSE relating to corporate governance matters (the “NYSE Standards”) and applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules of the Securities and Exchange Commission (the “SEC”). The current version of each of these charters, as well as the charter for our Finance Committee, has been posted and is available for public viewing in the Investors section of the our web site at www.beazer.com. In addition, committee charters are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.
Board Leadership Structure
Our Board of Directors believes that separate individuals should hold the positions of Chairman of the Board and Chief Executive Officer. Since the initial public offering of our common stock in 1994 (the “IPO”), our Board of Directors has been led by our Non-Executive Chairman, while management of the Company has been led by our President and Chief Executive Officer. We believe this structure provides for more direct independent oversight of management and more clearly delineates the respective roles of the Board of Directors at the strategic level, and of management at the operational level.
In addition, as described under “— Board Corporate Governance Practices — Director Independence” below, in 2006 our Board of Directors determined that it would be an additional governance best practice to establish a lead independent director position. The lead independent director position is currently held by Larry Solari. Among other functions, our lead independent director chairs the annual meeting of our independent directors, at which our independent directors meet alone (without our Chief Executive Officer or Non-Executive Chairman present). See “— Board Corporate Governance Practices — Executive Sessions of Non-Management Directors.” Our Nominating/Corporate Governance Committee nominates our lead independent director for election by the independent directors.
Board Corporate Governance Practices
Our Board of Directors has adopted a number of measures designed to comply with the requirements of the Sarbanes-Oxley Act, rules and regulations of the SEC interpreting and implementing the Sarbanes-Oxley Act and the NYSE Standards, as well as other measures that our Board of Directors believes are corporate governance best practices. The measures adopted by our Board of Directors that we believe are most significant are described below.
Majority Vote Standard and Director Resignation Policy
Our by-laws and Corporate Governance Guidelines provide a majority voting standard for the election of directors in uncontested elections. Director nominees will be elected if the votes cast for such nominee exceed the number of votes cast against such nominee. In the event that (i) a stockholder proposes a nominee to compete with nominees selected by our Board of Directors, and the stockholder does not withdraw the nomination prior to our mailing the notice of the stockholders meeting, or (ii) one or more directors are nominated by a stockholder pursuant to a solicitation of written consents, then directors will be elected by a plurality vote.
Our Corporate Governance Guidelines provide that our Board of Directors will only nominate candidates who tender their irrevocable resignations, which are effective upon (i) the candidate not receiving the required vote at the next annual meeting at which they face re-election and (ii) our Board of Directors accepting the candidate's resignation. In the event that any director does not receive a majority vote, then our Corporate Governance Guidelines provide that our Nominating/Corporate Governance Committee will act on an expedited basis to determine whether to accept the director's resignation and will submit its recommendation to our Board of Directors. In deciding whether to accept a director's resignation, our Board of Directors and our Nominating/Corporate Governance Committee may consider any factors that they deem relevant. Our Corporate Governance Guidelines also provide that the director whose resignation is under consideration will abstain from the deliberation process. All candidates standing for re-election at the annual meeting have tendered irrevocable resignations.
Matters Relating to Risk Management
Board and Committee Oversight of Risk
Effective risk oversight is a priority of our Board of Directors. Both the full Board of Directors and its committees oversee the various risks we face. Management is responsible for the day-to-day management of our risks and provides periodic reports to the Board of Directors and its committees relating to those risks and risk-mitigation efforts. All committees report on the risk categories they oversee to the full Board of Directors on an as needed basis.

Our Board of Directors has delegated primary responsibility for overseeing our risk management process to the Audit Committee. The Audit Committee oversees our risk identification and mitigation processes and specifically oversees management of our financial, legal, fraud and ethics policies as well as our regulatory compliance risks. This includes regular evaluation of risks related to the Company's financial statements, including internal controls over financial reporting. Members of our management, including our Chief Financial Officer, General Counsel, Compliance Officer and Director of Internal Audit, report to the Audit Committee on a quarterly basis regarding the on-going risk management activities. The Audit Committee also oversees the internal audit function and independent auditors, and meets separately on at least a quarterly basis with the Compliance Officer, Director of Internal Audit and representatives of our independent auditing firm as part of this oversight responsibility.
The Compensation Committee oversees our risks related to compensation programs and philosophy. The Compensation Committee ensures that our compensation programs, including those applicable to our executives, do not encourage excessive risk taking. The Compensation Committee works periodically with its independent compensation consultant to ensure that our executive compensation plans are appropriately balanced and incentivize management to act in the best interest of our stockholders.
The Finance Committee oversees our risks relating to liquidity, capital structure and investments, including land acquisition and development. The Finance Committee, as well as the Board of Directors as a whole, reviews our long-term strategic plans, annual budget, capital commitments, cash needs and funding plans. As with other risks, management is responsible for the day-to-day management of the risks relating to liquidity and investments as well as land acquisition and development, while our Board of Directors takes an oversight role with respect to those risks.
The Nominating/Corporate Governance Committee oversees our Board and committee composition as well as risks relating to governance matters. The Nominating/Corporate Governance Committee oversees our ethics program, including implementation of our Code of Business Conduct and Ethics, and compliance by directors and management with the corporate governance and ethics standards of the Company.
Impact of Compensation Philosophy and Objectives on Risk
We have previously analyzed the compensation plans of employees in positions that could be considered to have the potential to create risks reasonably likely to have a material adverse effect on us, including our executive and senior corporate officers, senior management in our divisions and regional accounting centers, and our divisional sales management and sales force.  We then reviewed the compensation plans of these groups against risk factors established by widely recognized sources.  As described in more detail below under “Compensation Discussion and Analysis,” for fiscal years 2013 and 2014, long-term compensation programs for our named executive officers have been structured such that a greater portion of long-term compensation is linked to our long-term relative and absolute performance. This model of linking long-term compensation to our performance applies not only to our named executive officers, but has also been applied to senior corporate officers, as well as senior management in our divisions and regional accounting centers. We believe that our compensation plans reflect sound risk management practices and do not encourage excessive or inappropriate risk taking.
Director Independence
The NYSE Standards require that our Board of Directors be comprised of a majority of independent directors. The Sarbanes-Oxley Act and rules of the SEC require that the Audit Committee be comprised solely of independent directors. The NYSE Standards further require that the Compensation and Nominating/Corporate Governance Committees also be comprised solely of independent directors. Our Board of Directors has determined that Laurent Alpert, Elizabeth S. Acton, Brian C. Beazer, Peter G. Leemputte, Norma A. Provencio, Larry T. Solari and Stephen P. Zelnak, Jr. had no material relationship with the Company other than their relationship as members of our Board of Directors and were independent within the meaning of the Sarbanes-Oxley Act and the NYSE Standards.
In making these determinations, our Nominating/Corporate Governance Committee, with assistance from our General Counsel, evaluated responses to an independence and qualification questionnaire completed annually by each director and follow-up inquiries made to certain directors. In the case of Mr. Solari, the responses to the questionnaire indicated that we have purchased an immaterial amount of goods from companies of which Mr. Solari is a director. Our Board of Directors affirmatively determined that the relationship was not material either to us or to these companies. Based on the foregoing, our Board of Directors had a majority of independent directors and each of the Audit, Nominating/Corporate Governance and Compensation committees of our Board of Directors during fiscal year 2013 were comprised entirely of independent directors. It is expected that the majority of directors and all members of such committees in fiscal year 2014 will be independent as well. Accordingly, during fiscal year 2013, we were in compliance with the requirements of the NYSE and the SEC for director independence, and we will continue to be in compliance during fiscal year 2014.

Executive Sessions of Non-Management Directors
In accordance with the NYSE Standards, our Board of Directors typically holds an executive session of non-management directors as a part of every regularly scheduled meeting of our Board of Directors. These executive sessions are chaired by Mr. Beazer as Non-Executive Chairman of our Board of Directors. In addition, our Board of Directors holds at least one meeting annually at which the independent directors meet alone (without our Chief Executive Officer or Non-Executive Chairman present), chaired by our lead independent director, which is currently Mr. Solari. These provisions are included in our Corporate Governance Guidelines adopted by our Board of Directors. It is the expectation of both our Nominating/Corporate Governance Committee and our independent directors that the position of lead independent director will rotate among the independent directors, as appropriate.
Communications with Board Members
Security holders and interested parties wishing to communicate directly with our Non-Executive Chairman or any sub-group of our independent directors may do so by directing their communications to the ethics hotline described below and specifically asking the operator to direct their concerns to our Non-Executive Chairman or such independent directors, as desired.
Ethics Hotline
We maintain an ethics hotline which interested parties may contact by calling 1-866-457-9346 and report any concerns to a representative of Global Compliance, a third party service provider that administers our ethics hotline. Alternatively, interested parties can report any such concern via an on-line form by visiting the following web site: www.integrity-helpline.com/Beazer.jsp. The link provides an on-line form that, upon completion, will be submitted directly to Global Compliance. Interested parties may report their concerns anonymously, should they wish to do so. All concerns, whether reported through the toll-free number or the on-line form, will be directed to certain of our officers, including our Compliance Officer, and will be reviewed and investigated as appropriate. Where warranted after investigation, messages will be summarized and referred to the Audit Committee of our Board of Directors for appropriate action.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Upon the advice and recommendation of our Nominating/Corporate Governance Committee, our Board of Directors has adopted a set of Corporate Governance Guidelines. The Corporate Governance Guidelines address an array of governance issues and principles including director qualifications and responsibilities, access to management personnel and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluations of our Board of Directors and meetings of independent directors.
We maintain a Code of Business Conduct and Ethics applicable to all directors, officers and employees that complies with the NYSE Standards. Our employees are also subject to additional specific policies, guidelines and Company rules adopted from time to time governing particular types of conduct or situations. Such additional policies, guidelines or rules are supplemental to our posted Code of Business Conduct and Ethics, and in the case of any inconsistency between the two, employees are expected to comply with the Code of Business Conduct and Ethics. On an annual basis, each of our directors, officers and employees is required to undergo an ethics training program and provide an acknowledgment that he or she has received and reviewed our Code of Business Conduct and Ethics.
The most recent version of our Corporate Governance Guidelines and of our Code of Business Conduct and Ethics is posted and available for public viewing in the Investors section of our web site at www.beazer.com. In addition, they are available in print to any stockholder upon request to our Investor Relations Department, Beazer Homes USA, Inc., 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328.
Stock Ownership and Holding Requirements
In November 2011, our Compensation Committee reinstituted a named executive officer and outside director stock ownership policy to more closely align the interests of our named executive officers and directors with those of our stockholders. The stock ownership policy requires each named executive officer to own the lesser of either a multiple of base salary (or, for directors, annual retainer) or a fixed number of shares (set at policy adoption). Named executive officers and directors have five years from adoption of the policy to comply with the ownership requirements. In connection with the adoption of a stock ownership policy, our Compensation Committee also adopted a stock holding period that requires named executive officers and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or exercised stock options until their required respective stock ownership levels are achieved. Once an individual achieves the stock ownership requirement, the holding period will no longer apply. As of December 13, 2013, all of our named executive officers and directors were in compliance with our stock ownership policy. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Stock Ownership and Holding Requirements.”
No Hedging or Pledging of Company Stock
None of our named executive officers or directors has engaged in any transaction intended to hedge against a drop in the price of the Company's stock, nor have any of them pledged Company stock as collateral or security. In addition, our Board of Directors has adopted a policy that prohibits our officers and directors from hedging or pledging Company stock.
Compensation Clawback Policy
Our Compensation Committee has adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual's misconduct causes the Company to have to issue a restatement of its financials, to the extent that individual's incentive compensation was based on the misstated financials. For additional information see “Compensation Discussion and Analysis — Various Compensation Policies — Compensation Clawback Policy.”
In addition, subject to stockholder approval of the 2014 Long-Term Incentive Plan at the annual meeting, awards under the 2014 Plan will be subject to our existing clawback policy and any other clawback policy adopted by the Compensation Committee from time to time, including clawback policies to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 304 of the Sarbanes-Oxley Act. Under the 2014 Long-Term Incentive Plan, the Compensation Committee may also provide for recoupment or forfeiture of awards if a participant engages in “detrimental activity” with respect to the Company. See “Proposal 4 — Approval of 2014 Long-Term Incentive Plan — Plan Summary — Clawback Policies.”
Procedures Regarding Director Candidates Recommended by Stockholders
Our Nominating/Corporate Governance Committee will consider candidates recommended to our Board of Directors by our stockholders. Stockholder recommendations must be addressed to: Beazer Homes USA, Inc., Attention: Chair, Nominating/Corporate Governance Committee, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328. If the Nominating/Corporate Governance Committee determines to nominate a stockholder-recommended candidate, then that nominee's name will be included in the proxy statement for the next annual meeting. Our stockholders also have the right under our by-laws to directly nominate director candidates at an annual meeting by following the procedures outlined in our by-laws.
Pursuant to our Corporate Governance Guidelines, our Nominating/Corporate Governance Committee is directed to work with our Board of Directors on an annual basis to determine the appropriate characteristics, skills and experience for each director and for our Board of Directors as a whole. In evaluating these issues, our Nominating/Corporate Governance Committee and Board of Directors take into account many factors, including the individual director's general understanding of marketing, finance and other elements relevant to the success of a large publicly-traded company in today's business environment, understanding of our business on an operational level, education or professional background and willingness to devote time to Board of Director duties. While our Board of Directors does not have a specific diversity policy, it considers diversity of race, ethnicity, gender, age and professional accomplishments in evaluating director candidates. Each individual is evaluated in the context of our Board of Directors as a whole, with the objective of recommending a group of nominees that can best promote the success of the business and represent stockholder interests through the exercise of sound judgment based on diversity of experience and background.
If a director candidate were to be recommended by a stockholder, our Nominating/Corporate Governance Committee expects that it would evaluate such candidate in the same manner it evaluates director candidates identified by the Nominating/Corporate Governance Committee.
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during fiscal year 2013 were Messrs. Solari, Leemputte and Zelnak and Ms. Provencio. (In February 2013, Mr. Leemputte joined, and Mr. Zelnak departed from, the Compensation Committee.) None of the members of our Compensation Committee has ever been an officer or employee of the Company or any of our subsidiaries. None of the members of our Compensation Committee had any relationship requiring disclosure under “Transactions with Related Persons.” During fiscal year 2013, none of our executive officers served as a director or member of the compensation committee (or other committee of the Board of Directors performing equivalent functions) of another entity nor did an executive officer of such other entity serve on our Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of our stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish us with copies of the reports they file. Based solely on a review of the copies of the Section 16(a) reports and amendments thereto received by us, we believe that all reports required pursuant to Section 16(a) for fiscal year 2013 were timely filed by our executive officers and directors.
Executive Officers
Set forth below is information as of December 13, 2013 regarding our executive officers who are not serving or nominated as directors:
KENNETH F. KHOURY. Mr. Khoury, 62, joined the Company in January 2009 as Executive Vice President and General Counsel. In June 2011, Mr. Khoury was also named Chief Administrative Officer. Mr. Khoury was previously Executive Vice President and General Counsel of Delta Air Lines from September 2006 to November 2008. Practicing law for over 35 years, Mr. Khoury's career has included both private practice and extensive in-house counsel experience. Prior to Delta Air Lines, Mr. Khoury was Senior Vice President and General Counsel of Weyerhaeuser Corporation and spent 15 years with Georgia-Pacific Corporation, where he served most recently as Vice President and Deputy General Counsel. He also spent five years at the law firm White & Case in New York. He received a Bachelor of Arts degree from Rutgers College and a Juris Doctor from Fordham University School of Law.
ROBERT L. SALOMON. Mr. Salomon, 53, our Executive Vice President and Chief Financial Officer, initially joined the Company in February 2008 as Senior Vice President, Chief Accounting Officer and Controller. Mr. Salomon was previously with the homebuilding company Ashton Woods Homes where he served as Chief Financial Officer and Treasurer since 1998. Previously, he held various financial management roles of increasing responsibility over a six-year period with homebuilder M.D.C. Holdings, Inc. A Certified Public Accountant, Mr. Salomon has 29 years of financial management experience, 21 of which have been in the homebuilding industry. Mr. Salomon is a member of the American Institute of Certified Public Accountants and a graduate of the University of Iowa with a Bachelor of Business Administration degree.

PROPOSAL 1 — ELECTION OF DIRECTORS
General
Each of the nominees listed below has been nominated as a director to serve a term of one year and until his or her respective successor has been qualified and elected. Each of the following nominees is presently serving as a director. Our Board of Directors periodically evaluates the appropriate size for our Board of Directors and will set the number of directors in accordance with our by-laws and based on recommendations of the Nominating/Corporate Governance Committee of our Board of Directors.
In the event any nominee is not available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be recommended by the Nominating/Corporate Governance Committee and subsequently nominated by our Board of Directors. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director, if elected.
Nominees
The biographical information appearing below with respect to each nominee has been furnished to us by the nominee:

ELIZABETH S. ACTON. Ms. Acton, 62, has served as a director of the Company since May 2012. From 2002 through April 2012, Ms. Acton was Executive Vice President and Chief Financial Officer of Comerica Inc., a financial services company. Prior to joining Comerica, Ms. Acton was Vice President-Treasurer at Ford Motor Company, where she had responsibility for worldwide automotive and financial services treasury activities. She is an Independent Trustee of the Fidelity Fixed Income and Asset Allocation Funds. Ms. Acton received a Bachelor's degree from the University of Minnesota and a Master of Business Administration degree from Indiana University.
Ms. Acton has over 35 years of financial management expertise as well as significant experience as a finance executive for two public companies. We believe Ms. Acton's finance and accounting expertise will be valuable to the Company in many respects, including as Chair of our Finance Committee as well as compliance with our obligations under various regulatory requirements for financial expertise on the Board of Directors and Audit Committee.
LAURENT ALPERT. Mr. Alpert, 67, has served as a director of the Company since February 2002. Mr. Alpert is a partner in the international law firm of Cleary, Gottlieb, Steen & Hamilton. He joined Cleary, Gottlieb in 1972 and became a partner in 1980. He received his undergraduate degree from Harvard College and a law degree from Harvard Law School. Mr. Alpert is also a member of the Board of Directors of the International Rescue Committee, a non-profit organization providing relief and resettlement services to refugees.
Mr. Alpert brings to our Board of Directors over 40 years of experience practicing law with one of the world's pre-eminent law firms and over ten years' experience on our Board of Directors. He has substantial experience representing companies in a broad range of industries. In light of the regulatory environment in which the Company operates and the continued emphasis on corporate governance, ethics and compliance for public companies, Mr. Alpert's experience, training and judgment are deemed to be of significant benefit to the Company.
BRIAN C. BEAZER. Mr. Beazer, 78, is our Non-Executive Chairman and has served in that role and as a director of the Company since its IPO in 1994. From 1968 to 1983, Mr. Beazer was Chief Executive Officer of Beazer PLC, a United Kingdom company, and then was Chairman and Chief Executive Officer of that company from 1983 to the date of its acquisition by Hanson PLC in 1991. During that time, Beazer PLC expanded its activities internationally to include homebuilding, quarrying, contracting and real estate and generated annual revenue of approximately $3.4 billion. Mr. Beazer was educated at the Cathedral School, Wells, Somerset, England. He is a director of Beazer Japan, Ltd., Aeromet Inc., Seal Mint, Ltd., and Numerex Corp. and is a private investor.
Mr. Beazer has been in the homebuilding and construction industry worldwide for over 50 years. His experience and vision have been driving forces at the Company since prior to its IPO. His extraordinary experience and stature as a highly respected international businessman provide the Company with unique insight into national and international economic policy that impact the homebuilding industry, as well as an in-depth understanding of the domestic homebuilding industry.
PETER G. LEEMPUTTE. Mr. Leemputte, 56, has been a director of the Company since August 2005. Mr. Leemputte joined Mead Johnson Nutrition Company, a global leader in infant and children's nutrition as Senior Vice President and Chief Financial Officer in September 2008, and currently serves as Executive Vice President and Chief Financial Officer. Previously, Mr. Leemputte was Senior Vice President and Chief Financial Officer for Brunswick Corporation. He joined Brunswick in 2001 as Vice President and Controller. Prior to joining Brunswick Corporation, Mr. Leemputte held various management positions at Chicago Title Corporation, Mercer Management Consulting, Armco Inc., FMC Corporation and BP. Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance and Marketing from the University of Chicago Booth School of Business. Mr. Leemputte currently serves as a member of the National Council of the School of Engineering at Washington University and also as a Co-Chairman of the School's Engineering Scholarship Initiative.
Mr. Leemputte's experience, particularly his increasingly important financial responsibilities for several of the nation's leading corporations, provides significant financial and accounting expertise that has been invaluable to the Company in many respects, including compliance with our obligations under various regulatory requirements for financial expertise on the Board of Directors.
ALLAN P. MERRILL. Mr. Merrill, 47, joined the Company in May 2007 as Executive Vice President and Chief Financial Officer, and currently serves as our President and Chief Executive Officer. Mr. Merrill was previously with Move, Inc. where he served as Executive Vice President of Corporate Development and Strategy beginning in October 2001. From April 2000 to October 2001, Mr. Merrill was president of Homebuilder.com, a division of Move, Inc. Mr. Merrill joined Move, Inc. following a 13-year tenure with the investment banking firm UBS (and its predecessor Dillon, Read & Co.), where he was a managing director and served most recently as co-head of the Global Resources Group, overseeing the construction and building materials, chemicals, forest products, mining and energy industry groups. Mr. Merrill is a member of the Executive Committee of the Policy Advisory Board of the Joint Center for Housing Studies at Harvard University and the Homebuilding Community Foundation. He is a graduate of the University of Pennsylvania, Wharton School with a Bachelor of Science degree in Economics.
We believe Mr. Merrill's experience in and knowledge of the homebuilding sector, gained primarily through finance, capital markets and strategic development roles over more than 20 years, is particularly valuable to the Company as it positions itself to return to sustainable profitability.
NORMA A. PROVENCIO. Ms. Provencio, 56, has been a director of the Company since November 2009. Ms. Provencio is President and owner of Provencio Advisory Services Inc., a healthcare financial and operational consulting firm. Prior to forming Provencio Advisory Services in October 2003, she was the Partner-in-Charge of KPMG's Pacific Southwest Healthcare Practice since May 2002. From 1979 to 2002, she was with Arthur Andersen, serving as that firm's Partner-in-Charge of the Pharmaceutical, Biomedical and Healthcare Practice for the Pacific Southwest from November 1995 to May 2002. Ms. Provencio is currently a member of the Board of Directors of Valeant Pharmaceutical International. She received her Bachelor of Science in Accounting from Loyola Marymount University. She is a Certified Public Accountant and also a member of the Board of Regents of Loyola Marymount University.
Ms. Provencio has over 30 years' experience in the public accounting field. We believe her in-depth understanding of accounting rules and financial reporting regulations to be extremely valuable to the Company's commitment and efforts to comply with regulatory requirements, including those related to Audit Committee functions.
LARRY T. SOLARI. Mr. Solari, 71, has served as a director of the Company since our IPO and has been our lead independent director since February 1, 2013. He is a partner in Kenner & Company, Inc., a private equity investment firm in New York, a position he has held since 2002. Mr. Solari is the past Chairman and Chief Executive Officer of BSI Holdings, Inc., a position he held from 1998 to 2001. Prior to starting BSI, Mr. Solari was the Chairman and Chief Executive Officer of Sequentia, Inc. and President of the Building Materials Group of Domtar, Inc. Mr. Solari was President of the Construction Products Group of Owens-Corning from 1986 to 1994 and held various other positions with Owens-Corning since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University and is a graduate of Stanford University's Management Program. Mr. Solari is a director of Pacific Coast Building Products, Inc., Atrium Companies, Inc., TruStile Doors, LLC, Performance Contracting Group, Inc., Pace Industries and Dynacast International Inc. Mr. Solari is a past director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and the National Home Builders Advisory Board.
Mr. Solari provides over 40 years' experience in a wide range of industries directly related to the homebuilding industry and over 18 years as a member of the Board of Directors. In addition, he has served on several industry-wide organizations. His experience and knowledge of our industry provides valuable insight into several vendor markets that are important to the Company and integral to our operations.
STEPHEN P. ZELNAK, JR. Mr. Zelnak, 68, has served as a director of the Company since February 2003. He is currently non-executive Chairman of Martin Marietta Materials, Inc., a producer of aggregates for the construction industry where he has also served as Chief Executive Officer from 1993 through 2009 and Chairman of the Board of Directors since 1997. Mr. Zelnak joined Martin Marietta Corporation in 1981 where he served as the President of Martin Marietta's Materials Group and of Martin Marietta's Aggregates Division. Mr. Zelnak also serves as Chairman of ZP Enterprises, LLC where he is the majority owner of several precision machining and specialty coatings companies in the Southeast. Mr. Zelnak received a

Bachelor's degree from Georgia Institute of Technology and Masters degrees in Administrative Science and Business Administration from the University of Alabama System. He has served as Chairman of the North Carolina Chamber and is the past Chairman of the North Carolina Community College Foundation. He serves on the Advisory Boards of North Carolina State University and Georgia Institute of Technology.
Mr. Zelnak brings over 30 years' experience as a senior executive in the building materials industry, as well as an educational background that includes business administration, organizational behavior and finance. He has provided outstanding leadership as past Chairman of the Finance Committee, as the Company has completed a major restructuring of its capital structure during the extremely challenging conditions of the last several years. In addition, Mr. Zelnak's prior experience as the chief executive officer of a publicly-traded company is especially beneficial in his role as a member of the Audit Committee and the Nominating/Corporate Governance Committee.
Recommendation
The Board of Directors recommends a vote FOR the election of each of the nominees named above.

DIRECTOR COMPENSATION
The following table sets forth the compensation of each non-employee director in fiscal year 2013. As discussed further in footnote 3 to the table, we believe it is important to note that the compensation information relating to stock and option awards appearing in the table below is calculated according to SEC rules and does not represent current values, which may be substantially lower due to declines in the value of our common stock.

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)(4)	Option Awards ($) (5)	Total ($)
Elizabeth S. Acton	$95,000	$43,722	$0	$138,722
Laurent Alpert	$91,500	$43,722	$0	$135,222
Brian C. Beazer	$225,000	$98,375	$0	$323,375
Peter G. Leemputte	$83,000	$43,722	$0	$126,722
Norma A. Provencio	$96,000	$43,722	$0	$139,722
Larry T. Solari	$90,000	$43,722	$0	$133,722
Stephen P. Zelnak, Jr.	$86,400	$43,722	$0	$130,122

________________________________________

(1)
Allan Merrill is a member of our Board of Directors, as well as our President and Chief Executive Officer. His compensation is disclosed in the tables included under “Executive Compensation.” Because Mr. Merrill does not receive compensation separately for his duties as a director, he is not included in the Director Compensation table.

(2)
The amount for Mr. Beazer reflects his annual retainer fee only. For other directors, amounts include an annual retainer fee of $50,000 (paid quarterly) and a $1,500 fee per meeting attended. For Ms. Provencio and Messrs. Alpert and Solari, amounts also include a $10,000 annual committee chair fee (paid quarterly). For Ms. Acton and Mr. Zelnak, amounts also include a $7,500 and $3,400 committee chair fee, respectively, for time served during fiscal year 2013.

(3)
Represents the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the non-employee directors. Further information regarding the valuation of stock and option awards can be found in Notes 1 and 13 to our Consolidated Financial Statements in our 2013 Form 10-K. In fiscal year 2013, Ms. Acton, Ms. Provencio and Messrs. Alpert, Leemputte, Solari and Zelnak were each granted 3,280 shares of restricted stock, and Mr. Beazer was granted 7,380 shares of restricted stock.

(4)
Our non-employee directors held the following amounts of restricted stock or restricted stock units (“RSUs”) at September 30, 2013: Ms. Acton - 3,280; Mr. Alpert - 4,180; Mr. Beazer - 10,342; Mr. Leemputte - 4,180; Ms. Provencio - 4,180; Mr. Solari - 4,180 and Mr. Zelnak - 4,695. See “Security Ownership — Beneficial Ownership of Executive Officers and Directors” for complete information regarding the beneficial ownership of our common stock by each of our directors.

(5)
Our non-employee directors held the following amounts of stock options and stock-settled stock appreciation rights (“SSARs”) at September 30, 2013: Mr. Alpert - 3,000; Mr. Beazer - 10,394; Mr. Leemputte - 3,000; Ms. Provencio - 2,799; Mr. Solari - 3,000 and Mr. Zelnak - 3,000. See “Security Ownership — Beneficial Ownership of Executive Officers and Directors” for complete information regarding the beneficial ownership of our common stock by each of our directors.

Narrative Disclosure to Director Compensation Table
Non-Employee Directors (excluding Brian C. Beazer)
Non-employee directors receive an annual retainer of $50,000 for services as members of our Board of Directors. In addition, directors receive $1,500 for each meeting or teleconference of our Board of Directors or any of its committees attended as well as for attendance at the annual meeting of stockholders and separate meetings of the independent directors. In addition, all committee chairs receive an annual fee of $10,000 relating to their role as chair. Committee chairs, in addition to the payments described above, may also receive additional payments for meetings with the Non-Executive Chairman or other work in furtherance of their duties as chair as approved from time to time by the Non-Executive Chairman. All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of our Board of Directors and any committees thereof.
Directors are eligible to receive grants of stock options, SSARs and time-based restricted shares under the Company's 2010 Equity Incentive Plan, at the discretion of our Compensation Committee, and will have similar eligibility to participate in the 2014 Long-Term Incentive Plan, subject to approval of the 2014 Plan by stockholders. See “Proposal No. 4 — Approval of 2014 Long-Term Incentive Plan.”

Our Compensation Committee's rationale for equity grants to directors is similar to that for our named executive officers, namely, to align their interests with those of stockholders. The amount of the director grant is determined in consultation with our Compensation Committee's retained compensation consultant. In September 2011, in connection with an overall review of our executive and director compensation programs, Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Compensation Committee's independent compensation consultant, recommended several changes to bring our director compensation program more in-line with the compensation practices of our peer companies. Among other changes, Pearl Meyer recommended that we grant equity awards to directors in the form of time-based restricted stock with a one-year vesting period. Following such recommendation, for fiscal years 2012 and 2013, our Compensation Committee approved director equity grants of time-based restricted stock that vests one year from the date of grant. See footnote 3 to the Director Compensation table above.
Brian C. Beazer
For fiscal year 2013, we paid our Non-Executive Chairman of the Board of Directors a retainer of $225,000 for services rendered. Mr. Beazer's retainer has not increased since fiscal year 2005, and will remain the same for fiscal year 2014. Mr. Beazer is eligible to receive grants of stock options, SSARs and time-based restricted shares under the Company's 2010 Equity Incentive Plan, at the discretion of our Compensation Committee, and will have similar eligibility to participate in the 2014 Long-Term Incentive Plan, subject to approval of such Plan by stockholders. For fiscal year 2013, our Compensation Committee granted to Mr. Beazer time-based restricted stock that vests one year from the date of grant in the same amount granted to him for fiscal year 2012. See footnote 3 to the Director Compensation table above.
Except as described above, directors do not receive any other compensation from the Company for services rendered as a director.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2014. Deloitte & Touche has served as our accounting firm since our fiscal year ended September 30, 1996. The services provided to the Company by Deloitte & Touche for the last two fiscal years are described under the caption “Principal Accountant Fees and Services” below. Stockholder approval of the appointment is not required, however, our Board of Directors believes that obtaining stockholder ratification of the appointment is a sound governance practice.
Representatives of Deloitte & Touche will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.
Recommendation
The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2014.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee meets the definition of an audit committee as set forth in Section 3(a)(58)(A) of the Exchange Act and operates under a written charter adopted by our Board of Directors. Each member of the Audit Committee is independent and financially literate in the judgment of the Board of Directors and as required by the Sarbanes-Oxley Act and applicable SEC and NYSE rules. The Board of Directors has also determined that Ms. Acton, Ms. Provencio and Mr. Zelnak qualify as “audit committee financial experts,” as defined under SEC regulations.
Management is responsible for our internal controls and the financial reporting process. Deloitte & Touche, the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and for issuing a report thereon. The Audit Committee's responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter.
The Audit Committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended September 30, 2013. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB in Rule 3200T.
The Audit Committee has also received the written communications from Deloitte & Touche required by the PCAOB regarding Deloitte & Touche's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche their independence. The Audit Committee has considered whether the provision of the non-audit services described below by Deloitte & Touche is compatible with maintaining their independence and has concluded that the provision of these services does not compromise such independence.
Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2013 for filing with the SEC.
Norma A. Provencio (Chair)
Elizabeth S. Acton
Stephen P. Zelnak, Jr.
The Members of the Audit Committee November 5, 2013

PRINCIPAL ACCOUNTANT FEES AND SERVICES
For the fiscal years ended September 30, 2013 and 2012, the following professional services were performed by Deloitte & Touche.
Audit Fees: The aggregate audit fees billed for the fiscal years ended September 30, 2013 and 2012 were $1,126,000 and $1,098,000, respectively. Audit fees consisted of fees associated with the audit of our annual financial statements and internal control over financial reporting, the audits of certain consolidated subsidiaries, reviews of the financial statements included in our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
Audit-Related Fees: The aggregate fees billed for audit-related services for the fiscal years ended September 30, 2013 and 2012 were $42,000 and $40,000, respectively. These fees related to assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. These services included employee benefit and compensation plan audits.
Tax Fees: The aggregate fees billed for tax services for the fiscal years ended September 30, 2013 and 2012 were $50,866 and $332,108, respectively. These fees related to professional services performed by Deloitte & Touche with respect to tax planning and tax audit assistance.
All Other Fees: No other fees were paid to Deloitte & Touche in either fiscal year 2013 or fiscal year 2012.
Our Audit Committee annually approves each year's engagement for audit services in advance. Our Audit Committee has also established complementary procedures to require pre-approval of all permitted non-audit services provided by our independent auditors. All non-audit services described above were pre-approved by our Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation objectives, practices, and programs as well as the means by which our Compensation Committee (the “Committee”) determines executive compensation under those programs. The CD&A focuses on the compensation of our named executive officers (“NEOs”) for fiscal year 2013, who were:

•	our President and Chief Executive Officer, Allan P. Merrill;

•	our Executive Vice President and Chief Financial Officer, Robert L. Salomon; and

•	our Executive Vice President, General Counsel and Chief Administrative Officer, Kenneth F. Khoury.
In addition, this CD&A provides a detailed description of compensation programs established by the Committee for fiscal year 2014.
Executive Summary
Operational and Financial Highlights for Fiscal Year 2013 and Progress Since Fiscal Year 2011
For the past several years, it has been the Company's overriding goal to return to profitability and thereby create value for our stockholders. In view of this objective, our NEOs and Board established several operational and financial goals for fiscal year 2013 in order to drive the Company's return to profitability, with a focus on increasing Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, debt extinguishment charges, impairments and abandonments) through increased sales and closings, higher gross margins and average sales prices and increased average sales per community per month (“Average Sales Per Community”). The Committee designed the Company's executive compensation program for fiscal year 2013 to incent achievement of these operational and financial goals.
During fiscal year 2013, the Company delivered significantly improved operating results, meeting or exceeding virtually all of the operational and financial goals it set out to achieve at the beginning of the year. Notably, the six months ended September 30, 2013 marked the Company's first six-month period of profitability from operations since 2006. The Company closed out fiscal year 2013 with improved fourth quarter results, highlighted by 21.4% homebuilding gross margins and positive net income of $11.9 million. For full fiscal year 2013, the Company grew Adjusted EBITDA, a key component of the path-to-profitability plan, by over three times the amount reported for fiscal year 2012. In addition, the Company achieved increases in new home orders and closings in fiscal year 2013 despite an 18.5% reduction in average community count, while improving homebuilding gross margins by 230 basis points over the prior year.
Since taking over their current management roles in June 2011, our NEOs have undertaken numerous actions to drive the Company's return to profitability. The operating profit recorded in the second half of fiscal year 2013 and the significant increase in Adjusted EBITDA for full fiscal year 2013 reflects the success of the path-to-profitability strategies adopted and implemented by our NEOs. The Company's key operational and financial achievements since fiscal year 2011 are highlighted below.

•
Significantly Improved Adjusted EBITDA. During the past two fiscal years, the Company improved Adjusted EBITDA by $111.2 million, from negative $24.9 million for fiscal year 2011 to positive $86.3 million for fiscal year 2013.

•
Significant Increase in Gross Margins and Gross Profit Dollars. The Company's overall homebuilding gross margin (excluding impairments and abandonments and interest) increased from 17.2% for fiscal year 2011 to 20.0% for fiscal year 2013. Homebuilding gross profit dollars per closing increased from $35,500 to $50,000 over the same time period.

•
Increased New Home Orders and Closings. New home orders and closings for fiscal year 2013 increased by 28.0% and 55.6%, respectively, as compared to fiscal year 2011. Despite an 18.5% reduction in average community count, the Company achieved a 2.6% increase in new home orders and 14.2% increase in closings in fiscal year 2013 versus fiscal year 2012.

•
Substantial Growth in Average Sales Per Community and Average Selling Price. The Company improved Average Sales Per Community from 1.8 for fiscal year 2011 to 2.9 for fiscal year 2013, a 61.1% increase. Over the same time period, the Company increased average selling price by 15.3%, from $219,400 to $253,000.

Highlights from Our Fiscal Year 2013 Compensation Program and Results
Our fiscal year 2013 executive compensation program was established by the Committee in November 2012. For fiscal year 2013, the Committee continued its practice of establishing compensation programs focused on creating incentives for management to achieve pre-determined strategic and financial goals as part of our short-term incentive plan, while using equity grants to align the interests of management and stockholders over the long term. In addition, the Committee instituted a long-term cash payment opportunity in order to drive improved margins and revenue as a part of the Company's plans to return to sustainable profitability at the earliest possible time. This long-term performance cash opportunity was in lieu of, and not in addition to, a portion of our NEOs' long-term equity awards. The numerous operational and financial achievements noted above for fiscal year 2013 are attributable in large part to the leadership of the Company's management team, and resulted in our NEOs meeting or exceeding virtually all of the pre-determined strategic and financial goals set by the Committee for fiscal year 2013.
The following are highlights of the results for our fiscal year 2013 executive compensation program:

•
overall compensation for our NEOs, both targeted and actual, continued to be in the bottom quartile of our peer group, reflecting our relative size positioning and prior lack of profitability (see “— Peer Groups for Fiscal Years 2013 and 2014” on page 34);

•	base salaries for our NEOs remained unchanged; and

•
all fiscal year 2013 long-term incentive awards were “at risk,” or performance-based, meaning that stock price appreciation or strong operational and financial performance, as the case may be, was required in order to earn compensation from equity and long-term incentive cash awards.

Please see “— Elements of Fiscal Year 2013 Executive Compensation” below for a detailed explanation of the various components of fiscal year 2013 executive compensation.

Key Compensation Practices
Set forth below are certain highlights of our compensation practices. These practices include those adopted in an effort to drive the Company's performance, as well as certain practices the Company has not adopted because it does not believe these practices would serve the long-term interests of our stockholders.

What We Do
Practice	Company Highlights	Discussed on Page(s)
☑ Pay for Performance — All Incentive Compensation “At Risk”
NEO annual bonus and long-term incentive compensation is tied to performance, and requires the achievement of operational, financial and strategic goals in order to be earned.
•     Overall compensation and base salary set by the Committee in the lowest quartile of peer group, consistent with our relative size and prior lack of profitability.
•     All NEO incentive compensation for 2013 and 2014 is “at risk,” or performance-based — no awards are solely time-based. (Base salary is the only component of compensation that is not “at risk.”)
•      Awards under our annual bonus and long-term performance cash plans are subject to the discretion of the Committee/Board to reduce payouts even where requisite performance is achieved.
		22-34
☑ Double Triggers Following a Change in Control
NEO employment agreements include double-trigger change in control provisions as a condition to cash severance payments. In addition, the Committee has determined that the agreements governing future equity awards to NEOs under the 2014 Long-Term Incentive Plan will generally include double-trigger change in control provisions, subject to approval of the 2014 Plan by our stockholders.
		35, 42-44, 51
☑ Mitigate Undue Risk
Undue risk that may be associated with NEO compensation is mitigated through the utilization of caps on incentive payouts, the use of multiple performance measures for incentive plans, a compensation clawback policy, stock ownership guidelines and the Committee's ability to exercise negative discretion in determining incentive payouts.
• The Committee receives a compensation risk assessment annually from its independent compensation consultant, which it evaluates in the context of the Committee's overall risk assessment.
		6, 7-8, 22-34
☑ Stock Ownership Guidelines and Equity Holding Policy
The Company has stock ownership guidelines that require our NEOs and directors to hold a significant portion of equity grants until certain ownership levels are achieved. As of December 13, 2013, each of our NEOs and directors was in compliance with our stock ownership policy.
		7-8, 35-36
☑ No Hedging or Pledging of Company Stock	None of our NEOs or directors has engaged in the practice of hedging or pledging Company stock. Furthermore, the Company has established a policy that prohibits our officers and directors from hedging or pledging Company stock.	8
☑ Independent Compensation Consultant	The Committee utilizes an independent compensation consulting firm, Pearl Meyer, which reports directly to the Committee and does not provide any other services to the Company.	22
☑ Annual Review of Share Utilization
The Company evaluates share utilization (and annual run rates) as it relates to equity awards to strike the appropriate balance among dilution to stockholders, management incentives and practices at peer companies.
		24-25, 31

What We Don't Do
Practice	Company Highlights
☒ No Tax-Gross Ups	We have eliminated all tax gross-ups.
☒ No NEO Specific Perquisites
NEOs do not have supplemental executive retirement plans, company cars, club memberships or other significant perquisites. NEOs receive benefits that are comparable to benefits provided to other Company employees and pay taxes on such perquisites.

☒ No Evergreen Employment Agreements	NEO employment agreements do not automatically renew, are for a fixed term and are terminable by the Company with or without cause.

Consideration of the 2013 Say on Pay Vote
Following our 2013 annual meeting of stockholders, the Committee reviewed the results of the non-binding stockholder advisory vote on our executive compensation (the “2013 Say on Pay Vote”). Ninety-six percent (96%) of the votes on the proposal were voted in support of the compensation of our NEOs as set forth in the CD&A, the summary compensation table and the related compensation tables and narratives in last year's proxy statement.
Based on the results of the 2013 Say on Pay Vote, as well as our ongoing dialogue with our stockholders and internal deliberations, the Committee and our Board of Directors concluded that it was appropriate to continue for fiscal year 2014 the existing compensation mix of our NEOs, which is designed to tie the majority of their compensation to the achievement of metrics directly related to the Company's overriding goal of returning to sustainable profitability and thereby creating long-term value for stockholders.
Discussion of Our Overall Compensation Philosophy and Objectives
Our core compensation philosophy continues to be focused on providing incentive compensation to our management team when they achieve pre-determined financial and non-financial goals that the Committee and our Board of Directors believe are critical to enhancing stockholder value. The Committee reviews our core compensation philosophy annually in conjunction with the review of our compensation programs. While our core compensation philosophy and objectives have remained largely constant, the Committee has not hesitated to make adjustments to various aspects of our compensation programs to meet changing needs and circumstances. For example, in fiscal year 2012, the Committee decided to terminate a medium-term incentive plan following the 2012 fiscal year performance period based on the Committee's desire to shift to an increased level of longer-term incentive compensation to further align the interests of NEOs with the long-term interests of our stockholders.
For fiscal year 2013, the Committee adopted a compensation program that was comprised of a combination of base salary, short-term cash incentive compensation and long-term incentives in the form of equity grants and a performance cash program. The Committee continued to focus on the achievement of performance-related incentive compensation to align overall compensation opportunities to levels consistent with the Company's relative size and prior lack of profitability. In particular, the Committee made extensive use of rigorous performance-based long-term incentive compensation. For fiscal year 2014, the Committee continued to focus on the achievement of absolute and relative performance goals to earn cash incentives and equity awards. Please see “— Elements of Fiscal Year 2014 Executive Compensation” below for a detailed explanation of the various components of fiscal year 2014 executive compensation.
By having compensation programs with features that are balanced between short- and long-term payouts as well as cash and equity awards, the Committee can:

•	align management's interests with those of our stockholders in both the short and long term;

•	reduce risks that may be associated with compensation that is overly focused on the achievement of short-term objectives; and

•	attract, retain and motivate senior management personnel.
The Committee also believes that base salary and incentive compensation should be set based on a variety of factors, including Company and executive performance, the compensation practices of our peer group, each executive's specific responsibilities and skill sets, and the relationship between the compensation levels among members of our management team. In addition, the Committee has taken into consideration our need to attract and retain qualified executives in an industry that is experiencing an increased level of competition for senior executives as the housing market recovers.
Role of the Committee, Management and Compensation Consultants
The principal responsibilities of the Committee include:

•
meeting with its independent compensation consultant, with and without the presence of management, to review and structure objectives and compensation programs for our NEOs that are aligned with the Company's business and financial strategy as well as stockholder interests;

•	evaluating the performance of our NEOs in light of those objectives; and

•
based on this evaluation, determining and approving the compensation level for our Chief Executive Officer (with input from our Non-Executive Chairman) and for other executive officers, with our Chief Executive Officer's input.

During fiscal year 2013, the members of the Committee took into account discussions with, and presentations by, key members of our management team to ensure that our operating and financial strategies and goals formed the basis for compensation plans that would create incentives for management to effectively execute those strategies and achieve those goals. Specifically, in designing the compensation program for fiscal year 2013, the Committee received significant input from our Non-Executive Chairman and Mr. Merrill.
In August 2012, the Committee retained Pearl Meyer to provide advice regarding compensation plan design, compensation levels, benchmarking data and advice with regard to compensation disclosures for fiscal year 2013. Pearl Meyer was also retained to provide similar advice for fiscal year 2014. Prior to retaining Pearl Meyer for each of fiscal years 2013 and 2014, the Committee considered and determined that Pearl Meyer qualifies as an independent compensation consultant. Pearl Meyer reports directly to the Committee, which directs and authorizes all executive compensation and non-employee director compensation consulting services to be provided. Pearl Meyer does not provide any other services to the Company.
Mr. Merrill reviewed the actual performance of Messrs. Salomon and Khoury for fiscal year 2013, and made recommendations to the Committee based on his review. In addition, our Non-Executive Chairman discussed Mr. Merrill's performance with the Committee. Mr. Merrill was present for the Committee's deliberations related to the compensation of the other NEOs, but not for the Committee's discussions related to his own compensation.
Elements of Fiscal Year 2013 Executive Compensation
The discussion that follows summarizes each element of our compensation program for our NEOs for fiscal year 2013 and the rationale for compensation decisions made for the 2013 fiscal year.
For fiscal year 2013, the Committee relied upon its judgment and experience, its assessment of the capabilities and achievements of our NEOs, advice from Pearl Meyer and benchmark data from peer companies to establish the overall level and mix of compensation components for our NEOs. In addition, the Committee took into account the stockholder vote at our 2012 annual meeting of stockholders, at which 95% of the votes on our Say on Pay proposal were voted in favor of our executive compensation program.
As part of the process of determining fiscal year 2013 target levels for NEO incentive compensation, the Committee reviewed the compensation targets used by the 2013 Peer Group (as defined below under “— Peer Groups for Fiscal Years 2013 and 2014”). While the Committee believes benchmarking against pay practices at other publicly-held homebuilders is useful in determining whether our executive compensation practices are reasonable, in the past it has not, and for fiscal year 2013 it did not, establish compensation levels based solely on benchmarking industry practices. Nonetheless, based on data for the 2013 Peer Group, the Committee has been advised by Pearl Meyer that overall compensation for our NEOs was in the bottom quartile for the 2013 Peer Group, consistent with our relative size and prior unprofitable performance.
The Company's fiscal year 2013 compensation program for our NEOs consisted of base salary, a short-term cash incentive plan and long-term incentives in the form of equity grants and a performance cash program, each discussed in more detail below.
Base Salary
Mr. Merrill's employment agreement provides for an initial base salary of $900,000. The employment agreement for each of Messrs. Salomon and Khoury provides for an initial base salary of $450,000. These salaries were established at the time the employment agreements were entered into in 2011, and the Committee did not change base salaries for fiscal years 2012 or 2013. Based on the data it reviewed, the Committee determined that the base salaries for our NEOs were in the bottom quartile of the 2013 Peer Group, and that such salaries were appropriate based on the Company's size and then-current unprofitable performance.

For more information on the employment agreements for each of our NEOs, please see below under “— Employment Agreements.”
Short-Term Incentive Compensation
In 2006, the Committee established the Beazer Homes Employee Bonus Plan (the “Bonus Plan”) for certain categories of employees, including our NEOs. Awards under the Bonus Plan may be granted to NEOs based on the achievement of certain financial and non-financial criteria established in advance by the Committee. At the start of each fiscal year, the Committee, our Non-Executive Chairman and our Chief Executive Officer recommend performance objectives, and subsequently review our executives' performance against those objectives. While the Committee may also make awards under the Bonus Plan based on outstanding achievements, without reference to any specific performance objectives, this discretionary authority was not used for fiscal year 2013 compensation. The Bonus Plan was the only annual cash incentive program employed by the Committee for our NEOs in fiscal year 2013 (the “2013 Bonus Plan”). The Company believes payments under the 2013 Bonus Plan qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.
In light of the demonstrated success of the Adjusted EBITDA metric as a driver of financial results under the fiscal year 2012 Bonus Plan, and because improvement in Adjusted EBITDA is viewed as key to the Company's efforts to return to sustainable profitability, the Committee decided to continue to emphasize improving Adjusted EBITDA as a primary driver for compensation under the 2013 Bonus Plan. Specifically, the Committee focused its design of the 2013 Bonus Plan on:

•	generating significantly improved 2013 Adjusted EBITDA (75% of the 2013 Bonus Plan opportunity); and

•	achieving certain metrics related to customer experience, quality and safety in building practices, and sales performance in new and close-out communities (25% of the 2013 Bonus Plan opportunity).
The chart below shows the threshold, target and maximum award opportunities for each NEO under the 2013 Bonus Plan, assuming achievement of the Adjusted EBITDA and customer-related components.

2013 Bonus Plan Overall Award Opportunities

	Threshold		Target		Maximum
	$ Value	As % of Base Salary	$ Value	As % of Base Salary	$ Value	As % of Base Salary
Mr. Merrill	$450,000	50%	$900,000	100%	$1,350,000	150%
Mr. Salomon	$202,500	45%	$405,000	90%	$607,500	135%
Mr. Khoury	$202,500	45%	$405,000	90%	$607,500	135%
Once the threshold Adjusted EBITDA performance level was achieved, a percentage multiplier derived from the actual Adjusted EBITDA performance level as a percentage of target Adjusted EBITDA performance (the “Payment Ratio”) was applied to determine the bonus earned under the Adjusted EBITDA component. To the extent that the Adjusted EBITDA performance level was between threshold and target or target and maximum, linear interpolation applied to determine the Payment Ratio. The same Payment Ratio applied to the customer-related component, to the extent the performance goals within such component were met.
All awards under the 2013 Bonus Plan were subject to the negative discretion of the Committee and the Board of Directors.
Results for Adjusted EBITDA Component of the 2013 Bonus Plan
The Adjusted EBITDA component of the 2013 Bonus Plan comprised 75% of the overall annual bonus opportunity, and required a substantial year-over-year improvement to earn any payout. This component was based on achievement of threshold, target or maximum Bonus Plan Adjusted EBITDA of $20 million, $30 million or $40 million, respectively. For purposes of the 2013 Bonus Plan, “Bonus Plan Adjusted EBITDA” is the Company's fiscal year 2013 Adjusted EBITDA excluding a $2.5 million accrual for NEO bonus payments.
In fiscal year 2013, the Company achieved Adjusted EBITDA of $86.3 million, resulting in Bonus Plan Adjusted EBITDA of $88.8 million and thereby exceeding the maximum performance target of $40 million by $48.8 million. Accordingly, our NEOs earned awards at the maximum level for the Adjusted EBITDA component of the 2013 Bonus Plan, and the Payment Ratio for this component was 150.0%. The table below sets forth the amount each NEO received for the Adjusted EBITDA component of the 2013 Bonus Plan and how this amount was calculated.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Adjusted EBITDA Component
2013 Bonus Plan Target Award Opportunity	$900,000	$405,000	$405,000
x % of Overall 2013 Bonus Plan Payout	x 75%	x 75%	x 75%
x Payment Ratio	x 150.0%	x 150.0%	x 150.0%
= $ Value Earned and Paid for Component	$1,012,500	$455,625	$455,625
Results for Customer-Related Component of the 2013 Bonus Plan
The customer-related component of the 2013 Bonus Plan comprised 25% of the overall annual bonus opportunity, and focused on maintaining a high level of customer satisfaction, quality and safety in building practices, and excellent sales performance in our new and close-out communities. In order for an NEO to earn the full award under this component of the 2013 Bonus Plan, the Committee required the Company to achieve a score above 70 on its Customer Experience Index (10% of the overall bonus opportunity) and a score above 8.5 on a quality index established and scored by an independent third party (10% of the overall bonus opportunity). For fiscal year 2013, the Company achieved a Customer Experience Index above 70 and a quality index score above 8.5. The final goal under the customer-related component required all newly-opened communities to achieve four net sales within 30 days of grand opening and all close-out communities to sell out in 30 days (5% of the overall bonus opportunity). The Company did not fully achieve this goal and the payout under the customer-related component was reduced accordingly.
As noted above, the threshold Bonus Plan Adjusted EBITDA level under the 2013 Bonus Plan was achieved. As a result, the Payment Ratio was applied to calculate the award for the customer-related component of the 2013 Bonus Plan to the extent the various performance goals within such component were achieved. Because the Company did not fully achieve the 2013 Bonus Plan goal relating to sales in new and close-out communities, the overall bonus payout for the customer-related component was reduced from 25% to 22.8%. The table below sets forth the amount each NEO received for the customer-related component and how this amount was calculated.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Customer-Related Component
2013 Bonus Plan Target Award Opportunity	$900,000	$405,000	$405,000
x % of Overall 2013 Bonus Plan Payout	x 22.8%	x 22.8%	x 22.8%
x Payment Ratio	x 150.0%	x 150.0%	x 150.0%
= $ Value Earned and Paid for Component	$307,800	$138,510	$138,510

The chart below summarizes the total awards for NEOs under the 2013 Bonus Plan.

Summary of Fiscal Year 2013 Bonus Plan Awards

	Adjusted EBITDA Component	Customer-Related Component	Total Award for 2013 Bonus Plan	% of Maximum 2013 Bonus Plan Opportunity
Mr. Merrill	$1,012,500	$307,800	$1,320,300	98%
Mr. Salomon	$455,625	$138,510	$594,135	98%
Mr. Khoury	$455,625	$138,510	$594,135	98%
Long-Term Incentive Compensation
In fiscal year 2012 and prior years, equity awards made up all or substantially all of the long-term incentive compensation opportunity for our NEOs. However, during the process of designing the executive compensation program for fiscal year 2013, the Committee determined that an insufficient number of shares remained available for issuance under the Company's 2010 Equity Incentive Plan if prior grant levels were continued. In developing the fiscal year 2013 long-term incentive compensation program, the Committee decided that, rather than seek stockholder approval for an increase in available shares at that time, it would use the remaining shares available for issuance under the 2010 Equity Incentive Plan to make equity grants in fiscal years 2013 and 2014 in amounts consistent with prior grant levels to eligible non-NEO employees. As a result, a number of equity awards were shifted away from our NEOs. The Committee determined to make up the shortfall in long-term compensation for NEOs, which remained targeted at the bottom quartile of peer companies, through implementation of a long-

term cash incentive program. In addition, this allowed the Committee to structure NEO compensation to incent improvement in gross margins and revenue over the long term, both key components of the Company's path-to-profitability program.
Accordingly, for fiscal year 2013, the Committee established a long-term cash incentive plan (the “2013 Cash LTIP”) as a substitute for a portion of the long-term equity incentive plan. The award of performance-based cash (“Performance Cash”) under the 2013 Cash LTIP represented 51% of our NEOs' total target long-term incentive compensation opportunity for fiscal year 2013. The remaining 49% of the fiscal year 2013 target long-term incentive compensation opportunity remained based on share price appreciation and was comprised of stock options (representing 35% of the grant date target value) and Performance Shares (representing 14% of the grant date target value). Consistent with the long-term incentive compensation program for fiscal year 2012, all long-term incentive compensation for fiscal year 2013 remained performance-based.
Performance Cash
As described above, for fiscal year 2013, the Committee established the 2013 Cash LTIP as a substitute for a portion of the NEO long-term equity incentive plan. Our NEOs and certain other senior corporate officers are participants in the 2013 Cash LTIP.
In order to emphasize the strategic priority of returning to sustainable profitability at the earliest possible time, the 2013 Cash LTIP was designed to drive growth in revenue and gross margin, which the Committee believes is crucial, measured at the end of a three-year period. Under the 2013 Cash LTIP, our NEOs are eligible to earn awards of Performance Cash based on the improvement in gross margin dollars (i.e., homebuilding gross profit, excluding impairments and abandonments and interest) during the three-year period ending on September 30, 2015. The three-year increase in gross margin dollars is the excess of gross margin dollars for fiscal year 2015 over the gross margin dollars for fiscal year 2012 ($176.3 million). The payout percentage will equal the percentage increase in gross margin dollars at the end of fiscal year 2015 over fiscal year 2012, with a threshold required to receive any payment set at a 69.3% increase and a maximum award set at an increase of 215.6%.
The matrix below illustrates the impact that certain three-year revenue compound annual growth rates (“CAGRs”) combined with certain gross margin percentage improvements can have on generating gross margin dollars.
Fiscal Year 2015 Gross Margin Dollars Based on Increases in Margins and Revenues
(Dollars in Thousands)

	3-Year Revenue CAGR
Cumulative Increase in Gross Margin %		10.0%	15.0%	20.0%	25.0%	30.0%	35.0%
	5.0%	$300,899	$343,824	$390,648	$441,542	$496,675	$556,216
	4.0%	$287,641	$328,675	$373,436	$422,088	$474,792	$531,709
	3.0%	$274,384	$313,526	$356,224	$402,634	$452,908	$507,202
	2.0%	$261,126	$298,377	$339,013	$383,179	$431,025	$482,696
	1.0%	$247,868	$283,228	$321,801	$363,725	$409,141	$458,189

The payout percentage achieved will be multiplied by the target compensation opportunity under the 2013 Cash LTIP, which for Mr. Merrill is 100% of his $900,000 base salary, and for Messrs. Salomon and Khoury is 75% of their $450,000 base salaries. See the table entitled “2013 Bonus Plan Overall Bonus Opportunities” on page 23 of this Proxy Statement for more information on threshold, target and maximum compensation opportunities under the 2013 Cash LTIP.
The matrix below illustrates the various payout percentages that an NEO would earn based on achieving various three-year revenue CAGRs and gross margin percentage improvements. A payout will not be earned if the Company's three-year revenue CAGR is less than 15% and gross margin improvement is less than 2%, regardless of any incremental gross margin dollars.
Payout Percentage Equal to % Increase in Gross Margin Dollars
(Dollars in Thousands)

	3-Year Revenue CAGR
Cumulative Increase in Gross Margin %		10.0%	15.0%	20.0%	25.0%	30.0%	35.0%
	5.0%	0.0%	95.1%	121.6%	150.5%	181.8%	215.6%
	4.0%	0.0%	86.5%	111.9%	139.5%	169.4%	201.7%
	3.0%	0.0%	77.9%	102.1%	128.4%	156.9%	187.7%
	2.0%	0.0%	69.3%	92.3%	117.4%	144.5%	173.8%
	1.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%

Threshold = 69.3% payout percentage for 69.3% improvement in gross margin dollars [($298,377-$176,267)/$176,267]

Target = 102.1% payout percentage for 102.1% improvement in gross margin dollars [($356,224-$176,267)/$176,267]

Maximum = 215.6% payout percentage for 215.6% improvement in gross margin dollars [($556,216-$176,267)/$176,267]
As described above, in order to determine the individual Performance Cash awards, the payout percentage achieved will be multiplied by the NEO's target award opportunity under the 2013 Cash LTIP, which for Mr. Merrill is 100% of his $900,000 base salary, and for Messrs. Salomon and Khoury is 75% of their $450,000 base salaries. A 69.3% increase in gross margin dollars (the threshold performance level) would yield a payout percentage of 69.3%, resulting in a Performance Cash award of $623,700 for Mr. Merrill (69.3% x $900,000) and a Performance Cash award of $233,888 for each of Messrs. Salomon and Khoury (69.3% x $337,500). A 102.1% increase in gross margin dollars would yield a payout percentage of 102.1%, resulting in a Performance Cash award of $918,900 for Mr. Merrill (102.1% x $900,000) and a Performance Cash award of $344,588 for each of Messrs. Salomon and Khoury (102.1% x $337,500). A 215.6% or greater increase in gross margin dollars (the maximum performance level) would yield a payout percentage of 215.6%, resulting in a Performance Cash award of $1,940,400 for Mr. Merrill (215.6% x $900,000) and a Performance Cash award of $727,650 for each of Messrs. Salomon and Khoury (215.6% x $337,500).
The Committee retains negative discretion to review the Performance Cash awards to take into account material changes to impairment. See “Executive Compensation — Grants of Plan-Based Awards” for additional information regarding these Performance Cash awards.
Stock Options
The second component of our long-term executive compensation program for fiscal year 2013 consisted of stock options granted to each of our NEOs under our 2010 Equity Incentive Plan. The dollar amount of these stock option grants, as reflected in the “Summary Compensation Table” later in this Proxy Statement, reflect an assumed accounting or “Black-Scholes” value of the grants and do not represent the actual amount of compensation that our NEOs may receive in connection with these awards. The stock options granted to our NEOs for fiscal year 2013 have an exercise price of $13.33, which is equal to the fair market value of our common stock on November 14, 2012, the effective date of the grant. As a result, our NEOs will realize the value of the grants only to the extent our share price remains above the exercise price.
Stock options granted in fiscal year 2013 vest ratably over a three-year period beginning with the first anniversary of the effective date of the grant and have an eight-year term. See “Executive Compensation — Summary Compensation Table,” “— Grants of Plan-Based Awards” and “— Outstanding Equity Awards at Fiscal Year End” for additional information regarding these awards.

Performance Shares
The third component of our long-term executive compensation program for fiscal year 2013 consisted of Performance Shares granted to each of our NEOs under our 2010 Equity Incentive Plan. Performance Shares granted in fiscal year 2013 are structured to require both absolute and relative performance. Specifically, the Performance Shares require a significant CAGR for our common stock price and total shareholder return (“TSR”) that compares favorably against the 2013 Peer Group measured at the end of a three-year performance period. The matrix below shows the percentage of granted Performance Shares that will be earned at various combinations of (i) TSR versus the 2013 Peer Group and (ii) the Company's absolute stock price at the end of the three-year performance period.
Vesting of Performance Shares after 3-Year Performance Period
(as % of Granted Performance Shares)

		Beazer 3-Year Stock Price CAGR (Beg. Avg. Mkt. Price = $17.05 per share)
		Beg. Avg. Mkt. Price	10%	20%	30%	40%
		</= $17.05	$22.69	$29.46	$37.46	$46.79
Beazer 3-Year Relative Total Shareholder Return Rank	1	0%	50%	100%	125%	150%
	2	0%	46%	92%	117%	142%
	3	0%	42%	83%	108%	133%
	4	0%	38%	75%	100%	125%
	5	0%	33%	67%	92%	117%
	6	0%	29%	58%	83%	108%
	7	0%	25%	50%	75%	100%
	8	0%	0%	42%	63%	83%
	9	0%	0%	33%	50%	67%
	10	0%	0%	25%	38%	50%
	11	0%	0%	0%	0%	0%
	12	0%	0%	0%	0%	0%
	13	0%	0%	0%	0%	0%

Levels at which Threshold or greater awards are achieved (up to Target).

Levels at which Target awards are achieved.

Levels at which awards exceeding Target are achieved. The portion of any award earned that exceeds Target will be payable in cash instead of shares.
The matrix above illustrates that no Performance Shares will be earned if our stock price does not increase after the Performance Share grant date, or if our TSR after three years is in the bottom three of the 2013 Peer Group, or if our TSR after three years is in bottom six of the 2013 Peer Group and only a 10% CAGR is achieved. Accordingly, a target level award of Performance Shares will be earned only if strong absolute and relative performance is achieved. In addition, to further the Committee's previously-noted desire to preserve shares under our 2010 Equity Incentive Plan, the portion of any award earned that exceeds target will not be paid in additional shares but instead will be paid in cash.
The Company's common stock price for awards of Performance Shares is to be based on the average closing price of our common stock on the NYSE for the 20 trading days immediately preceding (i) the effective date of the grant and (ii) the third anniversary of the effective date of grant. The effective date of the grant was November 14, 2012 and the average closing price over the prior 20 trading days was $17.05.
The matrices below show the hypothetical value of the Performance Shares for our Chief Executive Officer and other two NEOs on the third anniversary of the grant date provided that the indicated levels of absolute and relative performance are achieved. These matrices are for illustrative purposes only.

CEO's Potential Realizable Value of Performance Shares after 3-Year Performance Period

		Beazer 3-Year Stock Price CAGR (Beg. Avg. Mkt. Price = $17.05 per share)
		Beg. Avg. Mkt. Price	10%	20%	30%	40%
		</= $17.05	$22.69	$29.46	$37.46	$46.79
Beazer 3-Year Relative Total Shareholder Return Rank	1	$0	$153,158	$397,710	$632,138	$947,498
	2	$0	$140,394	$364,568	$589,995	$894,859
	3	$0	$127,631	$331,425	$547,853	$842,220
	4	$0	$114,868	$298,283	$505,710	$789,581
	5	$0	$102,105	$265,140	$463,568	$736,943
	6	$0	$89,342	$231,998	$421,425	$684,304
	7	$0	$76,579	$198,855	$379,283	$631,665
	8	$0	$0	$165,713	$316,069	$526,388
	9	$0	$0	$132,570	$252,855	$421,110
	10	$0	$0	$99,428	$189,641	$315,833
	11	$0	$0	$0	$0	$0
	12	$0	$0	$0	$0	$0
	13	$0	$0	$0	$0	$0

Levels at which Threshold or greater awards are achieved (up to Target).

Levels at which Target awards are achieved.

Levels at which awards exceeding Target are achieved. The portion of any award earned that exceeds Target will be payable in cash instead of shares.

Each Other NEO's Potential Realizable Value of Performance Shares after 3-Year Performance Period

		Beazer 3-Year Stock Price CAGR (Beg. Avg. Mkt. Price = $17.05 per share)
		Beg. Avg. Mkt. Price	10%	20%	30%	40%
		</= $17.05	$22.69	$29.46	$37.46	$46.79
Beazer 3-Year Relative Total Shareholder Return Rank	1	$0	$53,322	$138,462	$220,078	$329,870
	2	$0	$48,878	$126,924	$205,406	$311,543
	3	$0	$44,435	$115,385	$190,734	$293,217
	4	$0	$39,991	$103,847	$176,062	$274,891
	5	$0	$35,548	$92,308	$161,390	$256,565
	6	$0	$31,104	$80,770	$146,718	$238,239
	7	$0	$26,661	$69,231	$132,047	$219,913
	8	$0	$0	$57,693	$110,039	$183,261
	9	$0	$0	$46,154	$88,031	$146,609
	10	$0	$0	$34,616	$66,023	$109,957
	11	$0	$0	$0	$0	$0
	12	$0	$0	$0	$0	$0
	13	$0	$0	$0	$0	$0

Levels at which Threshold or greater awards are achieved (up to Target).

Levels at which Target awards are achieved.

Levels at which awards exceeding Target are achieved. The portion of any award earned that exceeds Target will be payable in cash instead of shares.

See “Executive Compensation — Summary Compensation Table” and “— Grants of Plan-Based Awards” for additional information regarding these awards.

Elements of Fiscal Year 2014 Executive Compensation
Consistent with our fiscal year 2013 executive compensation program, the fiscal year 2014 compensation program for our NEOs will again consist of base salary, a short-term incentive bonus plan (the “2014 Bonus Plan”) and long-term incentives in the form of equity grants and a performance cash program.
Some of the highlights of fiscal year 2014 executive compensation include:

•	the overall compensation opportunity for our NEOs continues to be targeted at the bottom quartile of our peer group;

•
short-term incentive compensation, as was the case in fiscal year 2013, is primarily linked to improved Adjusted EBITDA because the Committee continues to believe that this metric is key to the Company's efforts to return to sustainable profitability; and

•	all incentive compensation is “at-risk,” or performance-based.
In determining overall compensation for our NEOs, the Committee reviewed benchmarking for the 2014 Peer Group (as defined below under “— Peer Groups for Fiscal Years 2013 and 2014”), however, as in the past, benchmarking against a peer group was only one aspect of the process used to establish fiscal year 2014 compensation. The Committee also constructed the fiscal year 2014 compensation program based on its experience and judgment, the Company's recent performance and financial structure, the current economic environment and the Company's retention objectives. The Committee has been advised by Pearl Meyer that fiscal year 2014 overall compensation for our NEOs remains in the bottom quartile of the 2014 Peer Group, reflecting the Company's relative market capitalization and prior lack of profitability.
Base Salary
The Committee reviews the base salaries of our NEOs annually.  Based on this review, the Committee decided to leave Mr. Merrill’s base salary at its current level of $900,000 and to increase the base salary for Messrs. Salomon and Khoury from $450,000 to $525,000 effective January 1, 2014.  The increases in base salary for Messrs. Salomon and Khoury were in recognition of each executive’s performance and contribution to the Company’s success, the objective of positioning each executive’s compensation more competitively in the marketplace, and the desire to retain each executive.  These increases were recommended to the Committee by both our Chief Executive Officer and Pearl Meyer.
Short-Term Incentive Compensation
The 2014 Bonus Plan follows the structure of the 2013 Bonus Plan. However, under the 2014 Bonus Plan, the Committee increased certain award opportunities for all three NEOs. These increases, which were recommended by Pearl Meyer, were designed to increase the performance-orientation of the pay mix (further linking short-term pay and short-term performance) and create superior incentive opportunities for superior performance. These increases also serve to improve the competitive positioning of pay opportunities in the marketplace as business conditions improve and competitive pay levels rise.
The chart below shows the threshold, target and maximum award opportunities for each NEO under the 2014 Bonus Plan:

2014 Bonus Plan Overall Award Opportunities

	Threshold		Target		Maximum
	$ Value	As % of Base Salary	$ Value	As % of Base Salary	$ Value	As % of Base Salary
Mr. Merrill	$450,000	50%	$1,350,000	150%	$2,700,000	300%
Mr. Salomon	$236,250	45%	$525,000	100%	$1,050,000	200%
Mr. Khoury	$236,250	45%	$525,000	100%	$1,050,000	200%
See the table entitled “2013 Bonus Plan Overall Award Opportunities” on page 23 of this Proxy Statement to see how certain award opportunities increased under the 2014 Bonus Plan as compared to the 2013 Bonus Plan.

Adjusted EBITDA Component of 2014 Bonus Plan
The Committee believes that the 2013 Bonus Plan's emphasis on an Adjusted EBITDA metric contributed to the over $64.5 million increase in Adjusted EBITDA from fiscal year 2012 to fiscal year 2013. Based on the demonstrated success of this metric as a driver of financial results under the 2013 Bonus Plan, and because improvement in Adjusted EBITDA is key to the Company's efforts to return to sustainable profitability, the Committee decided to continue to emphasize improving Adjusted EBITDA as a primary driver for short-term incentive compensation under the 2014 Bonus Plan.
Under the 2014 Bonus Plan, 75% of the overall annual bonus opportunity will be based on the achievement of certain pre-determined Bonus Plan Adjusted EBITDA levels. For purposes of the 2014 Bonus Plan, “Bonus Plan Adjusted EBITDA” is the Company's fiscal year 2014 Adjusted EBITDA excluding an accrual for corporate bonus payments.
Achievement of threshold Bonus Plan Adjusted EBITDA (equal to an approximate 24% improvement over 2013 Bonus Plan Adjusted EBITDA) will result in a payout of 75% of each NEO's overall threshold award opportunity under 2014 Bonus Plan (i.e., 50% of base salary for Mr. Merrill and 45% of base salary for Messrs. Salomon and Khoury). Achievement of target Bonus Plan Adjusted EBITDA (equal to an approximate 46% improvement over 2013 Bonus Plan Adjusted EBITDA) will result in a payout of 75% of each NEO's overall target award opportunity under 2014 Bonus Plan (i.e., 150% of base salary for Mr. Merrill and 100% of base salary for Messrs. Salomon and Khoury). Achievement of maximum Bonus Plan Adjusted EBITDA (equal to an approximate 80% improvement over 2013 Bonus Plan Adjusted EBITDA) will result in a payout of 75% of each NEO's overall maximum award opportunity under the 2014 Bonus Plan (i.e., 300% of base salary for Mr. Merrill and 200% of base salary for Messrs. Salomon and Khoury).
Although the Company exceeded the maximum Bonus Plan Adjusted EBITDA performance target for fiscal year 2013, the Committee believes that the Bonus Plan Adjusted EBITDA performance targets for fiscal year 2014 will be challenging for management to attain in view of the slight increase in active communities projected for the Company in fiscal year 2014. In addition, as disclosed in our 2013 Form 10-K, the Company has continued to aggressively pursue land acquisitions in an effort to increase community count. Many of these new land parcels will require cash expenditures for development in fiscal year 2014 and therefore are not expected to generate significant revenue until fiscal year 2015.
Once threshold Bonus Plan Adjusted EBITDA is achieved, a percentage multiplier derived from the actual Bonus Plan Adjusted EBITDA performance level as a percentage of target performance (the “2014 Payment Ratio”) will be calculated. To the extent that the actual Bonus Plan Adjusted EBITDA performance level for fiscal year 2014 is between threshold and target or target and maximum, linear interpolation will be applied to determine the 2014 Payment Ratio.
Customer-Related Component of 2014 Bonus Plan
The remaining 25% of the annual bonus opportunity under the 2014 Bonus Plan will be earned based on the achievement of certain metrics related to customer experience and sales performance in our new communities. The Company believes that the precise strategies and target performance under the customer-related component represent confidential strategic information, the disclosure of which, in advance of executing such strategies, would not be in the best interests of our stockholders. However, this component of the 2014 Bonus Plan generally relates to maintaining focus on a high level of customer satisfaction and excellent sales performance in our new communities.
Assuming threshold Bonus Plan Adjusted EBITDA is achieved, the 2014 Payment Ratio would be applied to calculate the award for the customer-related component of the 2014 Bonus Plan to the extent the various performance goals within such component are achieved. However, even if performance under the customer-related component is achieved, no payment will be made under the 2014 Bonus Plan unless threshold Bonus Plan Adjusted EBITDA is achieved.

Hypothetical Calculation of 2014 Bonus Plan Award at Target Performance
The table below demonstrates how a 2014 Bonus Plan award would be calculated for each of our NEOs assuming achievement of target Bonus Plan Adjusted EBITDA and full achievement of all customer-related components. This calculation is for illustrative purposes only.

	Mr. Merrill	Mr. Salomon	Mr. Khoury
Adjusted EBITDA Component
% of Overall 2014 Bonus Plan Opportunity	75%	75%	75%
x 2014 Bonus Plan Target Award Opportunity	x $1,350,000	x $525,000	x $525,000
x Payment Ratio	x 100%	x 100%	x 100%
$ Value Earned for Component	$1,012,500	$393,750	$393,750
Customer-Related Component
% of Overall 2014 Bonus Plan Opportunity	25%	25%	25%
x 2014 Bonus Plan Target Award Opportunity	x $1,350,000	x $525,000	x $525,000
x Payment Ratio	x 100%	x 100%	x 100%
$ Value Earned for Component	$337,500	$131,250	$131,250
Total Hypothetical 2014 Bonus Plan Target Award	$1,350,000	$525,000	$525,000
For more information regarding the overall award opportunities under the 2014 Bonus Plan, see the table entitled “2014 Bonus Plan Overall Award Opportunities” on page 29 of this Proxy Statement.
The Company believes payments under with 2014 Bonus Plan will qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. All payments under the 2014 Bonus Plan are subject to the negative discretion of the Committee and the Board to reduce awards even where performance targets are achieved.
Long-Term Incentive Compensation
Consistent with the long-term incentive compensation program for fiscal year 2013, all long-term incentive compensation for fiscal year 2014 is performance-based.
As described above under “— Elements of Fiscal Year 2013 Compensation — Long-Term Incentive Compensation,” in fiscal year 2013, in view of the Company's goal of returning to sustainable profitability and the limited number of shares remaining available for issuance under our 2010 Equity Incentive Plan, the Committee implemented the new 2013 Cash LTIP as a substitute for a portion of the long-term equity incentive plan for NEOs. The Committee decided to continue a long-term cash incentive program for fiscal year 2014 (the “2014 Cash LTIP”). Our NEOs and certain other senior corporate officers are participants in the 2014 Cash LTIP due to continuing equity plan share constraints. Consistent with the 2013 Cash LTIP, the 2014 Cash LTIP is designed to drive growth in revenue and gross margin measured at the end of a three-year period in order to emphasize the strategic priority of returning the Company to profitability at the earliest time. Awards of Performance Cash under the 2014 Cash LTIP represent the largest portion of our NEOs' total target long-term incentive compensation opportunity. The remaining portion of the fiscal year 2014 target long-term incentive compensation opportunity remains based on share price appreciation and relative total stockholder return and is comprised of stock options and Performance Shares.
The following table sets forth the long-term incentive award mix for our NEOs under the fiscal year 2014 compensation program, which remains targeted at the bottom quartile of the 2014 Peer Group:

	Performance Cash	Stock Options	Performance Shares
Mr. Merrill	50%	36%	14%
Mr. Salomon	55%	32%	13%
Mr. Khoury	55%	32%	13%
Performance Cash
For fiscal year 2014, the most significant component of NEO long-term incentive compensation will again be comprised of Performance Cash awards under the 2014 Cash LTIP that are based on the achievement of significant improvement in unleveraged gross margin and revenue over the next three fiscal years.

While the Company's improvements in Average Sales Per Community and gross margin during fiscal year 2013 were noteworthy, the Committee recognizes that there must be a continued focus on improving sales velocity and gross margin to achieve sustainable profitability. For this reason, the Committee determined to continue utilizing a set of gross margin improvement targets for the 2014 Cash LTIP that are linked to revenue improvement in an effort to ensure that our NEOs are motivated not just to increase sales, but to do so without sacrificing gross margin over the next three years.
Under the 2014 Cash LTIP, our NEOs are eligible to earn cash awards based on the three-year improvement in gross margin dollars (i.e., homebuilding gross profit, excluding impairments and abandonments and interest). The three-year increase in gross margin dollars is the excess of gross margin dollars for fiscal year 2016 over the gross margin dollars for fiscal year 2013 ($255.9 million), expressed as a percentage.
Each NEO's award payment under the 2014 Cash LTIP will be calculated as follows:
Step 1: Determine gross margin dollars as of the end of fiscal year 2013 ($255.9 million).
Step 2: Determine gross margin dollars as of the end of the third year in the performance period (fiscal year 2016).
Step 3: Calculate the percentage increase in gross margin dollars achieved by the Company over the three-year performance period by dividing (1) fiscal year 2016 gross margin dollars minus fiscal year 2013 gross margin dollars by (2) fiscal year 2013 gross margin dollars.
Step 4: Calculate the payout percentage by adding ten percentage points to the percentage increase in gross margin dollars (derived in Step 3) to account for stretch goals, as described in further detail below.
Step 5: Determine the award payment by multiplying the payout percentage by the target compensation opportunity under the 2014 Cash LTIP, which for Mr. Merrill is 100% of his $900,000 base salary, and for Messrs. Salomon and Khoury is 75% of their $525,000 base salaries, which will become effective on January 1, 2014.
Although the Company improved homebuilding gross margins for fiscal year 2013 by 230 basis points compared to fiscal year 2012, the Committee recognizes that comparable increases in gross margin may be significantly more challenging to achieve. Based on the premise that further increases in gross margin will constitute a stretch objective for our NEOs, the payout percentage under the 2014 Cash LTIP will equal the percentage increase in gross margin dollars at the end of fiscal year 2016 over fiscal year 2013 plus an additional ten percentage points to account for stretch performance goals, subject to the threshold and maximum payouts described below. Including the supplemental ten percentage points of target associated with stretch goals, a 90% increase in gross margin dollars would fund 100% of the target award for each NEO.
The matrix below illustrates the impact that certain three-year revenue CAGRs combined with gross margin percentage improvements can have on generating gross margin dollars.
Fiscal Year 2016 Gross Margin Dollars Based on Increases in Margins and Revenues
(Dollars in Thousands)

	3-Year Revenue CAGR
Cumulative Increase in Gross Margin %		10.0%	15.0%	20.0%	25.0%	30.0%	35.0%
	5.0%	$425,778	$486,518	$552,776	$624,792	$702,806	$787,058
	4.0%	$408,752	$467,063	$530,671	$599,808	$674,702	$755,585
	3.0%	$391,726	$447,608	$508,567	$574,823	$646,598	$724,111
	2.0%	$374,699	$428,153	$486,462	$549,838	$618,493	$692,638
	1.0%	$357,673	$408,697	$464,357	$524,854	$590,389	$661,165
The matrix below illustrates the various payout percentages of the target opportunity that an NEO would earn based on achieving various three-year revenue CAGRs and gross margin percentage improvements. A payout will not be earned if the Company's three-year revenue CAGR is less than 15% and gross margin improvement is less than 1%, regardless of any incremental gross margin dollars.

Payout Percentage Equal to % Increase in Gross Margin Dollars plus 10 Percentage Points (1)
(Dollars in Thousands)

	3-Year Revenue CAGR
Cumulative Increase in Gross Margin %		10.0%	15.0%	20.0%	25.0%	30.0%	35.0%
	5.0%	0.0%	100.1%	126.0%	154.1%	184.6%	217.5%
	4.0%	0.0%	92.5%	117.3%	144.4%	173.6%	205.2%
	3.0%	0.0%	84.9%	108.7%	134.6%	162.6%	192.9%
	2.0%	0.0%	77.3%	100.1%	124.8%	151.7%	180.6%
	1.0%	0.0%	69.7%	91.4%	115.1%	140.7%	168.3%

Threshold = 69.7% payout percentage for 59.7% improvement in gross margin dollars [($408,697-$255,933)/$255,933]

Target = 108.7% payout percentage for 98.7% improvement in gross margin dollars [($508,567-$255,933)/$255,933]

Maximum = 217.5% payout percentage for 207.5% improvement in gross margin dollars [($787,058-$255,933)/$255,933]

(1)	Award funding equals percentage increase in gross margin dollars, plus an additional ten percentage points to account for stretch performance goals.
As described above, in order to determine the individual Performance Cash awards, the payout percentage achieved will be multiplied by the NEO's target award opportunity under the 2014 Cash LTIP, which for Mr. Merrill is 100% of his $900,000 base salary, and for Messrs. Salomon and Khoury is 75% of their $525,000 base salaries (effective January 1, 2014). A 59.7% increase in gross margin dollars (the threshold performance level) would yield a payout percentage of 69.7%, resulting in a Performance Cash award of $627,300 for Mr. Merrill (69.7% x $900,000) and a Performance Cash award of $274,444 for each of Messrs. Salomon and Khoury (69.7% x $393,750). A 98.7% increase in gross margin dollars would yield a payout percentage of 108.7%, resulting in a Performance Cash award of $978,300 for Mr. Merrill (108.7% x $900,000) and a Performance Cash award of $428,006 for each of Messrs. Salomon and Khoury (108.7% x $393,750). A 207.5% or greater increase in gross margin dollars (the maximum performance level) would yield a payout percentage of 217.5%, resulting in a Performance Cash award of $1,957,500 for Mr. Merrill (217.5% x $900,000) and a Performance Cash award of $856,406 for each of Messrs. Salomon and Khoury (217.5% x $393,750).
The Committee retains negative discretion to review the Performance Cash awards to take into account material changes to impairment.
Stock Options
Stock options granted as part of the fiscal year 2014 long-term incentive compensation program are substantially similar to those granted to NEOs in fiscal year 2013. The stock options granted to our NEOs for fiscal year 2014 have an exercise price of $19.11, which is equal to the fair market value of our common stock on November 8, 2013, the effective date of the grant. Such awards vest ratably over a three-year period beginning with the first anniversary of the grant date and have an eight-year term.
Performance Shares
Performance Shares granted as part of fiscal year 2014 long-term incentive compensation are similar to those granted to NEOs in fiscal year 2013, and require a TSR that compares favorably against the 2014 Peer Group measured at the end of a three-year performance period. However, in a change from the Performance Shares granted for the fiscal year 2013, based on advice from Pearl Meyer and its own internal deliberations, the Committee decided to remove the metric that required an absolute CAGR for the Company's common stock in light of the fact that absolute stock price appreciation is rewarded through the grant of stock options. The matrix below shows the percentage of granted Performance Shares that will be earned at various combinations of TSR versus the 2014 Peer Group.

Vesting of Performance Shares after 3-Year Performance Period
(as % of Granted Performance Shares)

	Ranking	% of Target Shares Earned
Beazer 3-Year Relative Total Shareholder Return Rank	1	150%
	2	150%
	3	140%
	4	130%
	5	120%
	6	110%
	7	100%
	8	80%
	9	60%
	10	40%
	11	20%
	12	0%
	13	0%
	14	0%

The matrix above illustrates that no Performance Shares will be earned if our TSR after three years is in the bottom three of the 2014 Peer Group. In addition, to further the Committee's previously-noted desire to preserve shares under the Company's 2010 Equity Incentive Plan, the portion of any award earned that exceeds target will not be paid in additional shares but instead will be paid in cash. TSR calculations for the Company and the 2014 Peer Group companies will be based on the average closing price of our common stock on the NYSE for the 20 trading days immediately preceding (i) the effective date of the grant and (ii) the third anniversary of the effective date of grant. The effective date of the grant was November 8, 2013 and the average closing price over the prior 20 trading days was $18.49.

Peer Groups for Fiscal Years 2013 and 2014
For fiscal year 2013, our industry peer group consisted of D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, Lennar Corporation, M.D.C. Holdings, Inc., M/I Homes, Inc., Meritage Homes Corporation, NVR, Inc., PulteGroup, Inc., The Ryland Group, Inc., Standard Pacific Corp. and Toll Brothers, Inc. (the “2013 Peer Group”). These companies were chosen because they constitute some of the nation's largest publicly-traded homebuilders, tend to be among our chief competition in the markets where we operate and are among our chief competition for management talent. For fiscal year 2014, our peer group consisted of the twelve companies in the 2013 Peer Group and Taylor Morrison Home Corporation, which became a publicly-traded company in April 2013 (the “2014 Peer Group”).
Other Elements of Executive Compensation
Deferred Compensation Plan
Effective January 1, 2002, the Company adopted the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer a portion of their current compensation. In connection the election of the new management team in 2011, the Committee decided to make an annual contribution to the Deferred Plan for the benefit of each NEO as follows: Mr. Merrill, $100,000 and Messrs. Salomon and Khoury, $50,000 each. These amounts are one-half of the amounts provided to comparable executives of the Company in previous years. These contributions will be made in equal monthly installments each year and are subject to several restrictions and limitations including the Committee's right to terminate or suspend any such contribution in the future.
Other Benefits
We do not have a defined benefit pension plan or supplemental executive retirement plan. Our executive management team, including our NEOs, participate in our various benefit programs on the same terms as other employees. The Company does not provide or reimburse for automobiles or club dues.

Employment Agreements
In August 2011, the Company entered into employment agreements with Mr. Merrill and Mr. Salomon in connection with their new positions as Chief Executive Officer and Chief Financial Officer, respectively, and Mr. Khoury, in connection with his assumption of additional responsibilities as Chief Administrative Officer (the “Agreements”). Pursuant to the Agreements, each executive relinquished an existing change of control agreement, and in addition, Mr. Merrill relinquished an employment contract. The Agreements are virtually identical in non-economic terms, and set forth each executive's responsibilities, non-compete and non-solicitation obligations, confidentiality and intellectual property obligations and restrictions, and termination provisions. In addition, the Agreements set forth base salary, targeted bonus and equity awards and, if applicable, severance payments, for each executive, all of which are described in greater detail below. Other than as described below, the Agreements do not provide for benefits or perquisites materially different from those available to other Company employees.
Our Board of Directors, at the recommendation of the Committee, determined it was in the best interests of the Company and our stockholders to reduce the inevitable distractions to our NEOs that result from uncertainties and risks created by a pending or threatened change of control, and as such, determined to provide our NEOs with compensation that is considered customary and competitive in the event of both a change of control and separation from the Company. For this reason, each of the Agreements has change of control provisions. These provisions provide for continued employment of the NEO for two years following a change of control or payment of stated benefits if the NEO's employment is terminated without cause, or if he leaves with Good Reason (as defined in the Agreements), within two years of a change of control.
Specifically, the Agreements provide for a lump sum severance payment in the event of a Change of Control (as defined in the Agreements) followed by a termination of the NEO without Cause (as defined in the Agreements) or a resignation for Good Reason. In such event, the severance payment for Mr. Merrill would be $3,000,000 and for Messrs. Salomon and Khoury $1,500,000 each. Where there is no Change of Control, in the event of a termination without Cause or a resignation for Good Reason, each executive will receive severance payments, payable in equal installments over twelve months. The severance payment for Mr. Merrill in this situation would be $2,000,000 and for Messrs. Salomon and Khoury $1,000,000 each. The Agreements have a four-year term and do not automatically renew. In addition, no severance will be payable if any of the Agreements expire by the end of the four-year term or the executive resigns without Good Reason (as defined in the Agreements). The Agreements do not entitle the executives to any extension or continuation of employee benefits or any tax gross-up.
A more detailed description of the key terms of the Agreements may be found below under “Executive Compensation — Potential Payments Upon Termination or Change of Control — Employment Agreements.”
Various Compensation Policies
Stock Ownership and Holding Requirements
In November 2011, the Committee reinstituted a stock ownership policy that requires NEOs and members of the Board of Directors to acquire a meaningful level of stock ownership in the Company. The stock ownership policy requires each NEO to own the lesser of either a multiple of base salary (or, for directors, annual retainer) or a fixed number of shares (set at policy adoption). The stock ownership requirements are based on a multiple of base salary or annual retainer and are as set forth below:

Multiple of Base Salary/ Annual Retainer
Chief Executive Officer	3.0 x base salary
Other NEOs	1.5 x base salary
Directors	3.0 x annual retainer
NEOs and directors have five years from adoption of the policy to comply with the ownership requirements. For purposes of the stock ownership policy, the following types of share holdings are counted towards an individual's stock ownership: (i) stock that is considered beneficially owned, (ii) two-thirds of service-based restricted stock and (iii) one-third of in the money stock options. As of December 13, 2013, each of our NEOs and directors was in compliance with our stock ownership policy.
In connection with the adoption of the stock ownership policy, the Committee also adopted a stock holding policy that requires NEOs and directors to hold 50% of net after-tax shares issued upon vesting of restricted stock or stock option exercises until their required respective stock ownership levels are achieved. Once an individual achieves the stock ownership requirement, the holding period will no longer apply.
Compensation Clawback Policy
The Committee has adopted an incentive compensation clawback policy that would enable the Company to clawback all or a portion of incentive compensation in the event an individual's misconduct causes the Company to have to issue a restatement of its financials, to the extent that individual's incentive compensation was based on the misstated financials. The Committee will amend the clawback policy, as needed, once the SEC adopts the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Act.
Tax Deductibility of Compensation
It is the Committee's general policy to consider whether particular payments and awards are deductible to the Company for federal income tax purposes under Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deductibility for federal income tax purposes of compensation payments to certain executive officers in excess of $1 million, subject to certain exemptions and exceptions.
In connection with the settlement of a shareholder suit in August 2011, the Committee agreed that it will not rely on the following business criteria, listed in Section 15.01 of the Company's 2010 Equity Incentive Plan, as performance conditions when it grants awards under the 2010 Equity Incentive Plan that are intended to comply with Section 162(m) of the Internal Revenue Code: (i) cash flow per share, (ii) customers, (iii) expense targets, (iv) customer retention, (v) return on investments, (vi) Fair Market value of the Company or any Affiliate, and (vii) working capital targets. The Company believes the settlement and the actions taken by the Committee do not materially alter the terms of the 2010 Equity Incentive Plan, which was approved by stockholders in April 2010.
For fiscal year 2012, 2013 and 2014 equity awards, the business criteria considered by the Committee for purposes of compliance with Section 162(m) was a combination of stock price and total return to shareholders, as compared to the Company's peer group for the applicable fiscal year.
The table below shows the amounts of awards granted in the past three years under the Company's 2010 Equity Incentive Plan that were intended to comply with certain exemptions and exceptions under Section 162(m). The rules related to Section 162(m) are complex, and there can be no assurance that the awards listed below will qualify for one of the exemptions or exceptions under Section 162(m).

Name	Fiscal Year Award Granted	Stock Options (#)	Performance Shares (#)
Allan P. Merrill	2012 (1)	58,264	58,264
	2013 (2)	86,000	13,500
	2014 (3)	86,000	13,500
Kenneth F. Khoury	2012 (1)	20,392	20,392
	2013 (2)	30,200	4,700
	2014 (3)	30,200	4,700

(1)    See pages 28-30 of our Proxy Statement filed with the SEC on December 19, 2012 for additional information.
(2)    See pages 27-28 of this Proxy Statement for additional information.
(3)    See pages 33-34 of this Proxy Statement for additional information.

Although the Committee takes into consideration the provisions of Section 162(m), being eligible for tax deductibility is not a primary focus but one consideration among many in the design of our executive compensation program.

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis set forth above be included in this Proxy Statement and our Annual Report on Form 10-K.
Larry T. Solari (Chair)
Peter G. Leemputte
Norma A. Provencio
The Members of the Compensation Committee

EXECUTIVE COMPENSATION
Summary Compensation Table
Set forth below is summary compensation information for the fiscal years ended September 30, 2013, September 30, 2012 and September 30, 2011 for each of our NEOs.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)(5)	Option Awards ($) (4)(5)	Non-Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)	Total ($) (5)
Allan P. Merrill	2013	$900,000	$-	$57,375	$463,540	$1,320,300	$110,012	$2,851,227
President and Chief Executive Officer (1)	2012	$900,000	$-	$329,192	$250,535	$1,350,000	$107,500	$2,937,227
	2011	$690,962	$-	$415,053	$185,150	$405,745	$62,550	$1,759,460

Robert L. Salomon	2013	$450,000	$-	$19,975	$162,778	$594,135	$58,091	$1,284,979
Executive Vice President, Chief Financial Officer and Chief Accounting Officer (2)	2012	$450,000	$-	$115,215	$87,685	$607,500	$57,500	$1,317,900
	2011	$329,938	$-	$140,079	$62,488	$131,403	$11,292	$675,200

Kenneth F. Khoury	2013	$450,000	$-	$19,975	$162,778	$594,135	$57,929	$1,284,817
Executive Vice President, General Counsel and Chief Administrative Officer (3)	2012	$450,000	$-	$115,215	$87,685	$607,500	$57,500	$1,317,900
	2011	$415,160	$-	$276,700	$123,433	$225,055	$7,350	$1,047,698
_______________________

(1)
Effective June 12, 2011, Mr. Merrill was appointed as our President and Chief Executive Officer. Prior to his appointment as President and Chief Executive Officer, Mr. Merrill served as our Executive Vice President and Chief Financial Officer.

(2)
Effective June 12, 2011, Mr. Salomon was appointed as our Executive Vice President and Chief Financial Officer. Prior to his appointment as Executive Vice President and Chief Financial Officer, Mr. Salomon served as our Senior Vice President and Chief Accounting Officer.

(3)
Effective June 12, 2011, Mr. Khoury was appointed as our Chief Administrative Officer. Prior to assuming the position of Chief Administrative Officer, Mr. Khoury served, and continues to serve, as our Executive Vice President and General Counsel.

(4)
Represents the aggregate grant date fair value of awards in each of the fiscal years indicated above determined in accordance with FASB ASC Topic 718. These are not amounts paid to or realized by the NEO. The grant date fair value of the Performance Shares was calculated based on a “Monte Carlo” simulation model, which utilizes multiple variables that determine the probability of satisfying the market-based performance conditions stipulated in the award. The dollar amount of the stock option grants reflect an assumed accounting or “Black-Scholes” value of the grants. Further information regarding the valuation of stock and option awards can be found in Notes 1 and 13 to our Consolidated Financial Statements in our 2013 Form 10-K.

(5)
Descriptions of the long-term incentive programs pursuant to which these awards were made are provided under “Compensation Discussion and Analysis” above. All fiscal year 2013 grants are reflected in the Grants of Plan-Based Awards table below. The cumulative number of restricted shares and Performance Shares held by each NEO, and their aggregate market value at September 30, 2013, are shown in the Outstanding Equity Awards at Fiscal Year End table below. We caution that the amounts reported in the table for stock and option awards and, therefore, total compensation may not represent the amounts that each NEO will actually realize from the awards. Whether, and to what extent, an NEO realizes value will depend on a number of factors, including our performance and stock price.

(6)	Includes $13,140 for Mr. Salomon in fiscal year 2011 which was deferred by Mr. Salomon under our Deferred Plan.

(7)	“All Other Compensation” consists of the following:

Name	Year	Deferred Compensation or Discretionary Lump Sum Contributions	401(k) Company Match	Total
Allan P. Merrill	2013	$102,362	$7,650	$110,012
Robert L. Salomon	2013	$50,441	$7,650	$58,091
Kenneth F. Khoury	2013	$50,279	$7,650	$57,929

Grants of Plan-Based Awards
The following table shows information about eligible or granted plan-based awards for fiscal year 2013 to our NEOs.

	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name			Threshold	Target	Maximum
Allan P. Merrill	PS	11/14/2012	—	—	—	13,500	—	$13.33	$57,375
	NQSO	11/14/2012	—	—	—	—	86,000	$13.33	$463,540
	BP	11/14/2012	$450,000	$900,000	$1,350,000	—	—	—	—
	PC	11/14/2012	$623,700	$918,900	$1,940,400	—	—	—	—
Robert L. Salomon	PS	11/14/2012	—	—	—	4,700	—	$13.33	$19,975
	NQSO	11/14/2012	—	—	—	—	30,200	$13.33	$162,778
	BP	11/14/2012	$202,500	$405,000	$607,500	—	—	—	—
	PC	11/14/2012	$233,888	$344,588	$727,650	—	—	—	—
Kenneth F. Khoury	PS	11/14/2012	—	—	—	4,700	—	$13.33	$19,975
	NQSO	11/14/2012	—	—	—	—	30,200	$13.33	$162,778
	BP	11/14/2012	$202,500	$405,000	$607,500	—	—	—	—
	PC	11/14/2012	$233,888	$344,588	$727,650	—	—	—	—
_______________________

(1)	Award Type: PS = Performance Shares, NQSO = Non-Qualified Stock Options, BP = 2013 Bonus Plan, PC = Performance Cash under 2013 Cash LTIP.

(2)	See footnote 4 to the Summary Compensation Table above for an explanation of the calculation of the grant date fair value of the applicable awards.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Stock and Option Awards
Grants of equity incentive plan awards for fiscal year 2013 and the full grant date fair value (determined in accordance with ASC 718) of such awards are disclosed in the Grants of Plan-Based Awards table above. Whether, and to what extent, an NEO realizes value upon vesting/exercise will depend on a number of factors, including our performance and stock price. See footnotes 4 and 5 to the Summary Compensation Table above.
Historically, we have utilized four equity-based, long-term incentives: stock options, SSARs, time-based restricted stock and performance-based restricted stock pursuant to our 1999 and 2010 Equity Incentive Plans. For fiscal year 2013, only stock options and performance-based restricted stock (in the form of Performance Shares) were awarded. The fiscal year 2013 equity awards vest as follows:

•	Stock options granted in fiscal year 2013 vest ratably over a three-year period. Awards of stock options expire eight years after grant.

•
Performance Shares granted in fiscal year 2013 will vest three years from the date of grant only if certain relative and absolute performance requirements are met. See pages 27-28 of this Proxy Statement for more information on the vesting requirements for these Performance Shares.

Non-Equity Incentive Plan Awards
Non-equity incentive plan awards for fiscal year 2013 consisted of cash awards pursuant to our 2013 Bonus Plan and 2013 Cash LTIP. Our 2013 Bonus Plan includes threshold, target and maximum potential award opportunities, assuming achievement of certain Adjusted EBITDA and customer-related components. Actual cash payments based on achievement are made annually following the completion of our fiscal year. See pages 23-24 of this Proxy Statement for more information regarding the 2013 Bonus Plan. Our 2013 Cash LTIP includes threshold, target and maximum potential long-term incentive award opportunities payable for performance during the period of September 30, 2012 through September 30, 2015. See pages 25-26 of this Proxy Statement for more information on the 2013 Cash LTIP.

Outstanding Equity Awards at Fiscal Year End
The following table provides information with respect to the common stock that may be issued upon the exercise of options, SSARs and performance-based restricted stock by our NEOs under our 1999 and 2010 Equity Incentive Plans as of September 30, 2013.

		Option Awards					Stock Awards
										Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options/SSARs					Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (5)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (4)
Name	Grant Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date
Allan P. Merrill	5/1/2007	52,941	—	(1)	$170.00	5/1/2014	—		—	—	—
	5/1/2007	—	—		—	—	3,529	(1)	$63,522	—	—
	8/10/2009	40,002	—		$19.70	8/10/2016	—		—	—	—
	5/11/2010	35,659	—		$28.45	5/11/2017	—		—	—	—
	11/11/2010	11,700	5,850	(2)	$23.65	11/11/2017	—		—	—	—
	11/11/2010	—	—		—	—	17,550	(3)	$315,900	—	—
	11/16/2011	19,422	38,842	(2)	$10.80	11/16/2019	—		—	—	—
	11/16/2011	—	—		—	—	—		—	58,264	$1,048,752
	11/14/2012	—	86,000	(2)	$13.33	11/14/2020	—		—	—	—
	11/14/2012	—	—		—	—	—		—	13,500	$243,000

Robert L. Salomon	8/10/2009	4,800	—		$19.70	8/10/2016	—		—	—	—
	5/11/2010	5,943	—		$28.45	5/11/2017	—		—	—	—
	11/11/2010	3,948	1,974	(2)	$23.65	11/11/2017	—		—	—	—
	11/11/2010	—	—		—	—	5,923	(3)	$106,614	—	—
	11/16/2011	6,798	13,594	(2)	$10.80	11/16/2019	—		—	—	—
	11/16/2011	—	—		—	—	—		—	20,392	$367,056
	11/14/2012	—	30,200	(2)	$13.33	11/14/2020	—		—	—	—
	11/14/2012	—	—		—	—	—		—	4,700	$84,600

Kenneth F. Khoury	8/10/2009	20,001	—		$19.70	8/10/2016	—		—	—	—
	5/11/2010	17,829	—		$28.45	5/11/2017	—		—	—	—
	11/11/2010	7,800	3,900	(2)	$23.65	11/11/2017	—		—	—	—
	11/11/2010	—	—		—	—	11,700	(3)	$210,600	—	—
	11/16/2011	6,798	13,594	(2)	$10.80	11/16/2019	—		—	—	—
	11/16/2011	—	—		—	—	—		—	20,392	$367,056
	11/14/2012	—	30,200	(2)	$13.33	11/14/2020	—		—	—	—
	11/14/2012	—	—		—	—	—		—	4,700	$84,600
__________________________

(1)
In May 2007, our Compensation Committee approved long-term stock incentive grants for Mr. Merrill, at the time he joined the Company. The vesting schedule for these grants are different from those described above under “— Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” as follows:

•
Stock Options or SSARs: Beginning three years after the date of grant, the stock options or SSARs vest one-third each year for three years and will expire seven years after the date of grant. Upon termination of employment other than for cause or voluntary resignation, a portion of the stock options or SSARs will vest, depending on length of service since the grant date.

•
Time-Based Restricted Stock: Beginning five years after the date of grant, the restrictions on one-third of the time-based restricted stock will lapse each year for three years, subject to continued employment. Upon termination of employment other than for cause or voluntary resignation, a portion of the restricted stock will vest, depending on length of service since the grant date.

(2)	Award vests ratably over a three-year period.

(3)	Award vests three years following grant.

(4)	Reflects the value using the closing price of our common stock of $18.00 on the last trading day of fiscal year 2013 (September 30, 2013).

(5)
Performance-Based Restricted Stock (Performance Shares): On the third anniversary of the date of the grant, performance-based restricted stock vests contingent upon the actual compound annual growth rate (“CAGR”) of our common stock and our total shareholder return (“TSR”) compared to that of a peer group of companies for the three-year performance period. CAGR means the year-over-year growth rate of an investment in our common stock over the three-year performance period. TSR means the return a holder of our common stock earns over the three-year performance period, expressed as a percentage, and including changes in average market value of, and dividends or other distributions with respect to, our common stock, and converted to an annual rate. TSR is determined by taking the sum of (a) the “ending average market value” of our common stock reduced by the “beginning average market value” of our common stock and (b) dividends or other distributions with respect to a share of our common stock paid during the three-year performance period, and (c) dividing such sum by the “beginning average market value” of our common stock. Beginning average market value means the average of the closing price of our common stock as reported by the NYSE for last 20 trading days ending prior to the grant date. Ending average market value means the average of the closing price of our common stock as reported by the NYSE for the last 20 trading days of the performance period.

The performance criteria and corresponding vesting percentages for performance-based restricted stock are as follows. The portion of any award earned that exceeds Target (100%) will not be paid in additional shares but instead will be paid in cash.

	Beazer 3-Year Stock Price CAGR
Beazer 3-Year relative TSR Peer Ranking	Beg Avg Market Value	10%	20%	30%	40%
Equal to or above 1st Ranked Peer	0%	50%	100%	125%	150%
Equal to or above 2nd Ranked Peer	0%	46%	92%	117%	142%
Equal to or above 3rd Ranked Peer	0%	42%	83%	108%	133%
Equal to or above 4th Ranked Peer	0%	38%	75%	100%	125%
Equal to or above 5th Ranked Peer	0%	33%	67%	92%	117%
Equal to or above 6th Ranked Peer	0%	29%	58%	83%	108%
Equal to or above 7th Ranked Peer	0%	25%	50%	75%	100%
Equal to or above 8th Ranked Peer	0%	0%	42%	63%	83%
Equal to or above 9th Ranked Peer	0%	0%	33%	50%	67%
Equal to or above 10th Ranked Peer	0%	0%	25%	38%	50%
Equal to or below 11th Ranked Peer	0%	0%	0%	0%	0%
Upon a change in control (as defined in the 2010 Equity Incentive Plan) or the termination of employment due to death or disability, all performance-based restricted shares will vest. Upon termination of employment due to retirement, a portion of the performance-based restricted shares will vest, depending on length of service since the grant date. In the event of termination for cause (as defined in the award agreement), termination not for cause (as defined in the award agreement), voluntary resignation or other termination of employment (other than as a result of death, disability or retirement) prior to the third anniversary of the date of grant and prior to a change of control, all unvested performance-based restricted shares will be forfeited.
Option Exercises and Stock Vested
The following table provides information with respect to the number and value of shares acquired during fiscal year 2013 by our NEOs from the vesting of restricted stock.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($)
Allan P. Merrill	39,189	$798,840
Robert L. Salomon	5,943	$123,258
Kenneth F. Khoury	17,830	$369,794

Non-Qualified Deferred Compensation
As discussed above, we maintain the Beazer Homes Deferred Compensation Plan (the “Deferred Plan”) to provide eligible employees the opportunity to defer receipt of current compensation. The following table sets forth the non-qualified deferred compensation of each of our NEOs in fiscal year 2013.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings/ (Losses) in Last FY ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (2)
Allan P. Merrill	$0	$102,362	$93,750	$0	$555,155
Robert L. Salomon	$0	$50,441	$22,078	$4,479	$145,526
Kenneth F. Khoury	$0	$50,279	-$181	$0	$99,985
_______________________

(1)
Represents amounts of earnings on the balance of the participants' accounts that are attributable to the performance of independently managed funds available to and selected by each participant under the Deferred Plan and in which deferred amounts are deemed to be invested. None of the earnings in this column are included in the “Summary Compensation Table” above because they were not preferential or above-market.

(2)	Aggregate balances include unvested amounts of Company contributions and accrued fiscal year 2013 bonus deferrals.
Narrative Disclosure to Non-Qualified Deferred Compensation Table
As discussed above, in fiscal year 2013, discretionary deferred compensation payments, in lieu of matching contributions, totaled $102,362, $50,441 and $50,279 for Messrs. Merrill, Salomon and Khoury, respectively. Under the Deferred Plan, participants select from a menu of investment options which track a variety of independently managed benchmark funds in which the funds are deemed to be invested. The return on the underlying investments determines the amount of earnings and losses that are credited or debited to the participants' account. There is no guaranteed rate of return on these funds and the rate of return depends on the participants' deemed investment option elections and on the market performance of the underlying funds. Deferred amounts and Company contributions are deposited in a trust that qualifies as a grantor trust under the Internal Revenue Code. Our obligations under the Deferred Plan are unsecured general obligations and rank equally with our other unsecured general creditors. Amounts deferred by participants and earnings and losses thereon are 100% vested.
Potential Payments Upon Termination or Change of Control
In 2011, we entered into new employment agreements with each of our NEOs, Messrs. Merrill, Salomon and Khoury. Under the terms of these agreements, our NEOs are entitled to severance payments and other benefits in the event of termination of employment under certain circumstances. These benefits may include cash payments and the acceleration of vesting of outstanding equity-based incentives.
Employment Agreements
The employment agreements with Messrs. Merrill, Salomon and Khoury set forth the basic terms of employment for each executive, including base salary, bonus and benefits, including benefits to which each executive is entitled if employment is terminated for various reasons. Each of these agreements is for a four-year term and does not automatically renew.
If the employment of Messrs. Merrill, Salomon or Khoury is terminated by us other than for “cause,” as defined below, or terminated by the executive for “good reason,” generally defined as the assignment of the executive to any duties materially inconsistent with his position as contemplated under the employment agreement or to any office or location other than as provided in the employment agreement or certain other failures or breaches by us with respect to certain provisions under the employment agreement, we will pay to the executive in a lump sum in cash the following amounts: (1) the executive's annual base salary through the date of termination to the extent not already paid, (2) any accrued but unpaid vacation pay, and (3) any unpaid reimbursable business expenses. The sum of these amounts is referred to as “Accrued Obligations.”
In addition, Messrs. Merrill, Salomon and Khoury will be entitled to receive an amount equal to the $2,000,000, $1,000,000 and $1,000,000, respectively, referred to herein as “Severance.” These amounts will be paid in twelve monthly installments beginning with the first regular pay date that is no less than 60 days after termination. The Severance payments are subject to compliance by the executive with the non-compete, non-solicitation and confidentiality provisions in the applicable employment agreement.

The employment agreements of Messrs. Merrill, Salomon and Khoury also provide for increased Severance payments following a change of control if the NEO's employment is terminated without cause or if he leaves with “good reason” within two years of a change in control. In the case of a change in control, the executive's Severance payments are increased to $3,000,000 for Mr. Merrill and $1,500,000 for Messrs. Salomon and Khoury. These payments would be payable in a lump sum, on the date that is 60 days after the date of termination.
If any of Messrs. Merrill, Salomon or Khoury voluntarily terminates his employment, is terminated for “cause,” or his employment is terminated as a result of his death or disability, he will be entitled to receive only an amount equal to his Accrued Obligations (as defined above). For the purposes of the employment agreements with Messrs. Merrill, Salomon and Khoury, “cause” is generally defined as (1) any breach by the NEO of the employment agreement or any other agreement between the NEO and the Company; (2) any willful illegal act or gross misconduct on the part of the NEO that causes material injury to the Company; (3) the NEO being convicted of (or entering a plea of guilty or nolo contendere to) a felony or a misdemeanor involving fraud; (4) the failure or refusal to follow directives of the Board of Directors which are consistent with the NEO's duties and responsibilities; (5) the intentional failure to perform his duties and responsibilities or a breach of his fiduciary duties to the Company; (6) any dishonesty, fraud or embezzlement on the part of the NEO that results in substantial gain to the NEO; and (7) determination by a court or regulatory authority that the NEO be removed or disqualified from serving as an officer of the Company.
The timing of payment by us of any deferred compensation shall remain subject to the terms and conditions of the Deferred Plan and any payment election previously made by the executive; provided however, that if at the time of termination, the executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code, as amended, then payments shall not be made before the date which is six months after the date of separation from service with the Company.
Disposition of Outstanding Equity Awards at Termination
Under our equity incentive plans, executives who resign from the Company, or are terminated for cause, before equity-based grants are vested, forfeit such grants, except as described below with respect to grants of RSUs.
Equity grants made prior to fiscal year 2013, provide for accelerated vesting of all outstanding equity-based grants in the event of a change of control. In the event that an executive's employment is terminated by us other than for cause or due to death or disability, vested grants of most stock options and SSARs are exercisable for a period of three to twelve months following termination, depending on the reason for termination, and (except as noted in the next sentence) unvested grants are forfeited. SSARs granted to Mr. Merrill and grants of restricted stock or performance-based restricted stock are subject to pro-rata vesting based on the number of whole months worked since the date of grant up to the date of termination (except in the case of termination for cause or voluntary resignation).
The definitions of change of control under our 1999 and 2010 Equity Incentive Plans are substantially similar except that the 1999 Equity Incentive Plan contains a trigger based on the acquisition of 20%, rather than 25% as in the 2010 Equity Incentive Plan, of our common stock or other voting securities.

Potential Post-Employment Compensation Table
The following table summarizes the payments and benefits that each executive would be entitled to receive in the event of termination of employment under certain circumstances as of the last day of our fiscal year, September 30, 2013, and is based on each executive's compensation and a closing stock price of $18.00 on September 30, 2013, the last trading day in our fiscal year.

			Type of Termination
Name	Payment or Benefit Type	Change of Control (1)	Termination Following Change of Control (2)	Death or Disability	Voluntarily By Executive	Voluntarily by Executive for Good Reason	By the Company for Cause	By the Company Other than for Cause
Allan P. Merrill	Severance	$—	$3,000,000	$—	$—	$2,000,000	$—	$2,000,000
	Accrued Obligations (3)	—	58,844	58,844	58,844	58,844	58,844	58,844
	Stock Option/SSAR Vesting	681,282	681,282	681,282	—	—	—	—
	Restricted Stock Vesting	379,422	379,422	354,986	—	—	—	354,986
	Performance Restricted Stock Vesting	1,133,352	1,133,352	1,133,352	—	—	—	—
	Total	$2,194,056	$5,252,900	$2,228,464	$58,844	$2,058,844	$58,844	$2,413,830

Robert L. Salomon	Severance	$—	$1,500,000	$—	$—	$1,000,000	$—	$1,000,000
	Accrued Obligations (3)	—	17,307	17,307	17,307	17,307	17,307	17,307
	Stock Option/SSAR Vesting	238,911	238,911	238,911	—	—	—	—
	Restricted Stock Vesting	106,614	106,614	102,557	—	—	—	102,557
	Performance Restricted Stock Vesting	451,656	451,656	451,656	—	—	—	—
	Total	$797,181	$2,314,488	$810,431	$17,307	$1,017,307	$17,307	$1,119,864

Kenneth F. Khoury	Severance	$—	$1,500,000	$—	$—	$1,000,000	$—	$1,000,000
	Accrued Obligations (3)	—	29,422	29,422	29,422	29,422	29,422	29,422
	Stock Option/SSAR Vesting	238,911	238,911	238,911	—	—	—	—
	Restricted Stock Vesting	210,600	210,600	202,586	—	—	—	202,586
	Performance Restricted Stock Vesting	451,656	451,656	451,656	—	—	—	—
	Total	$901,167	$2,430,589	$922,575	$29,422	$1,029,422	$29,422	$1,232,008

______________________

(1)
Represents the value of awards with vesting accelerated as a result of the change of control under both the 1999 Equity Incentive Plan and the 2010 Equity Incentive Plan and assumes that no termination occurs in connection with the change of control.

(2)	Amounts set forth in this column are payable following a change of control only upon a termination by us other than for cause or a termination by the executive for good reason.

(3)	At September 30, 2013, Accrued Obligations would have equaled accrued vacation.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION
In deciding how to vote on this proposal, our Board of Directors and the Compensation Committee urge you to specifically consider the high level of support that we received in response to our 2012 and 2013 Say on Pay Votes. We also encourage you to read “Compensation Discussion and Analysis” beginning on page 17 and “Executive Compensation” beginning on page 38.
Our Compensation Philosophy and Practices
The Company's core compensation philosophy is to utilize a mixture of base salary and annual and longer-term incentives to align executive compensation with our annual and long-term performance. This includes establishing performance targets based on our strategic and operating plans and providing a significant portion of total compensation based on the appreciation of our stock price and the achievement of certain financial targets.
Our Board of Directors and the Compensation Committee are dedicated to ensuring that our executive compensation programs reflect best practices in numerous ways, including by making a substantial portion of compensation performance-based to maximize both short- and long-term stockholder value. Our Board of Directors believes the Company's compensation programs are well tailored to recruit and retain key executives while recognizing and sharing the sacrifices our stockholders have made.
For the above noted reasons, our Board of Directors urges you to approve the following resolution:
“RESOLVED, that stockholders hereby approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.”
Effect of Say on Pay Vote
The Say on Pay vote is non-binding on our Board of Directors and the Compensation Committee. However, because our Board of Directors values the opinions of our stockholders as expressed through their votes and other communications with the Company, our Board of Directors and the Compensation Committee will carefully review the 2013 Say on Pay voting results and seek to determine the causes of any significant negative voting results in an effort to better understand stockholder issues and concerns with our executive compensation. Stockholders who want to communicate with our Board of Directors or management should refer to “Corporate Governance — Board Corporate Governance Practices — Communications with Board Members” on page 7 of this Proxy Statement for additional information.
Recommendation
The Board of Directors recommends that you vote in favor of the Company's executive compensation as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement by voting FOR this proposal.

PROPOSAL 4 — APPROVAL OF 2014 LONG-TERM INCENTIVE PLAN
Overview
On December 16, 2013, our Board of Directors, on the recommendation of the Compensation Committee, unanimously adopted, subject to stockholder approval, the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”). The Board unanimously recommends that stockholders approve the 2014 Plan, which will become effective upon such approval by stockholders. No awards may be granted under the 2014 Plan after the tenth anniversary of the date on which the stockholders approve the 2014 Plan. However, awards outstanding under the 2014 Plan will continue to be governed by the 2014 Plan until all awards granted prior to that date are no longer outstanding. As of December 13, 2013, 33,892 shares remain available for future issuance under the Company's 2010 Equity Incentive Plan (the “2010 Plan”). Following adoption of the 2014 Plan by our stockholders, shares which are then available for grant under the 2010 Plan will remain available for grant in accordance with the terms of the 2010 Plan.
To allow for awards under the 2014 Plan to qualify as tax-deductible performance-based compensation under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), as explained below, we are also asking stockholders to approve the material terms of the performance goals under the 2014 Plan as well as certain other key terms of the 2014 Plan. Approval of the 2014 Plan will constitute approval of the performance goals and other key terms specified in the 2014 Plan for purposes of the approval requirements of Section 162(m).
Purpose of the 2014 Plan
The objectives of the 2014 Plan are to (1) attract and retain employees, non-employee directors, consultants, advisors and other persons who perform services for the Company by providing compensation opportunities that are competitive with other companies; (2) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (3) align the long-term financial interests of employees and other individuals who are eligible to participate in the 2014 Plan with those of stockholders.
Why We Believe You Should Vote to Approve the 2014 Plan
The 2014 Plan authorizes the Compensation Committee to provide equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, other stock-based awards and long-term incentive compensation awards for the purpose of providing our officers and other employees, and those of our subsidiaries, and non-employees who provide services to the Company, incentives and rewards for performance. We have designed the 2014 Plan specifically to reflect our commitment to effective management of equity-based and incentive compensation. The details of the key design elements of the 2014 Plan are set forth in the section entitled “ — Plan Summary” below.
As further described in the section entitled “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement, we believe our future success depends in part on our ability to attract, motivate and retain high quality employees. Our ability to provide awards under our long-term compensation plans is critical to achieving this success. As described above, the number of shares remaining available for future grants under our existing 2010 Plan is very limited. We have designed the 2014 Plan to ensure that it implements best practices in long-term compensation plan design, and that we continue to operate the plan in an effective manner. If the 2014 Plan is not approved, we would be at a severe competitive disadvantage as we would not be able to use equity-based awards to recruit and compensate our officers and other employees.
The use of our stock as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe that equity-based compensation motivates employees to create stockholder value because the value employees realize from equity-based compensation is primarily based on our stock price performance. Equity-based compensation also aligns the compensation interests of our employees with the investment interests of our stockholders and promotes a focus on long-term value creation because our equity-based compensation awards can be subject to vesting and/or performance criteria.
If the 2014 Plan is approved, we intend to utilize the shares authorized under the 2014 Plan to continue our practice of incentivizing key individuals through annual equity-based grants. We expect that the authorized share request will allow us to continue to grant long-term incentives for the next three to four years. We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity-based compensation awards dilute shareholder equity, so we have carefully managed our equity-based incentive compensation. Our equity-based compensation practices are targeted to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

In evaluating this proposal, stockholders should specifically consider the information set forth under the section entitled “ — Plan Summary” below.
Section 162(m)
The Board believes that it is in the best interests of the Company and our stockholders to maintain a long-term incentive plan under which awards may be eligible to qualify for deductibility for federal income tax purposes. Accordingly, the 2014 Plan is designed to permit the grant of awards that are intended to qualify as “performance-based compensation” to be exempt from the $1,000,000 deduction limit of Section 162(m). In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1,000,000 paid in any one year to certain executive officers (the Chief Executive Officer and up to three other executive officers identified as specified in Section 162(m) based on their compensation ranking, excluding the Chief Financial Officer), the compensation must qualify as “performance-based.” One of the requirements for “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by our stockholders at least once every five years. For purposes of Section 162(m), the material terms include (1) the employees eligible to receive compensation, (2) a description of the business criteria on which the performance goals are based, and (3) the maximum amount of compensation that can be paid to an employee under the performance goals. With respect to the various types of awards available under the 2014 Plan, each of these aspects is discussed below. In addition, as noted above, stockholder approval of the 2014 Plan will constitute approval of each of these aspects of the 2014 Plan for purposes of the approval requirements of Section 162(m).
Plan Summary
The following summary of the material terms of the 2014 Plan is qualified in its entirety by reference to the full text of the 2014 Plan, which is attached as Appendix I to this Proxy Statement.
The 2014 Plan is not a tax-qualified deferred compensation plan under Section 401(a) of the Code, and is not intended to be an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974.
Administration of the 2014 Plan
The 2014 Plan will be administered by the Compensation Committee or such other committee consisting of two or more members as may be appointed by the Board to administer the 2014 Plan (in each case, the “Committee”). The Committee will determine the individuals to whom awards will be granted, the number of shares subject to an award, and the other terms and conditions of an award.
So long as our shares are traded on the NYSE, all of the members of the Committee must be independent directors within the meaning of the listing standards of the NYSE relating to corporate governance matters. If any member of the Committee does not qualify as (1) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and (2) an “outside director” within the meaning of Section 162(m), the Board will appoint a subcommittee of the Committee, consisting of at least two members of the Board, to grant awards to individuals who are subject to the limitations of Section 162(m) (“Covered Employees”) and to officers and members of the Board who are subject to Section 16 of the Exchange Act (“Insiders”), and each member of such subcommittee must satisfy the requirements of (1) and (2) above. References to the Committee in this summary include and, as appropriate, apply to any such subcommittee.
Subject to the express provisions of the 2014 Plan, the Committee is authorized and empowered to do all things that the Committee in its discretion determines to be necessary or appropriate in connection with the administration and operation of the 2014 Plan. The Committee may delegate its authority to one or more of its members (but not less than two members with respect to Covered Employees and Insiders). To the extent permitted by law and applicable stock exchange rules, the Committee may also delegate its authority to one or more persons who are not members of the Board, except that no such delegation will be permitted with respect to Covered Employees and Insiders.
Eligible Participants
Employees of the Company or certain affiliates, non-employee members of the Board, and any other individual who provides bona fide services to the Company or certain affiliates not in connection with the offer or sale of securities in a capital raising transaction (subject to certain limitations) will be eligible for selection by the Committee for the grant of awards under the 2014 Plan. While all employees of the Company are potentially eligible to receive awards under the 2014 Plan, the Company has historically granted awards under its long-term incentive plans to a more limited group of approximately 40 employees and seven non-employee directors.

Types of Awards
The 2014 Plan provides for the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), SARs, restricted stock, RSUs, performance shares, performance units, other stock-based awards and long-term incentive compensation awards to eligible participants. ISOs may only be granted to employees of the Company or its subsidiaries.
Award Pool
The number of shares that will be available for issuance pursuant to awards granted under the 2014 Plan is 2,000,000 shares (the “Award Pool”), subject to adjustment as described in the 2014 Plan. In determining the number of shares to request for the 2014 Plan’s share authorization, the Committee worked with Pearl Meyer, the Committee’s independent compensation consultant, to evaluate our recent share usage, our share availability under the 2010 Plan, our historical burn rate under the 2010 Plan, our projected burn rate under the 2014 Plan, the potential cost to stockholders of the new share request under the 2014 Plan, and the overhang cost associated with outstanding equity-based awards that we granted under the 2010 Plan. The shares issued by the Company under the 2014 Plan will be authorized but unissued shares or shares currently held (or subsequently acquired) as treasury shares, including shares purchased on the open market or in private transactions.
Each NQSO, ISO, and SAR that may be settled in shares will be counted as one share subject to an award and deducted from the Award Pool. SARs that may not be settled in shares will not result in a reduction of the Award Pool.
Each share of restricted stock, each share-settled RSU, and each other stock-based/stock-settled award will be counted as one share subject to an award and deducted from the Award Pool (restricted stock units and other stock-based awards that may not be settled in shares will not result in a deduction from the Award Pool). Each performance share that may be settled in shares will be counted as one share subject to an award (based on the number of shares that would be paid for achievement of target performance) and deducted from the Award Pool. Each performance unit that may be settled in shares will be counted as a number of shares subject to an award (based on the number of shares that would be paid for achievement of target performance), with the number determined by dividing the value of the performance unit at the time of grant by the fair market value of a share at the time of grant (the closing price of a share of the Company on the NYSE on the immediately preceding trading day), and the resulting number of shares will be deducted from the Award Pool. If a performance share or performance unit is later settled based on above-target performance, the actual number of shares corresponding to the above-target performance, calculated pursuant to the applicable methodology specified above, will be deducted from the Award Pool at the time of settlement; in the event that the Award is later settled based upon below-target performance, the actual number of shares corresponding to the below-target performance, calculated pursuant to the applicable methodology specified above, will be added back to the Award Pool. Performance shares and units that may not be settled in shares will not result in a reduction in the Award Pool.
If shares awarded or subject to issuance under the 2014 Plan are not issued, or are reacquired by the Company, for reasons including, but not limited to, a forfeiture of restricted stock or an RSU or the termination, expiration or cancellation of an NQSO, ISO, SAR, performance share or performance unit or the settlement of an award in cash in lieu of shares, that number of shares will be added back to the Award Pool. If the withholding obligation, exercise price or purchase price under an award is satisfied by the Company retaining shares that otherwise would have been issued in settlement of the award or by shares tendered by the participant, the number of shares so retained or tendered will be added back to the Award Pool.
Individual Limits
Subject to adjustment as described in the 2014 Plan, and except to the extent the Committee determines that an award is not intended to comply with the performance-based compensation provisions of Section 162(m), the maximum number of NQSOs, ISOs, and SARs that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is 750,000, the maximum number of shares of restricted stock and RSUs that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is 250,000 shares and units, the maximum number of performance units (valued as of the grant date) that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is 500,000 shares (to the extent settled in shares) or $3,000,000 (to the extent settled in cash), the maximum number of performance shares and other stock-based awards that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is 500,000, and the maximum long-term incentive compensation awards that, in the aggregate, may be granted pursuant to awards in any one fiscal year to any one participant is $3,000,000. The limitations on performance shares, performance units and other awards will be applied based on the maximum amount that could be paid under each such award. Subject to the Change in Control acceleration provisions in the 2014 Plan (as described in the section below entitled “ — Change in Control”), the Committee may provide for accelerated vesting and other rights upon the occurrence of other events as specified in the agreements relating to awards under the 2014 Plan.

Adjustments
The Committee will make equitable adjustments in the number and class of securities available for issuance under the 2014 Plan (including under any awards then outstanding), the number and type of securities subject to the individual limits set forth in the 2014 Plan, and the terms of any outstanding award, as it determines are necessary and appropriate, to reflect any merger, reorganization, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off combination, or exchange of shares, distribution to stockholders (other than an ordinary cash dividend), or similar corporate transactions or events.
Stock Options
A stock option provides the participant with the right to buy a specified number of shares at a specified price (“exercise price”) after certain conditions have been met. The Committee may grant both NQSOs and ISOs under the 2014 Plan. The tax treatment of NQSOs is different from the tax treatment of ISOs, as explained in the section below entitled “ — Certain Federal Income Tax Consequences.” The Committee will determine and specify in the award agreement whether the option is an NQSO or ISO, the number of shares subject to the option, the exercise price of the option and the period of time during which the option may be exercised (including the impact of a termination of employment). No option can be exercisable more than ten years after the date of grant and the exercise price of a stock option must be at least equal to the fair market value of a share on the date of grant of the option. However, with respect to an ISO granted to a participant who is a stockholder holding more than 10% of the Company’s total voting stock, the ISO cannot be exercisable more than five years after the date of grant and the exercise price must be at least equal to 110% of the fair market value of a share on the date of grant.
A participant may pay the exercise price under an option in cash; in a cash equivalent approved by the Committee; if approved by the Committee, by tendering previously-acquired shares (or delivering a certification or attestation of ownership of such shares) having an aggregate fair market value at the time of exercise equal to the total option price (provided that the tendered shares must have been held by the participant for any period required by the Committee); or by a combination of these payment methods. The Committee may also allow cashless exercises as permitted under the Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the 2014 Plan’s purpose and applicable law. No certificate representing a share (to the extent shares are so evidenced) will be delivered until the full option price has been paid.
Stock Appreciation Rights (SARs)
A SAR entitles the participant to receive cash, shares, a combination thereof, or such other consideration as the Committee may determine, in an amount equal to the excess of the fair market value of a share on the exercise date over the exercise price for the SAR, after certain conditions have been met. The Committee will determine and specify in the SAR award agreement the number of shares subject to the SAR, the SAR price, which generally must be at least equal to the fair market value of a share on the date of grant of the SAR, and the period of time during which the SAR may be exercised (including the impact of a termination of employment). Generally, no SAR can be exercisable more than ten years after the date of grant. SARs may be granted in tandem with a stock option or independently. If a SAR is granted in tandem with a stock option, the participant may exercise the stock option or the SAR, but not both.
Restricted Stock and Restricted Stock Units (RSUs)
The Committee will specify the terms of a restricted stock or RSU award in the award agreement, including the number of shares of restricted stock or units; the purchase price, if any, to be paid for such restricted stock/unit, which may be more than, equal to, or less than the fair market value of a share and may be zero; any restrictions applicable to the restricted stock/unit such as continued service or achievement of performance goals; the length of the restriction period and whether any circumstances, such as death or disability, shorten or terminate the restriction period; the rights of the participant during the restriction period to vote and receive dividends in the case of restricted stock or to receive dividend equivalents in the case of RSUs that accrue dividend equivalents; and whether restricted stock units will be settled in cash, shares or a combination of both. The restriction period may be of any duration. The Committee may provide in the restricted stock/unit agreement for lapse of the restriction period in monthly or longer installments over the course of the restriction period.
Performance Shares and Units
A performance share will have an initial value equal to the fair market value of a share on the date of grant. A performance unit will have an initial value that is established by the Committee at the time of grant. In addition to any non-performance terms applicable to the performance share or performance unit, the Committee will set performance goals which, depending on the extent to which they are met, will determine the number or value of the performance shares or units that will be paid out to the participant. The Committee may provide for payment of earned performance shares/units in cash or in shares or in the form of other awards granted under the 2014 Plan which have a fair market value equal to the value of the earned performance shares/units at the close of the applicable performance period.
Performance shares/units will not possess voting rights and will accrue dividend equivalents only to the extent provided in the agreement relating to the award; provided, however, that rights to dividend equivalents are permitted only to the extent they comply with, or are exempt from, Section 409A of the Code (“Section 409A”). Any rights to dividend equivalents will be subject to the same restrictions on vesting and payment as the underlying award. With respect to Covered Employees, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to performance shares/units such that the dividends or performance shares/units maintain eligibility for the performance-based compensation exception under Section 162(m).
Long-Term Incentive Compensation Awards
The Committee will have the authority to grant long-term performance-based incentive compensation awards. Any such long-term incentive compensation award must relate to a period of more than one fiscal year of the Company. The Committee will determine all terms and conditions of such awards, including the performance measures (as described below), the performance period, the potential amount payable, and the timing of the payment. The long-term incentive compensation awards will be payable in cash and the Committee may provide participants with the right to defer all or part of any award.
Performance Measures
For awards under the 2014 Plan that are intended to qualify under the performance-based compensation provisions of Section 162(m), the performance measure or measures to be used for purposes of such awards must be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, net income, operating income, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), gross margin, operating margin, profit margin, revenues, revenue growth, market value added, market share, economic value added, return measures (including but not limited to return on equity, return on investment, return on assets, return on net assets, and return on capital employed), total stockholder return, relative total stockholder return, profit, operating profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash, cash flow measures (including but not limited to operating cash flow, free cash flow and cash flow return), sales, sales volume, sales growth, assets, inventory turnover ratio, productivity ratios, share price, cost, unit cost, expense ratios, charge-off levels, operating efficiency, operating expenses, improvement in or attainment of expense levels, working capital, improvement in or attainment of working capital levels, debt, debt to equity ratio, debt reduction, capital targets and/or consummation of acquisitions, dispositions, projects or other specific events or transactions. Any performance measure may be applied to the Company and certain affiliates in the aggregate, to a selection of or one or more of these entities, to each as a whole or alternatively, or to any business unit of the Company or any other entity included in the term “Employer,” either individually, alternatively or in any combination and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results for previous years or to a designated comparison group of entities or to a published or stock market or other index, in each case as specified by the Committee. The Committee will specify the period over which the performance goals for a particular award will be measured.
The Committee may also establish other performance measures for awards granted to participants that are not intended to qualify for the performance-based compensation exception from Section 162(m).
The Committee will determine whether the applicable performance goals have been met with respect to a particular award and, if they have, the Committee must so certify in writing and ascertain the amount payable under the award. The Committee is authorized to make adjustments in performance-based criteria or in the terms and conditions of other awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements (including, but not limited to, asset write-downs; litigation or claim judgments or settlements; reorganizations or restructuring programs; extraordinary, unusual, or nonrecurring items of gain or loss as defined under U.S. generally accepted accounting principles; mergers, acquisitions or divestitures; and foreign exchange gains and losses) or changes in applicable laws, regulations or accounting principles. In the case of awards to Covered Employees (as defined for purposes of Section 162(m)) that are intended to qualify under the performance-based compensation exception from the deductibility limitations of Section 162(m), the adjustments must be made in accordance with guidelines established by the Committee at the time the performance-based award is granted (or within such period thereafter as may be permissible under Section 162(m)). In addition, in the event that the Committee determines that it is advisable to grant awards which are not intended to qualify for the performance-based compensation exception from the deductibility limitations of Section 162(m), the Committee may make such grants without satisfying the requirements of Section 162(m).

Other Stock-Based Awards
The Committee may grant other forms of equity-based or equity-related awards that the Committee determines to be consistent with the purpose of the 2014 Plan and the interests of the Company. These other awards may provide for cash payments based in whole or in part on the value or future value of shares, for the acquisition or future acquisition of shares, or any combination thereof. Where the value of such an award is based on the difference in the value of a share at different points in time, the grant or exercise price must generally not be less than 100% of the fair market value of a share on the date of grant.
Change in Control
Unless otherwise provided in an employment, change in control or similar agreement with the Company that provides for the effect of a Change in Control of the Company (as defined in the 2014 Plan) on outstanding awards granted under the 2014 Plan (each, an “Outstanding Award”), the individual award agreement may provide (in addition to other provisions) that upon a Change in Control the Committee shall have the authority to determine that Outstanding Awards: (a) will be continued by the Company (if the Company is the surviving entity); or (b) will be assumed by the surviving entity or its parent or subsidiary; or (c) will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the Outstanding Award.
The 2014 Plan further provides that, if an Outstanding Award is not continued, assumed or substituted upon a Change in Control, the agreement may provide that the Committee will in its discretion determine the impact of the Change in Control on the Outstanding Award, including the right to determine to fully vest Outstanding Awards that are not continued, assumed or substituted and to cash out Outstanding Awards.
The determinations by the Committee may be different with respect to (i) the type of Outstanding Award, (ii) the date on which the Outstanding Award was granted, or (iii) the participant’s employment position.
If an Outstanding Award is continued, assumed or substituted upon a Change in Control, the continued, assumed or substituted award will provide (i) similar terms and conditions and preserve the same benefits as the Outstanding Award that is being continued or replaced, and (ii) that, in the event of the participant’s involuntary termination without Cause (as defined in the 2014 Plan) or termination for Good Reason (as defined in the 2014 Plan) on, or within the two-year period following, the date of the Change in Control, the Outstanding Award (or substituted award) will fully vest and become immediately exercisable and/or nonforfeitable.
Under the 2014 Plan, the award agreement may contain such other provisions relating to the treatment of Outstanding Awards upon a Change in Control as the Committee determines are necessary or desirable.
The Committee has determined that the agreements governing future equity awards to our NEOs under the 2014 Plan will generally include provisions requiring that the NEO’s employment be terminated without Cause or for Good Reason after the Change in Control for the NEO’s unvested Outstanding Awards to fully vest (a “double-trigger” provision).
Clawback Policies
Awards under the 2014 Plan are subject to any policy (a “clawback policy”) of recoupment or forfeiture of compensation adopted by the Committee from time to time, including clawback policies to comply with Section 954 of the Dodd-Frank Act and Section 304 of the Sarbanes-Oxley Act. The Committee may also provide for recoupment or forfeiture of awards if a participant engages in “detrimental activity” with respect to the Company. For information regarding the Company's existing incentive compensation clawback policy, see “Corporate Governance — Board Corporate Governance Practices — Compensation Clawback Policy.”
Transferability
Awards generally may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a participant other than by will or the laws of descent and distribution, and each option or SAR may be exercisable only by the participant during his or her lifetime. However, the Committee may provide in an award agreement for an NQSO that the NQSO be transferable consistent with securities law and other applicable law. NQSOs and SARs may not be transferred for value or consideration.
Amendment and Termination
The Committee may amend or terminate the 2014 Plan in whole or in part at any time, but the amendment or termination cannot adversely affect any rights or obligations with respect to an award previously granted without the affected participant’s written consent. The Company must obtain the approval of the stockholders before amending the 2014 Plan to the extent required by Section 162(m) or Section 422 of the Code or the rules of the NYSE or other applicable law.
The Committee may amend an outstanding award agreement in a manner not inconsistent with the terms of the 2014 Plan, but the amendment will not be effective without the participant’s written consent if the amendment is adverse to the participant. The Committee cannot reprice a stock option or SAR except in accordance with the adjustment provisions of the 2014 Plan (as described above) or to the extent the stockholders approve the repricing. For this purpose, a repricing generally is an amendment to the terms of an outstanding stock option or SAR that would reduce the option exercise price or SAR price or a cancellation, exchange, substitution, buyout or surrender of an outstanding stock option or SAR in exchange for cash, another award or stock option or SAR with an option exercise price or SAR price that is less than the option exercise price or SAR price of the original stock option or SAR.
Certain Federal Income Tax Consequences
The following is intended only as a brief summary of the federal income tax rules relevant to the primary types of awards available for issuance under the 2014 Plan and is based on the terms of the Code, and the regulations and rulings thereunder, as currently in effect. The applicable statutory provisions are highly technical and subject to change in the future (possibly with retroactive effect), as are their interpretations and applications. The following summary is limited only to United States federal income tax treatment.
Nonqualified Stock Options (NQSOs)
A participant is not taxed upon the grant of an NQSO. However, the participant will recognize ordinary income upon exercise of the NQSO in an amount equal to the difference between the NQSO exercise price and the fair market value of the shares acquired on the date of exercise. The Company generally will have a deduction in an amount equal to the amount of ordinary income recognized by the participant in the Company’s tax year during which the participant recognizes ordinary income. Upon the sale of shares acquired pursuant to the exercise of an NQSO, the participant will recognize capital gain or loss to the extent that the amount realized from the sale is different than the fair market value of the shares on the date of exercise. This gain or loss will be long-term capital gain or loss if the shares have been held for more than one year after exercise.
Incentive Stock Options (ISOs)
A participant is not taxed on the grant or exercise of an ISO. The difference between the exercise price and the fair market value of the shares covered by the ISO on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following the ISO grant date and at least one year following exercise, the participant’s gain, if any, upon a subsequent disposition of the shares is long-term capital gain. The amount of the gain is the difference between the proceeds received on disposition and the participant’s basis in the shares (which generally equals the ISO exercise price). If a participant disposes of shares acquired pursuant to exercise of an ISO before satisfying these holding periods, the participant will recognize both ordinary income and capital gain in the year of disposition. The Company is not entitled to a federal income tax deduction on the grant or exercise of an ISO or on the participant’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, the Company will be entitled to a deduction in the year the participant disposes of the shares in an amount equal to the ordinary income recognized by the participant.
In order for an option to qualify as an ISO for federal income tax purposes, the grant of the option must satisfy various other conditions specified in the Code. In the event an option intended to be an ISO fails to qualify as an ISO, it will be taxed as an NQSO as described above.
Restricted Stock Awards
For restricted stock awards, the participant generally will recognize taxable ordinary income when the substantial risk of forfeiture lapses. If the substantial risk of forfeiture lapses in increments over several years, the participant will recognize income in each year in which the substantial risk of forfeiture lapses as to an increment. The income recognized upon lapse of a substantial risk of forfeiture will be equal to the fair market value of the shares determined as of the time that the substantial risk of forfeiture lapses less any purchase price paid for the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant.
Alternatively, if the shares are subject to a substantial risk of forfeiture, the participant may make a timely election under Section 83(b) of the Code (“Section 83(b)”) to recognize ordinary income for the taxable year in which the participant received the shares in an amount equal to the fair market value of the shares at that time. That income will be taxable at ordinary income tax rates. If a participant makes a timely Section 83(b) election, the participant will not recognize income at the time the substantial risk of forfeiture lapses with respect to the shares. At the time of disposition of the shares, a participant who has made a timely Section 83(b) election will recognize gain taxable at the applicable capital gains rate in an amount equal to the difference between the amount he has previously recognized as ordinary income and the amount received on the disposition of the shares.
Restricted Stock Units (RSUs)
A participant generally is not taxed upon the grant of an RSU. Generally, if an RSU is designed to be paid on or shortly after the RSU is no longer subject to a substantial risk of forfeiture, then the participant will recognize ordinary income at that time equal to the amount of cash and the fair market value of the shares received by the participant, and the Company will be entitled to an income tax deduction for the same amount. However, if an RSU is not designed to be paid on or shortly after the RSU is no longer subject to a substantial risk of forfeiture, the RSU may be deemed a nonqualified deferred compensation plan under Section 409A. In that case, the participant will recognize ordinary income at the time he receives the shares and any cash.
Performance Share/Unit Awards; Stock Appreciation Rights (SARs)
A participant generally is not taxed upon the grant of a performance share/unit or SAR. The participant will recognize taxable income at the time of settlement of the performance share/unit or at the time of exercise of the SAR in an amount equal to the amount of cash and the fair market value of the shares received upon settlement or exercise. The income recognized will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant. Any gain or loss recognized upon the disposition of the shares acquired pursuant to settlement of a performance share/unit or exercise of a SAR will qualify as long-term capital gain or loss if the shares have been held for more than one year after settlement or exercise.
Long-Term Incentive Compensation Awards
A participant who is paid a long-term incentive compensation award will recognize ordinary income equal to the amount of cash paid, and the Company will be entitled to a corresponding income tax deduction.
Golden Parachute Payments
The terms of the agreement evidencing an award under the 2014 Plan may provide for accelerated vesting or accelerated payout of the award in connection with a Change in Control of the Company. In such event, certain amounts with respect to the award may be characterized as “parachute payments” under the golden parachute provisions of the Code potentially resulting in adverse tax consequences to the individual and the Company. In such event, the Committee generally has the authority in its discretion to reduce the amount payable with respect to an award.
New 2014 Plan Benefits
No awards have been granted yet under the 2014 Plan. The Committee will grant future awards at its discretion. We cannot determine the number of awards that may be granted in the future.
Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of common stock under the 2014 Plan with the SEC pursuant to the Securities Act as soon as practicable after approval of the 2014 Plan by our stockholders.
Recommendation
The Board of Directors unanimously recommends that stockholders vote FOR the approval of the 2014 Long-Term Incentive Plan, including the material terms of the 2014 Long-Term Incentive Plan and individual limits for Section 162(m) purposes.

SECURITY OWNERSHIP
Security Ownership of Certain Beneficial Owners
The following table sets forth, to the best of our knowledge and belief, certain information regarding the beneficial ownership of our common stock by each person known to the Company to be the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of more than 5% of our outstanding common stock as of December 13, 2013.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percent of Outstanding(1)
Appaloosa Partners Inc. (2) 51 John F. Kennedy Parkway Short Hills, NJ 07078	1,274,095	5.0%
BlackRock, Inc. (3) 40 East 52nd Street New York, NY 10022	1,370,294	5.4%
Brookfield Investment Management Inc. (4) Brookfield Place 250 Vesey Street New York, NY 10281	1,903,430	7.5%
Citadel Advisors LLC (5) 131 S. Dearborn Street, 3nd Floor Chicago, IL 60603	1,394,638	5.5%
GSO Capital Partners LP (6) 345 Park Avenue New York, NY 10154	1,400,000	5.5%
The Vanguard Group (7) 100 Vanguard Blvd Malvern, PA 19355	1,340,891	5.3%
_______________________

(1)
Based upon 25,358,677 shares of common stock outstanding as of December 13, 2013. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)
Based upon information set forth in a Schedule 13G jointly filed by Appaloosa Investment Limited Partnership I (“AILP”), Palomino Fund Ltd. (“Palomino”), Thoroughbred Fund L.P. (“TFLP”), Thoroughbred Master Ltd. (“TML”), Appaloosa Management L.P. (“AMLP”), Appaloosa Partners Inc. (“API”) and David A. Tepper (“Mr. Tepper”) on February 14, 2013. In the Schedule 13G, AILP reported beneficial ownership, shared voting power and shared dispositive power of 405,474 shares, Palomino reported beneficial ownership, shared voting power and shared dispositive power of 582,492 shares, TFLP reported beneficial ownership, shared voting power and shared dispositive power of 140,881 shares, TML reported beneficial ownership, shared voting power and shared dispositive power of 145,248 shares, and each of AMLP, API and Mr. Tepper reported beneficial ownership, shared voting power and shared dispositive power of 1,274,095 shares. According to the Schedule 13G, Mr. Tepper is the sole stockholder and the President of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interest in, AMLP. AMLP is the general partner of AILP and TFLP, and acts as investment advisor to Palomino and TML.

(3)
Based upon information set forth in a Schedule 13G filed by BlackRock Inc. on February 8, 2013. According to the Schedule 13G, BlackRock, Inc. is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. BlackRock, Inc. reported beneficial ownership, sole voting power and sole dispositive power of 1,370,294 shares.

(4)
Based upon information set forth in a Schedule 13G filed by Brookfield Investment Management Inc. on February 14, 2013. Brookfield Investment Management, Inc. reported beneficial ownership, sole voting power and sole dispositive power of 1,903,430 shares.

(5)
Based upon information set forth in a Schedule 13G filed jointly by by Citadel Advisors LLC (“Citadel Advisors”), Citadel Advisors Holdings LP (“CAH”), Citadel Investment Group II, L.L.C. (“CIG-II”) and Mr. Kenneth Griffin (“Mr. Griffin”) with respect to shares of common stock (and options to purchase common stock) owned by Citadel Derivatives Trading Ltd., a Cayman Islands limited company (“CDT”), Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company (“CG”), Citadel Equity Fund Ltd., a Cayman Islands limited company (“CEF”), Citadel Quantitative Strategies Master Fund Ltd., a Cayman Islands limited company (“CQ”), certain segregated accounts and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”), on February 13,

2013. In the Schedule 13G, Citadel Advisors reported beneficial ownership, shared voting power and shared dispositive power of 936,687 shares, CAH reported beneficial ownership, shared voting power and shared dispositive power of 1,287,838 shares, and each of CIG-II and Mr. Griffin reported beneficial ownership, shared voting power and shared dispositive power of 1,394,638 shares. According to the Schedule 13G, Citadel Advisors is the portfolio manager for CDT, CG and CEF, and the investment manager for certain segregated accounts. Citadel Advisors II LLC, a Delaware limited liability company (“CA-II”), is the portfolio manager of CQ. CAH is the managing member of Citadel Advisors and CA-II. Citadel Holdings I LP, a Delaware limited partnership (“CH-I”), is the non-member manager of Citadel Securities. CIG-II is the general partner of CH-I and CAH. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CIG-II.

(6)
Based upon information set forth in a Schedule 13G filed by GSO Capital Partners LP (“GSOCP”), Bennett J. Goodman (“Mr. Goodman”), J. Albert Smith III (“Mr. Smith”), Douglas I. Ostrover (“Mr. Ostrover”), GSO Advisor Holdings LLC (“GSOAH”), Blackstone Holdings I L.P. (“Blackstone Holdings I”), Blackstone Holdings I/II GP Inc. (“Blackstone Holdings I/II”), The Blackstone Group L.P. (“Blackstone Group”), Blackstone Group Management L.L.C. (“Blackstone Management”) and Stephen A. Schwarzman (“Mr. Schwarzman”) on February 14, 2013. In the Schedule 13G, GSOCP, GSAOH, Blackstone Holdings I, Blackstone Holdings I/II, Blackstone Group, Blackstone Management and Mr. Schwarzman reported beneficial ownership, sole voting power and sole dispositive power of 1,400,000 shares, and each of Messrs. Goodman, Smith and Ostrover reported beneficial ownership, shared voting power and shared dispositive power of 1,400,000 shares. According to the Schedule 13G, as of December 31, 2012, GSO Special Situations Fund LP directly held 706,825 shares and GSO Special Situations Overseas Fund Ltd. directly held 693,174 shares. GSOCP is the investment manager of each of GSO Special Situations Fund LP and GSO Special Situations Overseas Fund Ltd. GSOAH is the general partner of GSOCP. Blackstone Holdings I is the sole member of GSOAH. Blackstone Holdings I/II is the general partner of Blackstone Holdings I. Blackstone Group is the controlling shareholder of Blackstone Holdings I/II. The general partner of Blackstone Group is Blackstone Management. Blackstone Management is controlled by Mr. Schwarzman, one of its founders.

(7)
Based upon information set forth in a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 13, 2013. In the Schedule 13G, Vanguard Group reported beneficial ownership of 1,340,891 shares, sole voting power of 34,736 shares, sole dispositive power of 1,308,595 shares and shared dispositive power of 32,296 shares. According to the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 32,296 shares of common stock as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 2,440 shares of common stock as a result of its serving as investment manager of Australian investment offerings.

Security Ownership of Executive Officers and Directors
The following table sets forth information, as of December 13, 2013, with respect to the beneficial ownership of our common stock by each director, each of our NEOs, and all directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)(2)(3)(4)	Percent of Outstanding (5)
Elizabeth S. Acton	9,560	*
Laurent Alpert	20,840	*
Brian C. Beazer	63,819	*
Kenneth F. Khoury	135,910	*
Peter G. Leemputte	20,213	*
Allan P. Merrill	383,603	1.5%
Norma A. Provencio	18,039	*
Robert L. Salomon	86,789	*
Larry T. Solari	20,727	*
Stephen P. Zelnak, Jr.	22,532	*
Directors and Executive Officers as a Group (10 persons)	782,032	3.0%
 _______________________
*    Less than 1%

(1)
Beneficial ownership includes shares of restricted stock as follows: Ms. Acton - 3,280, Mr. Alpert - 3,280, Mr. Beazer - 7,380, Mr. Khoury - 0, Mr. Leemputte - 3,280, Mr. Merrill - 3,529, Ms. Provencio - 3,280, Mr. Salomon - 0, Mr. Solari - 3,280 and Mr. Zelnak - 3,280.

(2)
Beneficial ownership for Messrs. Khoury, Merrill and Salomon includes Performance Shares granted in November 2011, November 2012 and November 2013 as follows: Mr. Khoury - 29,792, Mr. Merrill - 85,264 and Mr. Salomon - 29,792.

(3)
Beneficial ownership includes shares underlying stock options/SSARs and RSUs, respectively, which were fully vested and exercisable at, or will vest within 60 days of, December 13, 2013 as follows: Mr. Alpert - 3,000, Mr. Beazer - 10,394, Mr. Khoury - 73,192, Mr. Leemputte - 3,000, Mr. Merrill - 213,662, Ms. Provencio - 2,799, Mr. Salomon - 40,327, Mr. Solari - 3,000 and Mr. Zelnak - 3,515.

(4)	Ms. Provencio's beneficial ownership includes 2,600 shares of our common stock held through Provencio Advisory Services Inc.'s 401(k) plan.

(5)
Based upon 25,358,677 shares of outstanding common stock as of December 13, 2013 and shares deemed outstanding with respect to each person pursuant to Exchange Act Rule 13d-3(d)(1). Adjusted as necessary to reflect the shares issuable to such person upon the vesting or exercise of his or her stock options/SSARs and RSUs listed in footnote 3 above (and assuming no other stock options/SSARs are exercised). Shares of common stock subject to stock options/SSARs and RSUs that are currently exercisable or vested, or will become exercisable or vested within 60 days of December 13, 2013, are deemed outstanding for computing the percentage ownership of the person holding such stock options/SSARs and RSUs, but are not deemed outstanding for computing the percentage ownership of any other persons.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of September 30, 2013 with respect to our shares of common stock that may be issued under our existing equity compensation plans, all of which have been approved by our stockholders:

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding	Weighted Average Exercise Price of Outstanding	Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	560,784	$33.01	328,658

TRANSACTIONS WITH RELATED PERSONS
2013 Transactions with Related Persons
There were no reportable transactions with related persons during fiscal year 2013.
Review, Approval or Ratification of Transactions with Related Persons
The charter for the Nominating/Corporate Governance Committee of our Board of Directors provides that our Nominating/Corporate Governance Committee will conduct an appropriate review of all proposed related party transactions to identify potential conflict of interest situations and will submit the related party transactions to our Board of Directors for its approval and implementation of appropriate action to protect us from potential conflicts of interest. Our Nominating/Corporate Governance Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Also, as described below, a portion of the review authority, in the case of transactions with employees, is delegated to supervising employees pursuant to the terms of our Code of Business Conduct and Ethics.
Our Code of Business Conduct and Ethics, which applies to all directors, officers and employees, directs each individual to avoid any actual or apparent conflict of interest. Under our Code of Business Conduct and Ethics, each director is required to notify the Chair of our Nominating/Corporate Governance Committee, in writing, as soon as such director or any related person (as defined below) becomes involved with, or affiliated with, any activity, business or other entity which is in competition us, is in involved in any adversarial litigation matter with the Company or other proceeding adverse to us (except where disclosure is prohibited by law) or has a business, charitable or other relationship with us. In addition, our Code of Business Conduct and Ethics requires each employee, including all executive officers, to promptly notify his or her immediate supervisor, in writing, before the employee or any related person becomes actively involved with, or affiliated with, any activity, business or other entity which is in competition with us, or which has a business, charitable or other relationship with us. If any employee, including any executive officer, of the Company becomes an officer, director, principal or employee of another for-profit business entity (as defined below) or otherwise has a business affiliation (as defined below) with any other for-profit business entity, the employee must disclose the affiliation to a division president of the Company or our Compliance Officer. In determining whether a conflict exists, the supervisor shall seek further guidance as is appropriate (which may include discussions with more senior officers or our Nominating/Corporate Governance Committee).
On an annual basis, each director, officer and employee of the Company is required to undergo an ethics training program, provide an acknowledgment that he or she has received and reviewed our Code of Business Conduct and Ethics, and disclose any related persons transactions.
For purposes of the disclosure set forth above, a “related person” includes a person having any of the following relationships with an employee or director of the Company: a spouse or significant other, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers and sisters-in-law, in each case whether by blood, marriage or adoption or anyone (other than tenants and domestic employees) who share(s) an employee's or director's home. Further, a “for-profit business entity” includes any business operated with the purpose of generating a profit, regardless of whether a profit has in fact been generated, and “business affiliation” includes any full or part-time job, side job, side business, self-employment, consulting arrangement or any other for-profit business or similar arrangement with which an employee is affiliated or directly involved.

PROPOSALS FOR THE NEXT ANNUAL MEETING
Proposals to be Included in Our Proxy Statement for the 2015 Annual Meeting
Any proposal by a stockholder to be included in the proxy statement for our 2015 annual meeting of stockholders must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, not later than August 21, 2014. Any such proposal must also meet the other requirements of the rules of the SEC relating to stockholder proposals.
Stockholder Proposals Regarding Nominations or Other Business at the 2015 Annual Meeting
Any proposal by a stockholder for nominations or other business at our 2015 annual meeting of stockholders (outside of the processes for proposals to be included in the proxy statement for our 2015 annual meeting of stockholders described above) must be received at our principal executive offices, 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, no earlier than July 22, 2014 and no later than August 21, 2014. Any such notice must also meet the other requirements of our by-laws relating to stockholder proposals.

OTHER INFORMATION
Management does not know of any items, other than those referred to in this Proxy Statement, which may properly come before the meeting or other matters incident to the conduct of the meeting.
As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or any proposal to adjourn or postpone the meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors,
Brian C. Beazer
Non-Executive Chairman of the Board of Directors
Dated: December 19, 2013

APPENDIX I

BEAZER HOMES USA, INC.

2014 LONG-TERM INCENTIVE PLAN

BEAZER HOMES USA, INC. 2014 LONG-TERM INCENTIVE PLAN

Article 1 - General Provisions

1.1
Establishment of Plan. Beazer Homes USA, Inc., a Delaware corporation (the “Company”), hereby establishes an incentive compensation plan to be known as the “Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan” (the “Plan”), as set forth in this document.

1.2
Purpose of Plan. The objectives of the Plan are to (i) attract and retain employees, directors, and other persons who perform services for the Company and its affiliates by providing compensation opportunities that are competitive with other companies; (ii) provide incentives to those individuals who contribute significantly to the long-term performance and growth of the Company and its affiliates; and (iii) align the long-term financial interests of employees and other Eligible Participants with those of the Company’s stockholders.

1.3
Types of Awards. Awards under the Plan may be made to Eligible Participants in the form of (i) Incentive Stock Options, (ii) Nonqualified Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock, (v) Restricted Stock Units, (vi) Performance Shares, (vii) Performance Units, (viii) Other Stock-Based Awards, (ix) Long-Term Incentive Compensation Awards or any combination thereof.

1.4	Effective Date. The Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”).

1.5
Termination of Plan. No Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. However, Awards granted under the Plan on or prior to the tenth anniversary of the Effective Date shall remain outstanding beyond that date in accordance with the terms and conditions of the Plan and the Agreements corresponding to such Awards.

Article 2 - Definitions

Except where the context otherwise indicates, the following definitions apply:

2.1
“Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended. All citations to sections of the Act or rules thereunder are to such sections or rules as they may from time to time be amended or renumbered.

2.2
“Agreement” means the written agreement evidencing an Award granted under the Plan that specifies the size, form, terms, conditions and duration of each Award. As determined by the Committee, each Agreement shall consist of either (i) a written agreement in a form approved by the Committee and executed on behalf of the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice of Award grant in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking Award grants under the Plan, and if required by the Committee, executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company (other than the particular Award recipient) to execute any or all Agreements on behalf the Company.

2.3
“Award” means an Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Performance Share, a Performance Unit, an Other Stock-Based Award, a Long-Term Incentive Compensation Award or a combination thereof.

2.4	“Award Pool” shall have the meaning ascribed to such term in Section 4.1.

2.5	“Board” means the Board of Directors of the Company, as constituted from time to time.

2.6
“Cause” means, “Cause” as defined under any employment or service agreement applicable to the Participant at the time of the Participant’s termination or if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, “Cause” means (a) the Participant’s act or failure to act amounting to gross negligence or willful misconduct to the detriment of the Company or any affiliate; (b) the Participant’s dishonesty, fraud, theft or embezzlement of funds or properties in the course of Participant’s employment or service; (c) the Participant’s commission of or pleading guilty to or confessing to any felony; or (d) the Participant’s breach of any restrictive covenant agreement with the Company or any affiliate, including, but not limited to, covenants not to compete, non-solicitation covenants and non-disclosure covenants. The existence of “Cause” under this Section 2.6 shall be determined in good faith by the Committee.

2.7	“Change in Control” means, except as otherwise expressly provided in an Agreement, the occurrence of any of the following events:

(a)
The accumulation in any number of related or unrelated transactions by any Person of Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Company’s voting stock; provided that for purposes of this subsection (a), a Change in Control will not be deemed to have occurred if the accumulation of twenty-five percent (25%) or more of the Beneficial Ownership of the combined voting power of the Company’s voting stock resulted from (i) any acquisition of voting stock by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or (ii) any acquisition of voting stock directly from the Company provided the Person’s Beneficial Ownership of the combined voting power of the Company’s voting stock at no time thereafter equals thirty-five percent (35%) or more of the combined voting power of the Company’s voting stock; or

(b)
Consummation of a merger, consolidation, reorganization or similar transaction (a “Business Combination”), unless, immediately following that Business Combination, (i) all or substantially all of the Persons who had Beneficial Ownership of the voting stock of the Company immediately prior to that Business Combination have Beneficial Ownership, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), in substantially the same proportions relative to each other as their Beneficial Ownership, immediately prior to that Business Combination, of the voting stock of the Company, (ii) no Person acquires Beneficial Ownership of twenty five percent (25%) or more of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), and (iii) the Business Combination does not result in a Change in Control under subsection (c) below; provided that for purposes of this subsection (b), a Change in Control will not be deemed to have occurred as the result of any Person’s accumulation of Beneficial Ownership of twenty-five percent (25%) or more, but less than thirty-five percent (35%), of the combined voting power of the Company’s or the surviving entity’s voting stock resulting from that Business Combination so long as the Board approved the Business Combination; or

(c)	Less than a majority of the members of the Board of Directors of the Company or any entity resulting from a Business Combination are Incumbent Board Members; or

(d)
Consummation of a sale or other disposition of all or substantially all of the assets of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above; or

(e)
Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that would not cause a Change in Control under subsection (b) above

For purposes of this Section 2.7, the meaning of (i) “Person” shall be based on the definition of person in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) of the Act, and (ii) “Beneficial Ownership” shall be as such term is used in Rule 13d-3 under the Act.
Incumbent Board Member means an individual who either is (a) a member of the Company’s Board as of the effective date of the adoption of this Plan or (b) a member who becomes a member of the Company’s Board subsequent to the date of the adoption of this Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the then Incumbent Board Members (either by a specific vote or by approval of the proxy statement of the Company in which that Person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

Notwithstanding anything in this Plan or any Agreement to the contrary, to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code section 409A. Other Participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph.

2.8
“Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered and shall include all related regulations.

2.9
“Committee” means the Compensation Committee of the Board, or the Board itself if no Compensation Committee exists. If such Compensation Committee exists, if and to the extent deemed necessary by the Board, such Compensation Committee shall consist of two or more directors, all of whom are (i) “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, (ii) “outside directors” within the meaning of Code section 162(m) and (iii) independent directors under the rules of any stock exchange on which the Company’s securities are traded.

2.10	“Company” means Beazer Homes USA, Inc., a Delaware corporation, and its successors and assigns.

2.11	“Covered Employee” means a Participant whom the Committee determines is or may be subject to the limitations of Code section 162(m).

2.12
“Director” means any individual who is a member of the Board; provided, however, that any individual who is both a member of the Board and employed by the Company or any other entity constituting the Employer shall not be considered a Director for purposes of the Plan.

2.13
“Disability” means, with respect to any Incentive Stock Option, a disability as determined under Code section 22(e)(3), and with respect to any other Award, a disability as determined under procedures established by the Committee or in any Agreement; provided that to the extent any provision of this Plan or an Agreement would cause a payment of a 409A Award to be made because of the Participant’s Disability, then there shall not be a Disability that triggers payment until the date (if any) that the Participant is disabled within the meaning of Code section 409A(a)(2)(C).

2.14	“Effective Date” shall have the meaning ascribed to such term in Section 1.4 above.

2.15
“Eligible Participant” means an employee of an Employer as well as any other natural person, including a Director or a person who provides bona fide services to an Employer, subject to any limitations as shall be determined by the Committee.

2.16
“Employer” means the Company and any entity during any period that it is a “parent corporation” or a “subsidiary corporation” with respect to the Company within the meaning of Code sections 424(e) and 424(f). With respect to all purposes of the Plan, including but not limited to, the establishment, amendment, termination, operation and administration of the Plan, the Company shall be authorized to act on behalf of all other entities included within the definition of “Employer.”

2.17    “Fair Market Value” means, on any given date:

(a)
if the Shares are listed on the NYSE on the given date, Fair Market Value on such date shall be the closing price for a Share on the NYSE on such date, or if no sale was reported on such date, on the last preceding day on which a sale was reported on the NYSE;

(b)
if the Shares are listed on a national or regional securities exchange other than the NYSE on the given date, Fair Market Value on such date shall be the closing price for a Share on the securities exchange on such date or, if no sale was reported on such date, on the last preceding day on which a sale was reported on such exchange; or

(c)	if neither (a) nor (b) applies on the given date, the fair market value of a Share on that date shall be determined in good faith by the Committee.

For purposes of subsection (b) above, if Shares are not traded on the NYSE but they are traded on more than one securities exchange on the given date, then the following exchange shall be referenced to determine Fair Market Value: (i) the NASDAQ, or (ii) if shares are not traded on the NASDAQ, the largest exchange on which Shares are traded.

Notwithstanding the foregoing, (i) in the case of an Option or SAR, Fair Market Value shall be determined in accordance with a definition of fair market value that permits the Award to be exempt from Code section 409A; and (ii) in the case of an Option that is intended to qualify as an ISO under Code section 422 or an Award that is intended to qualify as performance-based compensation under Code section 162(m), Fair Market Value shall be determined by the Committee in accordance with the requirements of Code section 422 or Code section 162(m), as applicable.

2.18	“409A Award” means each Award that is not exempt from Code section 409A.

2.19
“Good Reason” means, “Good Reason” as defined under any employment or service agreement applicable to the Participant at the time of the Participant’s termination or if no such employment or service agreement exists or if such employment or service agreement does not contain any such definition, “Good Reason” means the occurrence of any of the following conditions without the Participant’s consent:

(a)	a material diminution in the Participant’s authority, duties or responsibilities from those that existed on the date immediately preceding the Change in Control; or

(b)
relocation of the Participant’s primary office to a location more than thirty-five (35) miles from the location of the Participant’s primary office on the date immediately preceding the Change in Control.

Notwithstanding the foregoing, the occurrence of any of the events described above will not constitute Good Reason unless (i) the Participant gives the Company written notice within fifteen (15) days after the initial occurrence of an event that the Participant believes constitutes Good Reason and describes such event in the notice; (ii) the Company thereafter fails to cure any such event within fifteen (15) days after receipt of such notice; and (iii) the Participant’s termination as a result of such event occurs at least 31 days after the Company’s receipt of the notice referred to in clause (ii), but no more than 60 days after the initial occurrence of such event. The existence of “Good Reason” under this Section 2.19 shall be determined in good faith by the Committee.

2.20
“Incentive Stock Option” or “ISO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is designated as an Incentive Stock Option and intended to meet the requirements of Code section 422.

2.21	“Insider” shall mean an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Act.

2.22	“Long-Term Incentive Compensation Award” means an Award that is granted pursuant to Article 10 of the Plan.

2.23
“Nonqualified Stock Option” or “NQSO” means an Option granted to an Eligible Participant under Article 5 of the Plan which is not intended to meet the requirements of Code section 422 or that otherwise does not meet such requirements.

2.24	“NYSE” means the New York Stock Exchange.

2.25
“Option” means an Incentive Stock Option or a Nonqualified Stock Option. An Option shall be designated as either an Incentive Stock Option or a Nonqualified Stock Option, and in the absence of such designation shall be a Nonqualified Stock Option.

2.26	“Option Price” means the price at which a Share may be purchased by exercise of an Option.

2.27
“Other Stock-Based Award” means any form of equity-based or equity-related award, other than an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Stock, or Performance Unit, that is granted pursuant to Article 9 of the Plan.

2.28	“Participant” means an Eligible Participant to whom an Award has been granted.

2.29	“Payment Date” shall have the meaning set forth in Section 5.5 of the Plan.

2.30
“Performance Share” means an Award under Article 8 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of cash or Shares, or any combination thereof, as determined by the Committee, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Covered Employee, unless the Committee does not intend for such Award to comply with Code section 162(m).

2.31
“Performance Unit” means an Award under Article 8 of the Plan that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee), which value may be paid to the Participant by delivery of cash or Shares, or any combination thereof, as determined by the Committee, upon achievement of such performance objectives during the relevant performance period as the Committee shall establish at the time of such Award or thereafter, but not later than the time permitted by Code section 162(m) in the case of a Covered Employee, unless the Committee does not intend for such Award to comply with Code section 162(m).

2.32	“Plan” means the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan, as set forth in this document and as it may be amended from time to time.

2.33	“Restricted Stock” means an Award of Shares under Article 7 of the Plan, which Shares are issued with such restriction(s) as the Committee, in its sole discretion, may impose.

2.34
“Restricted Stock Unit” means an Award under Article 7 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, and that has such restriction(s) as the Committee, in its sole discretion, may impose.

2.35
“Restriction Period” means the period during which Restricted Stock or Restricted Stock Units are subject to one or more restrictions that will lapse based on the passage of time, the achievement of performance goals, or the occurrence of another event or events, as determined by the Committee and specified in the applicable Agreement.

2.36	“SAR Price” means the amount that is subtracted from the Fair Market Value of a Share at the time of exercise of a SAR to determine the amount payable, if any, upon exercise of the SAR.

2.37	“Share” means one share of common stock, par value $.001 per share, of the Company, as may be adjusted pursuant to the provisions of Section 4.3 of the Plan.

2.38
“Stock Appreciation Right” or “SAR” means an Award granted under Article 6 which provides for an amount payable in Shares and/or cash, as determined by the Committee, equal to the excess of the Fair Market Value of a Share on the day the Stock Appreciation Right is exercised over the SAR Price.

Article 3 - Administration

3.1    General. This Plan shall be administered by the Committee.

3.2    Authority of the Committee.

(a)
The Committee shall have the full and exclusive discretionary authority to (i) interpret, construe and administer the terms and intent of the Plan and any Agreement (as well as any other agreement or document related to the Plan or an Award), (ii) select the persons who are eligible to receive an Award, (iii) act in all matters pertaining to the granting of an Award and the contents of the Agreement evidencing the Award, including the determination of the size, form, terms, conditions and duration of each Award, and (iv) make any amendment to an Award or Agreement consistent with the provisions of the Plan. The Committee may adopt such rules, regulations and procedures of general application for the administration of this Plan, as it deems appropriate.

(b)	The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Agreement in the manner and to the extent it shall deem desirable to address the matter.

(c)
In the event the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

(d)
In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely on the advice of experts, including employees of the Company and professional advisors.

(e)
All acts, determinations and decisions of the Committee made or taken pursuant to grants of authority under the Plan or with respect to any questions arising in connection with the administration and interpretation of the Plan, including the severability of any and all of the provisions thereof, shall be conclusive, final and binding upon all parties, including the Company, its stockholders, any Employer, Participants, Eligible Participants and their estates, beneficiaries and successors.

3.3
Rules for Foreign Jurisdictions. Notwithstanding anything in the Plan to the contrary, the Committee may, in its sole discretion, (i) amend or vary the terms of the Plan in order to conform such terms with the requirements of each non-U.S. jurisdiction where an Eligible Participant is located or where an Eligible Participant’s Award rights are otherwise regulated (including changes related to obtaining favorable tax treatment and avoiding unfavorable tax treatment) or in order to meet the goals and objectives of the Plan; (ii) establish one or more sub-plans for these purposes; and (iii) establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions.

3.4
Delegation of Authority. The Committee may, in its discretion, at any time and from time to time, delegate to one or more of the members of the Committee such of its powers as it deems appropriate (provided that any such delegation shall be to at least two members of the Committee with respect to Awards to Covered Employees and Insiders). Except with respect to Awards to Covered Employees and Insiders, the Committee may, in its discretion, at any time and from time to time, delegate to one or more persons who are not members of the Committee any or all of its authority and discretion under Section 3.2 and 3.3, to the full extent permitted by law and the rules of any exchange on which Shares are traded.

3.5
Agreements. Each Award granted under the Plan shall be evidenced by an Agreement. Each Agreement shall be subject to and incorporate, by reference or otherwise, the applicable terms and conditions of the Plan, and may include any other terms and conditions, not inconsistent with the Plan, as determined by the Committee, including without limitation, provisions related to the consequences of termination of employment. A copy of the Agreement evidencing an Award shall be provided to the affected Participant, and the Committee may, but need not, require that the Participant sign a copy of the Agreement.

3.6
Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as members of the Committee, the Company shall indemnify and hold harmless the members of the Committee against (i) reasonable expenses, including attorney’s fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal thereof, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted thereunder, (ii) all amounts paid by them in settlement thereof, provided such settlement is approved by independent legal counsel selected by the Company, and (iii) all amounts paid by them in satisfaction of a judgment in any such action, suit or proceeding, except as to matters as to which the Committee member has been negligent or engaged in misconduct in the performance of his duties (all amounts reimbursed hereunder are referred to as the “Reimbursement Expenses”); provided, that within 60 days after institution of any such action, suit or proceeding, a Committee member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same. In the performance of its responsibilities with respect to the Plan, the members of the Committee shall be entitled to rely upon, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon, information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, or the Company’s counsel.

Article 4 - Shares Subject to the Plan

4.1
Number of Shares. Subject to adjustment as provided in Section 4.3, the aggregate number of Shares which are available for issuance pursuant to Awards under the Plan is Two Million (2,000,000) Shares (the “Award Pool”). The Award Pool shall be available for all types of Awards granted under the Plan; there is no maximum number of Shares per type of Award. Such Shares shall be made available from Shares authorized but unissued or Shares held (or subsequently acquired) by the Company as treasury shares, including Shares purchased in the open market or in private transactions.

The following rules shall apply for purposes of determining the number of Shares available for issuance under the Plan:

(a)	Each Option shall be counted as one Share subject to an Award and deducted from the Award Pool.

(b)
Each share of Restricted Stock, each Restricted Stock Unit that may be settled in Shares and each Other Stock-Based Award that may be settled in Shares shall be counted as one Share subject to an Award and deducted from the Award Pool. Restricted Stock Units and Other Stock-Based Awards that may not be settled in Shares shall not result in a deduction from the Award Pool.

(c)
Each Performance Share that may be settled in Shares shall be counted as one Share subject to an Award, based on the number of Shares that would be paid under the Performance Share for achievement of target performance, and deducted from the Award Pool. Each Performance Unit that may be settled in Shares shall be counted as a number of Shares subject to an Award, based on the number of Shares that would be paid under the Performance Unit for achievement of target performance, with the number determined by dividing the value of the Performance Unit at the time of grant by the Fair Market Value of a Share at the time of grant, and this number shall be deducted from the Award Pool. In both cases, in the event that the Award is later settled based on above-target performance, the number of Shares corresponding to the above-target performance, calculated pursuant to the applicable methodology specified above, shall be deducted from the Award Pool at the time of such settlement; in the event that the Award is later settled upon below-target performance, the number of Shares corresponding to the below-target performance, calculated pursuant to the applicable methodology specified above, shall be added back to the Award Pool. Performance Shares and Performance Units that may not be settled in Shares shall not result in a deduction from the Award Pool.

(d)
Each Stock Appreciation Right that may be settled in Shares shall be counted as one Share subject to an Award and deducted from the Award Pool. Stock Appreciation Rights that may not be settled in Shares shall not result in a deduction from the Award Pool.

(e)
If, for any reason, any Shares awarded or subject to issuance under the Plan are not issued, or are reacquired by the Company from the Participant or the Participant’s transferee, for reasons including, but not limited to, a forfeiture of Restricted Stock or a Restricted Stock Unit or the termination, expiration or cancellation of an Option, Stock Appreciation Right, Performance Share or Performance Unit or the settlement of an Award in cash in lieu of Shares, such Shares shall again be available for issuance pursuant to an Award under the Plan and shall be added back to the Award Pool. In addition, if the tax withholding obligation, exercise price or purchase price under an Award is satisfied by the Company retaining Shares that otherwise would have been issued in settlement of the Award or by Shares tendered by the Participant (either by actual delivery or attestation), the number of Shares so retained or tendered shall again be available for issuance pursuant to an Award under this Plan and shall be added back to the Award Pool.

4.2
Individual Limits. Subject to adjustment as provided in Section 4.3, and except to the extent the Committee determines that an Award to a Covered Employee shall not comply with the performance-based compensation provisions of Code section 162(m), the following rules shall apply to Awards under the Plan:

(a)
Options and SARs. The maximum number of Options and Stock Appreciation Rights that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Seven Hundred Fifty Thousand (750,000).

(b)
Restricted Stock and Restricted Stock Units. The maximum number of Shares of Restricted Stock and Restricted Stock Units that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Two Hundred Fifty Thousand (250,000) Shares and Units.

(c)
Performance Units. The maximum number of Performance Units (valued as of the grant date) that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Five Hundred Thousand (500,000), to the extent settled in Shares, or Three Million Dollars ($3,000,000), to the extent settled in cash. This limitation shall be applied based on the maximum amount that could be paid under the Award of Performance Units.

(d)
Performance Shares and Other Stock-Based Awards. The maximum number of Performance Shares and Other Stock-Based Awards that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Five Hundred Thousand (500,000). This limitation shall be applied based on the maximum amount that could be paid under the Award of Performance Shares and Other Stock-Based Awards.

(e)
Long-Term Incentive Compensation Awards. The maximum Long-Term Incentive Compensation Awards that, in the aggregate, may be granted in any one fiscal year to any one Participant shall be Three Million Dollars ($3,000,000). This limitation shall be applied based on the maximum amount that could be paid under the Long-Term Incentive Compensation Awards.

4.3
Adjustment of Shares. If any change in corporate capitalization, such as a stock split, reverse stock split, or stock dividend; or any corporate transaction such as a reorganization, reclassification, merger or consolidation or separation, including a spin-off, of the Company or sale or other disposition by the Company of all or a portion of its assets, any other change in the Company’s corporate structure, or any distribution to stockholders (other than an ordinary cash dividend) results in the outstanding Shares, or any securities exchanged therefore or received in their place, being exchanged for a different number or class of shares or other securities of the Company, or for shares of stock or other securities of any other corporation; or new, different or additional shares or other securities of the Company or of any other corporation being received by the holders of outstanding Shares; then the Committee shall make equitable adjustments, as it determines are necessary and appropriate, in:

(a)	the number and class of stock or other securities that comprise the Award Pool as set forth in Section 4.1;

(b)	the limitations on the aggregate number of Awards that may be granted in any one fiscal year to any one Participant as set forth in Section 4.2;

(c)	the number and class of stock or other securities subject to outstanding Awards, and which have not been issued or transferred under outstanding Awards;

(d)
the Option Price under outstanding Options, the SAR Price under outstanding Stock Appreciation Rights and the number of Shares to be transferred in settlement of outstanding Options and Stock Appreciation Rights; and

(e)	the terms, conditions or restrictions of any Award and Agreement, including the price payable for the acquisition of Shares.
It is intended that, if possible, any adjustments contemplated above shall be made in a manner that satisfies applicable legal requirements, as well as applicable requirements with respect to taxation (including, without limitation and as applicable in the circumstances, Code section 424, Code section 409A, and Code section 162(m)) and accounting (so as to not trigger any charge to earnings with respect to such adjustment).
Without limiting the generality of the above, any good faith determination by the Committee as to whether an adjustment is required in the circumstances and the extent and nature of any such adjustment shall be final, conclusive and binding on all persons.
Article 5 - Stock Options

5.1
Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Eligible Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee shall have sole discretion in determining the number of Shares subject to Options granted to each Participant. The Committee may grant a Participant ISOs, NQSOs or a combination thereof, and may vary such Awards among Participants; provided that only Participants who are common law employees of the Employer may be granted ISOs. Notwithstanding anything in this Article 5 to the contrary, except for Options that are specifically designated as intended to be subject to Code section 409A, Options may only be granted to individuals who provide direct services on the date of grant of the Option to the Company or another entity in a chain of entities in which the Company or another such entity has a controlling interest (within the meaning of Treasury Regulation § 1.409A-1(b)(5)(iii)(E)) in each entity in the chain.

5.2
Option Price. The Option Price for each grant of an Option shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. Notwithstanding the prior sentence, an Option may be granted with an Option Price that is less than one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted if such Option is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that such Option Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the Option from Code section 409A.

5.3
Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that the Committee may extend the term of any Option that would otherwise expire at a time when the Participant is not permitted by applicable law or Company policy to exercise such Option; and provided, further, that no Option shall be exercisable later than the tenth (10th) anniversary of its grant date.

5.4
Exercise of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by the Participant to the Company or any Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated vesting and other rights upon the occurrence of a Change in Control of the Company or upon the occurrence of other events as specified in the Agreement.

5.5
Payment. Options shall be exercised by the delivery of an oral, written or electronic notice of exercise to the Company or its designated representative, setting forth the number of Shares with respect to which the Option is to be exercised and satisfying any requirements that the Committee may apply from time to time. Full payment of the Option Price must be made on or prior to the Payment Date, as defined below. The Option Price shall be payable to the Company in United States dollars either: (a) in cash; (b) cash equivalent approved by the Committee; (c) if approved by the Committee, by tendering previously acquired Shares (or delivering a certification or attestation of ownership of such Shares) having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the tendered Shares must have been held by the Participant for any period required by the Committee); (d) if approved by the Committee, by cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions; (e) by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law, including a net exercise; or (f) by any combination of the above. “Payment Date” shall mean the date on which a sale transaction in connection with a cashless exercise (whether or not payment is actually made pursuant to a cashless exercise) would have settled in connection with the subject option exercise.

5.6
Nontransferability of Options. No ISO granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Except as otherwise provided in a Participant’s Agreement or otherwise determined at any time by the Committee, no NQSO granted under this Article 5 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

5.7
Special Rules for ISOs. In no event shall any Participant who owns (within the meaning of Code section 424(d)) stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any “parent” or “subsidiary” (within the meaning of Code section 424(e) or (f), respectively) be eligible to receive an ISO (i) at an Option Price less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date the ISO is granted, or (ii) that is exercisable later than the fifth (5th) anniversary date of its grant date. The aggregate Fair Market Value of Shares with respect to which ISOs granted to a Participant are first exercisable in any calendar year under the Plan and all other incentive stock option plans of the Employer) shall not exceed One Hundred Thousand Dollars ($100,000). For this purpose, Fair Market Value shall be determined with respect to a particular ISO on the date on which such ISO is granted.

Article 6 - Stock Appreciation Rights

6.1
Grant of SARs. Subject to the terms and provisions of the Plan, SARs may be granted to Eligible Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. A Stock Appreciation Right may be granted to an Eligible Participant in connection with an Option granted under Article 5 of this Plan or may be granted independently of any Option. A Stock Appreciation Right shall entitle the holder, within the specified period, to exercise the SAR and receive in exchange therefor a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the SAR Price, times the number of Shares with respect to which the SAR is exercised. A SAR granted in connection with an Option (a “Tandem SAR”) shall entitle the holder of the related Option, within the period specified for the exercise of the Option, to surrender the unexercised Option, or a portion thereof, and to receive in exchange therefore a payment having an aggregate value equal to the amount by which the Fair Market Value of a Share exceeds the Option Price, times the number of Shares under the Option, or portion thereof, which is surrendered.

6.2
Tandem SARs. Each Tandem SAR shall be subject to the same terms and conditions as the related Option, including limitations on transferability, and shall be exercisable only to the extent such Option is exercisable and shall terminate or lapse and cease to be exercisable when the related Option terminates or lapses. The grant of a Tandem SAR must be concurrent with the grant of the Option.

6.3
Payment. The Committee shall have sole discretion to determine in each Agreement whether the payment with respect to the exercise of a SAR will be in the form of all cash, all Shares, or any combination thereof. If payment is to be made in Shares, the number of Shares shall be determined based on the Fair Market Value of a Share on the date of exercise.

6.4
SAR Price. The SAR Price for each grant of a SAR shall be determined by the Committee and shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR is granted. Notwithstanding the prior sentence, a SAR may be granted with a SAR Price that is less than one hundred percent (100%) of the Fair Market Value of a Share on the date the SAR is granted if such SAR is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that such SAR

Price is appropriate to preserve the economic benefit of the replaced award and will not impair the exemption of the SAR from Code section 409A.

6.5
Duration of SARs. Each SAR shall expire at such time as the Committee shall determine at the time of grant; provided, however, that the Committee may extend the term of any SAR that would otherwise expire at a time when the Participant is not permitted by applicable law or Company policy to exercise such SAR; and provided, further, that no SAR shall be exercisable later than the tenth (10th) anniversary of its grant date.

6.6
Exercise of SARs. SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, including conditions related to the employment of or provision of services by the Participant with the Company or any Employer, which need not be the same for each grant or for each Participant. The Committee may provide in the Agreement for automatic accelerated vesting and other rights upon the occurrence of a Change in Control of the Company or upon the occurrence of other events as specified in the Agreement. Upon exercise of a Tandem SAR, the number of Shares subject to exercise under the related Option shall automatically be reduced by the number of Shares represented by the Option or portion thereof which is surrendered. SARs shall be exercised by the delivery of an oral, written or electronic notice of exercise to the Company or its designated representative, setting forth the number of Shares with respect to which the SAR is to be exercised and satisfying any requirements that the Committee may apply from time to time.

6.7
Nontransferability of SARs. Except as otherwise provided in a Participant’s Agreement or otherwise determined at any time by the Committee consistent with securities and other applicable laws, rules and regulations, no SAR granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 7 - Restricted Stock and Restricted Stock Units

7.1
Grant of Restricted Stock/Unit. Subject to the terms and provisions of the Plan, Restricted Stock Awards and Restricted Stock Unit Awards may be granted to Eligible Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Awards of Restricted Stock/Units may be made either alone or in addition to or in tandem with other Awards granted under the Plan and may be current grants of Restricted Stock, deferred grants of Restricted Stock or Restricted Stock Units.

7.2
Nontransferability. Except as otherwise provided in this Article 7 or an Agreement, Restricted Stock and Restricted Stock Units may not be sold, exchanged, transferred, pledged, or otherwise alienated or hypothecated or otherwise disposed of during the Restriction Period or, in the case of Restricted Stock Units, until the date of delivery of Shares or other payment with respect to the Restricted Stock Units (other than by will or by the laws of descent and distribution). Further, except as otherwise provided in the applicable Agreement, a Participant’s rights with respect to Shares of Restricted Stock or Restricted Stock Units shall be available during the Participant’s lifetime only to the Participant or the Participant’s legal representative.

7.3
Certificates. Upon an Award of Restricted Stock to a Participant, Shares of Restricted Stock shall be registered in the Participant’s name. Certificates, if issued, may either be held in custody by the Company until the Restriction Period expires or until restrictions thereon otherwise lapse and/or be issued to the Participant and registered in the name of the Participant, bearing an appropriate restrictive legend and remaining subject to appropriate stop-transfer orders. If required by the Committee, the Participant shall deliver to the Company one or more stock powers endorsed in blank relating to the Restricted Stock. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, unrestricted certificates for such shares shall be delivered to the Participant.

7.4
Dividends and Other Distributions. Except as provided in this Article 7 or in the Agreement, a Participant receiving a Restricted Stock Award shall have, with respect to such Restricted Stock Award, all of the rights of a stockholder of the Company, including the right to vote the Shares to the extent, if any, such Shares possess voting rights and the right to receive any dividends; provided, however, the Committee may require that any dividends on such Shares of Restricted Stock shall be automatically deferred and reinvested in additional Restricted Stock subject to the same restrictions on vesting as the underlying Award, or may require that dividends and other distributions on Restricted Stock shall be paid to the Company for the account of the Participant and held pending and subject to the same restrictions on vesting as the underlying Award. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Units only to the extent provided in the Agreement relating to the Award.

7.5
Short-Term Deferral. To the extent an Award described in this Section is a 409A Award and is subject to a substantial risk of forfeiture within the meaning of Code section 409A (or will be granted upon the satisfaction of a condition that constitutes such a substantial risk of forfeiture), any compensation due under the Award (or pursuant to a commitment to grant an Award) shall be paid in full not later than the 60th day following the date on which there is no longer such a substantial risk of forfeiture with respect to the Award (and the Participant shall have no right to designate the year of the payment), unless the Committee shall clearly and expressly provide otherwise at the time of granting the Award.

Article 8 - Performance Shares and Units

8.1
Grant of Performance Shares/Units. Subject to the terms and provisions of the Plan, Performance Shares and Performance Units may be granted to Eligible Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2
Value of Performance Shares/Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. In addition to any non-performance terms applicable to the Award, the Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Shares, Performance Units or both, as applicable, that will be paid out to the Participant. For purposes of this Article 8, the time period during which the performance goals must be met shall be called a “Performance Period.” The Committee may, but is not obligated to, set such performance goals by reference to the performance measures set forth in Article 11.

8.3
Earning of Performance Shares/Units. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of the Performance Shares/Units shall be entitled to receive a payout of the number and value of Performance Shares/Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved and any applicable non-performance terms have been met.

8.4
Form and Timing of Payment of Performance Shares/Units. Subject to the terms of this Plan and the applicable Agreement, the Committee, in its sole discretion, may pay earned Performance Shares/Units in the form of cash or Shares or other Awards (or a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Shares/Units at the close of the applicable Performance Period. Any such Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the Agreement pertaining to the grant of the Award.

8.5
Dividends and Other Distributions. A Participant receiving a Performance Share/Unit Award shall not possess voting rights and shall accrue dividend equivalents on such Performance Shares/Units only to the extent provided in the Agreement relating to the Award. Any rights to dividend equivalents on Performance Shares/Units shall be subject to the same restrictions on vesting and payment as the underlying Award.

8.6
Nontransferability. Except as otherwise provided in this Article 8 or the applicable Agreement, Performance Shares/Units may not be sold, exchanged, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Article 9 - Other Stock-Based Awards
The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company. The Other Stock-Based Awards may provide for cash payments based in whole or in part on the value or future value of Shares, for the acquisition or future acquisition of Shares, or any combination of the foregoing. Notwithstanding the foregoing, where the value of an Other Stock-Based Award is based on the difference in the value of a Share at different points in time, the grant or exercise price will not be less than 100% of the Fair Market Value of the Shares on the date of grant unless the Other Stock-Based Award is granted in replacement for an award previously granted by an entity that is assumed by the Company in a business combination, provided that the Committee determines that the Other Stock-Based Award preserves the economic benefit of the replaced award.

Article 10 - Long-Term Incentive Compensation Awards
Subject to the terms of this Plan, the Committee will determine all of the terms and conditions of a Long-Term Incentive Compensation Award, including but not limited to the performance measures, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Committee must require that payment of all or any portion of the amount subject to the Long-Term Incentive Compensation Award is contingent on the achievement of one or more performance measures during the period the Committee specifies, although the Committee may specify that all or a portion of the performance measures subject to an Award are deemed achieved upon a Participant’s death, Disability or retirement, or such other circumstances as the Committee may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company. The Long-Term Incentive Compensation Awards will be payable in cash and the Committee may provide Participants with the right to defer all or part of any Award.
Article 11 - Performance Measures

11.1	In General. The Committee may, in its discretion, include performance conditions in any Award.

11.2
Section 162(m) Performance Measures. Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Article 11, the attainment of which may determine the degree of payout and/or vesting with respect to Covered Employees’ Awards that are intended to qualify under the performance-based compensation provisions of Code section 162(m), the performance measure(s) to be used for purposes of such Awards shall be chosen from among the following: earnings, earnings per share, consolidated pre-tax earnings, net earnings, net income, operating income, EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), gross margin, operating margin, profit margin, revenues, revenue growth, market value added, market share, economic value added, return measures (including but not limited to return on equity, return on investment, return on assets, return on net assets, and return on capital employed), total stockholder return, relative total stockholder return, profit, operating profit, economic profit, capitalized economic profit, after-tax profit, pre-tax profit, cash, cash flow measures (including but not limited to operating cash flow, free cash flow, and cash flow return), sales, sales volume, sales growth, assets, inventory turnover ratio, productivity ratios, Share price, cost, unit cost, expense ratios, charge-off levels, operating efficiency, operating expenses, improvement in or attainment of expense levels, working capital, improvement in or attainment of working capital levels, debt, debt to equity ratio, debt reduction, capital targets and/or consummation of acquisitions, dispositions, projects or other specific events or transactions.

Any performance measure may be applied to the Company and any other entity included in the term “Employer” in the aggregate, to a selection of these, to each as a whole or alternatively, or to any business unit of the Company or any other entity included in the term “Employer”, either individually, alternatively or in any combination and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to results for previous years or to a designated comparison group of entities or to a published or stock market or other index, in each case as specified by the Committee. The Committee shall specify the period over which the performance goals for a particular Award shall be measured.

11.3
Other Performance Measures. The Committee may establish other performance measures for Awards granted to Eligible Participants that are not intended to qualify under the performance-based compensation exception from the deductibility limitations of Code section 162(m).

11.4
Committee Determination of Achievement of Performance Goals; Adjustments. The Committee shall determine whether the applicable performance goals have been met with respect to a particular Award and, if they have, the Committee shall so certify in writing and ascertain the amount payable under the applicable Award. The Committee is authorized to make adjustments in performance-based criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements (including, but not limited to, asset write-downs; litigation or claim judgments or settlements; reorganizations or restructuring programs; extraordinary, unusual, or nonrecurring items of gain or loss as defined under US generally accepted accounting principles; mergers, acquisitions or divestitures; and foreign exchange gains and losses) or changes in applicable laws, regulations or accounting principles. In the case of Awards to Covered Employees that are intended to qualify under the performance-based compensation exception from the deductibility limitations of Code section 162(m), such adjustments shall be made in accordance with guidelines established by the Committee at the time the performance-based Award is granted (or within such period thereafter as may be permissible under Code section 162(m)). The Committee shall also have the discretion to adjust downward the determinations of the degree of attainment of the pre-established performance goals.

If applicable tax and/or securities laws permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the performance-based compensation exception from the deductibility limitations of Code section 162(m), the Committee may make such grants without satisfying the requirements of Code section 162(m).
Article 12 - Beneficiary Designation
To the extent permitted by the Committee, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any vested but unpaid Award is to be paid in case of the Participant’s death. In the absence of any such designation, vested but unpaid Awards outstanding at the Participant’s death shall be paid to the Participant’s estate.
Article 13 - Deferrals
The Committee may permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under any Award. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such deferrals. Any deferrals required or permitted by the Committee of Awards shall be made in compliance with Code section 409A.
Article 14 - Withholding

14.1
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes or similar charges, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of or in connection with this Plan or any Award.

14.2
Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock or Restricted Stock Units, upon the achievement of performance goals related to Performance Shares or Performance Units, or upon any other taxable event arising as a result of or in connection with an Award granted hereunder that is settled in Shares, unless other arrangements are made with the consent of the Committee, Participants shall satisfy the withholding requirement by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to not more than the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates. All such withholding arrangements shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 15 - Amendment and Termination

15.1
Amendment or Termination of Plan. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards previously granted under the Plan, unless a Participant who is adversely affected by such amendment consents in writing. The Company will obtain the approval of the stockholders before amending the Plan to the extent required by Code section 162(m) or 422 and/or the rules of the exchange upon which the Shares are traded or other applicable law.

15.2
Amendment of Agreement. The Committee may, at any time, amend outstanding Agreements in a manner not inconsistent with the terms of the Plan; provided, however, if such amendment is adverse to the Participant, as determined by the Committee, the amendment shall not be effective as to that Participant unless and until the Participant consents, in writing, to such amendment. To the extent not inconsistent with the terms of the Plan, the Committee may, at any time, amend an outstanding Agreement in a manner that is not unfavorable to the Participant without the consent of such Participant. Except to the extent provided in Section 4.3, the Committee shall not without the approval of the stockholders of the Company, (i) reduce the purchase price or base price of any previously granted Option or SAR, (ii) cancel any previously granted Option or SAR in exchange for another Option or SAR with a lower purchase price or base price or (iii) cancel any previously granted Option or SAR in exchange for cash or another award if the purchase price of such Option or the base price of such SAR exceeds the Fair Market Value of a Share on the date of such cancellation, in each case other than in connection with a Change in Control.

15.3
Recoupment of Compensation or Cancellation of Awards. Awards under the Plan shall be subject to any policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee, including, without limitation, any policy it deems necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank

Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated into this Plan, the Awards and the Agreements. The Committee may provide in the Agreement that if a Participant engages in any “detrimental activity” (as defined in the Agreement), the Committee may, notwithstanding any other provision in this Plan to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit any unexpired, unexercised, unpaid or deferred Award and require the Participant to pay to the Company the fair market value of the compensation received by the Participant from the Award.
Article 16 - Change in Control
Except as otherwise provided in an employment, change in control or similar agreement with the Company that provides for the effect of a Change in Control (as defined in the Plan or in any such other agreement for similar transactions) on outstanding Awards (an “Outstanding Award”) granted under the Plan to a Participant, the Agreement may provide (in addition to other provisions) that upon a Change in Control the Committee shall have the authority to determine (which determination may be different for different types or grants of Outstanding Awards or for different groups of Participants) that Outstanding Awards:
(a)    will be continued by the Company (if the Company is the surviving entity); or
(b)    will be assumed by the surviving entity or its parent or subsidiary; or

(c)	will be substituted for by the surviving entity or its parent or subsidiary with an equivalent award for the Outstanding Award.
If (a), (b) or (c) above do not apply to an Outstanding Award, the Agreement may provide that the Committee will in its discretion determine the impact of the Change in Control on the Outstanding Award, including the right to determine to fully vest Outstanding Awards that are not continued, assumed or substituted and to cash out Outstanding Awards.
If subsections (a), (b), or (c) above apply to an Outstanding Award, the continued, assumed or substituted awards will provide (i) similar terms and conditions and preserve the same benefits as the Outstanding Award that is being continued or replaced, and (ii) that, in the event of the Participant’s involuntary termination without Cause or termination for Good Reason on, or within the two-year period following, the date of the Change in Control, the Outstanding Award (or substituted award) will fully vest and become immediately exercisable and/or nonforfeitable.
The Agreement may contain such other provisions relating to the treatment of Outstanding Awards upon a Change in Control as the Committee determines are necessary or desirable.
In the event that any acceleration of vesting or other action with respect to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code section 4999 due to the characterization of such acceleration of vesting, action, payment or benefit as an “excess parachute payment” under Code section 280G, the Committee may in its discretion elect to reduce the amount payable with respect to an Award.
Article 17 - Miscellaneous Provisions

17.1
Restrictions on Shares. All certificates for Shares delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed and any applicable federal or state laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. In making such determination, the Committee may rely upon an opinion of counsel for the Company.

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of the benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

17.2
Rights of Stockholder. Except as provided otherwise in the Plan or in an Agreement, no Participant receiving an Award shall have any right as a stockholder with respect to any Shares covered by such Award (including but not limited to the right to vote the Shares) prior to the date on which the Participant becomes the record holder of such Shares.

17.3
No Implied Rights. Nothing in the Plan or any Agreement shall confer upon any Participant any right to continue in the service of the Employer, or to serve as a Director thereof, or interfere in any way with the right of the Employer to terminate the Participant’s employment or other service relationship at any time and for any reason. Unless agreed by the Board or the Committee, no Award granted under the Plan shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit plan, severance program, or other arrangement of the Employer for the benefit of its employees. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall, except as otherwise provided by the Committee, be no greater than the right of an unsecured general creditor of the Company.

17.4
Compliance with Code Section 409A. At all times, this Plan, an Award and any Agreement shall be interpreted and operated (i) with respect to 409A Awards in accordance with the requirements of Code section 409A, and (ii) to maintain the exemptions from Code section 409A of Options, SARs and Restricted Stock and any Awards designed to meet the short-term deferral exception under Code section 409A. In addition, to the extent required to avoid a violation of the applicable rules under Code section 409A by reason of Code section 409A(a)(2)(B)(i), any payment under an Award shall be delayed until the earliest date of payment that will result in compliance with the rules of Code section 409A(a)(2)(B)(i) (regarding the required six-month delay for distributions to specified employees that are related to a separation from service). To the extent that a 409A Award provides for payment upon the recipient’s termination of employment as an employee or cessation of service as a Director, the 409A Award shall be deemed to require payment upon the individual’s “separation from service” within the meaning of Code section 409A.

17.5
Deferrals for Code Section 162(m). The Committee, in its discretion, may defer the payment of an Award, if such payment would cause the annual remuneration of a Participant, who is subject to the requirements of Code section 162(m), to be nondeductible because it exceeds $1,000,000 (or such other amount allowed under Code section 162(m) as a deduction).

17.6	Successors. The terms of the Plan and all outstanding Awards shall be binding upon the Company, and its successors and assigns.

17.7
Tax Elections. Each Participant agrees to promptly give the Committee a copy of any election made by such Participant under Code section 83(b) or any similar provision thereof. Notwithstanding the preceding sentence, the Committee may condition any Award on the Participant making or not making an election under Code section 83(b) with respect to the Award.

17.8
Right of Setoff. The Company or an Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable in connection with any Award, such amounts as may be owed by the Participant to the Company or an Employer.

17.9
No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award; in the discretion of the Committee, the Company shall forfeit the value of fractional shares or make cash payments in lieu of fractional Shares.

17.10
Uncertificated Shares. To the extent that the Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

17.11	Legal Construction.

(a)
Severability. If any provision of this Plan or an Agreement is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Agreement, it shall be stricken and the remainder of the Plan or the Agreement shall remain in full force and effect.

(b)	Gender and Number. Where the context admits, words in any gender shall include the other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(c)
Governing Law. To the extent not preempted by federal law, the Plan and all Agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, excluding any conflicts or choice or law rule or principle that might otherwise refer construction or interpretation of the Plan or the Agreement (as applicable) to the substantive law of any other jurisdiction.

17.12
Data Privacy; Transfer of Data. By accepting an Award, a Participant (a) explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of any of Participant’s personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan, (b) understands that the Company and any Employer may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, and details of all Awards or entitlements to Shares granted to Participant under the Plan or otherwise (“Data”), (c) understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued with respect to an Award may be deposited, and that these recipients may be located in Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Participant’s country; (d) waives any data privacy rights Participant may have with respect to the Data; and (e) authorizes the Company and any Employer and its agents to store and transmit such information in electronic form.

IN WITNESS WHEREOF, this Plan is executed this 17th day of December, 2013.
BEAZER HOMES USA, INC.

By: /s/ Robert L. Salomon
Authorized Officer
ATTEST:

By: /s/ Kenneth F. Khoury
Secretary

BEAZER HOMES USA, INC. 1000 ABERNATHY ROAD SUITE 260 ATLANTA, GA 30328
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M19536-P89448	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

BEAZER HOMES USA, INC.
The Board of Directors recommends you vote FOR each nominee named in Proposal 1 and FOR Proposals 2, 3 and 4.
1. Election of Directors
Nominees:	For	Against	Abstain	3. Approval of an advisory proposal regarding the compensation paid to the Company's named executive officers (the “Say on Pay” proposal).	For ☐	Against ☐	Abstain ☐

1a. Elizabeth S. Acton	☐	☐	☐
1b. Laurent Alpert	☐	☐	☐
1c. Brian C. Beazer	☐	☐	☐
1d. Peter G. Leemputte	☐	☐	☐
1e. Allan P. Merrill	☐	☐	☐
1f. Norma A. Provencio	☐	☐	☐	4. Approval of the Beazer Homes USA, Inc. 2014 Long-Term Incentive Plan.	For ☐	Against ☐	Abstain ☐
1g. Larry T. Solari	☐	☐	☐
1h. Stephen P. Zelnak, Jr.	☐	☐	☐

2. Ratification of the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors to serve as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2014.
	For ☐	Against ☐	Abstain ☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

ANNUAL MEETING OF STOCKHOLDERS OF
BEAZER HOMES USA, INC.
February 6, 2014
Please date, sign and mail your proxy card in the
envelope provided as soon as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
Please detach along perforated line and mail in the envelope provided.

M19537-P89448

P	BEAZER HOMES USA, INC.
R	1000 Abernathy Road
O	Suite 260
X	Atlanta, Georgia 30328
Y	THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement of Beazer Homes USA, Inc., dated December 19, 2013, hereby appoints Allan P. Merrill and Kenneth F. Khoury (each with full power to act alone and with power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Beazer Homes USA, Inc., par value $.001, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Beazer Homes USA, Inc. to be held at 8:30 a.m., Eastern Time, on Thursday, February 6, 2014 at Beazer Homes USA, Inc.'s offices at 1000 Abernathy Road, Suite 260, Atlanta, Georgia 30328, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)